     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 2001


                                                              FILE NO. 001-16445

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                   FORM 10/A

                                GENERAL FORM FOR
                           REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                           NEW ROCKWELL COLLINS, INC.
                     (TO BE RENAMED ROCKWELL COLLINS, INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                      52-2314475
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

             400 COLLINS ROAD NE
             CEDAR RAPIDS, IOWA                                    52498
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (319) 295-1000

                            ------------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             TITLE OF EACH CLASS                         NAME OF EACH EXCHANGE ON
             TO BE SO REGISTERED                   WHICH EACH CLASS IS TO BE REGISTERED
             -------------------                   ------------------------------------
   COMMON STOCK, PAR VALUE $.01 PER SHARE                 NEW YORK STOCK EXCHANGE
       PREFERRED SHARE PURCHASE RIGHTS                    NEW YORK STOCK EXCHANGE

     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           NEW ROCKWELL COLLINS, INC.

                                     PART I

                 INFORMATION INCLUDED IN INFORMATION STATEMENT
                   AND INCORPORATED IN FORM 10/A BY REFERENCE
              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                             AND ITEMS OF FORM 10/A

ITEM
NO.               CAPTION                         LOCATION IN INFORMATION STATEMENT
----              -------                         ---------------------------------
 1.    Business.....................  "Summary"; "Risk Factors"; "The Rockwell Collins
                                      Business"; "Management's Discussion and Analysis of
                                      Financial Condition and Results of Operations"; "The
                                      Distribution -- Introduction"; and "The
                                      Distribution -- Background and Reasons for the
                                      Distribution".


 2.    Financial Information........  "Summary"; "Historical Selected Financial Data";
                                      "Unaudited Pro Forma Condensed Financial Information";
                                      "Management's Discussion and Analysis of Financial
                                      Condition and Results of Operations"; "The Distribution";
                                      and "Financial Statements and Schedule".


 3.    Properties...................  "The Rockwell Collins Business -- Properties".


 4.    Security Ownership of Certain
       Beneficial Owners and
       Management...................  "The Distribution -- Trading Market" and "Management --
                                      Ownership of Our Common Stock".


 5.    Directors and Executive
       Officers.....................  "Arrangements Between Rockwell and Our Company";
                                      "Management"; and "Liability and Indemnification of
                                      Directors and Officers".


 6.    Executive Compensation.......  "Arrangements Between Rockwell and Our Company" and
                                      "Management".


 7.    Certain Relationships and
       Related Transactions.........  "Summary" and "Arrangements Between Rockwell and Our
                                      Company".


 8.    Legal Proceedings............  "The Rockwell Collins Business -- Legal Proceedings".


 9.    Market Price of and Dividends
       on the Registrant's Common
       Equity and Related Shareowner
       Matters......................  "Summary"; "Risk Factors"; "The
                                      Distribution -- Introduction"; and "The
                                      Distribution -- Trading Market".


10.    Recent Sales of Unregistered
       Securities...................  Not Applicable.


11.    Description of Registrant's
       Securities to be
       Registered...................  "The Distribution -- Trading Market" and "Description of
                                      Capital Stock".

ITEM
NO.               CAPTION                         LOCATION IN INFORMATION STATEMENT
----              -------                         ---------------------------------


12.    Indemnification of Directors
       and Officers.................  "Liability and Indemnification of Directors and
                                      Officers".


13.    Financial Statements and
       Supplementary Data...........  "Summary"; "Historical Selected Financial Data";
                                      "Unaudited Pro Forma Condensed Financial Information";
                                      "Management's Discussion and Analysis of Financial
                                      Condition and Results of Operations"; and "Financial
                                      Statements and Schedule".


14.    Changes in and Disagreements
       with Accountants on
       Accounting and Financial
       Disclosure...................  Not Applicable.


15.    Financial Statements and
       Exhibits.....................  "Financial Statements and Schedule".

                                                                 [ROCKWELL LOGO]

June   , 2001

Dear Shareowner:

     On December 8, 2000, we announced that the Board of Directors of Rockwell International Corporation had approved in principle the distribution to our shareowners of all the outstanding shares of New Rockwell Collins, Inc., a wholly-owned subsidiary of Rockwell to be renamed Rockwell Collins, Inc. After the distribution, Rockwell Collins will be a separately traded public company owning and operating Rockwell's Avionics and Communications business. The distribution, which is expected to occur on June 29, 2001, will be at the rate of one share of Rockwell Collins common stock for each share of Rockwell common stock held as of the close of business on June 15, 2001. The enclosed Information Statement explains the distribution in detail and provides important financial and other information about Rockwell Collins. A shareowner vote is not required, and, accordingly, your proxy is not being sought. Holders of Rockwell common stock are not required to pay for the shares of Rockwell Collins common stock to be received by them or to take any other action to participate in the distribution.

     During the past five years, Rockwell has undergone a strategic transformation, beginning with the sale of our Aerospace & Defense businesses to The Boeing Company in 1996, followed by the spin-offs of Meritor Automotive, Inc. (now ArvinMeritor, Inc.) in 1997 and Conexant Systems, Inc. in 1998. We believe that, as independent companies, both Rockwell Collins and our Automation business will be better able to focus on enhancing their strategic positions, serving their customers and creating value for shareowners. By taking this step, we also expect to achieve more appropriate valuations for each business and give our current shareowners -- as well as prospective ones -- the ability to invest in either or both of these great companies.


     Following the distribution, we will operate our Automation business under the name Rockwell Automation, and we will recommend to our shareowners at our 2002 annual meeting an amendment to our certificate of incorporation to change our name to Rockwell Automation, Inc.


     The actions we are taking underscore our focus on developing and positioning each business, Rockwell Collins and Rockwell Automation, to deliver value to our shareowners. We are confident that these actions will be successful.

Sincerely,

/s/ Don Davis
DON H. DAVIS, JR.
Chairman and Chief Executive Officer

                                                         [ROCKWELL COLLINS LOGO]

June   , 2001

Dear Future Shareowner:

     The enclosed Information Statement includes detailed information about Rockwell Collins, Inc., in which you will soon become a shareowner. As you know, the Board of Directors of Rockwell International Corporation has approved in principle the distribution of all the outstanding shares of common stock of Rockwell Collins to Rockwell's shareowners. After consummation of the distribution, Rockwell Collins will be an independent public company and will own and operate the Avionics and Communications business now owned and operated by Rockwell.


     We would like to take this opportunity to welcome you as a shareowner and introduce you to our company. Rockwell Collins provides aviation electronics and airborne and mobile communications products and systems for commercial and military applications through our Commercial Systems and Government Systems businesses.


     Our Commercial Systems business supplies flight deck electronic products and systems, including communications, navigation, display and automatic flight control systems, as well as in-flight entertainment and information management systems, to commercial aircraft manufacturers and airlines throughout the world. Our Government Systems business supplies defense electronics products and systems, including communications, navigation and integrated systems, for airborne, ground and shipboard applications to the U.S. Department of Defense, foreign militaries and manufacturers of military aircraft and helicopters. In addition, both our Commercial Systems and Government Systems businesses provide a wide array of services and support to our customers through our network of over 60 service locations worldwide.


     We are very excited about our prospects as an independent public company. Since our beginnings in the early 1930's as the Collins Radio Company, we have maintained a strong commitment to excellence in aviation electronics and communications. We believe our company possesses a strong and highly-motivated leadership team, outstanding employees, impressive design and manufacturing capabilities, a well-deserved reputation for outstanding quality and customer service and a solid track record of financial performance. We look forward to your participation in our future.


Sincerely,

/s/ Clayton Jones
CLAYTON M. JONES
President and Chief Executive Officer

       SUBJECT TO COMPLETION, DATED JUNE 11, 2001 -- FOR INFORMATION ONLY


                             INFORMATION STATEMENT

                           NEW ROCKWELL COLLINS, INC.
                     (TO BE RENAMED ROCKWELL COLLINS, INC.)

                            ------------------------

                             SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

     This information statement is being furnished to shareowners of Rockwell International Corporation in connection with the distribution by Rockwell to its shareowners of all of the outstanding shares of common stock of New Rockwell Collins, Inc., a wholly-owned subsidiary of Rockwell to be renamed Rockwell Collins, Inc. Following the distribution, Rockwell Collins will own and operate Rockwell's Avionics and Communications business.

     The distribution is expected to be made as of the close of business on June 29, 2001 to holders of record of Rockwell common stock as of the close of business on June 15, 2001, which will be the record date. Each such holder will receive one share of our common stock for each share of Rockwell common stock held on the record date.

     No shareowner approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. ROCKWELL SHAREOWNERS WILL NOT BE REQUIRED TO PAY FOR THE SHARES OF OUR COMMON STOCK TO BE RECEIVED BY THEM IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF ROCKWELL COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK, OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. Each share of our common stock distributed will be accompanied by one preferred share purchase right. There is no current trading market for our common stock, although a "when-issued" trading market is expected to develop prior to the distribution date. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the trading symbol "COL".


     IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 7.


                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                            ------------------------

            The date of this information statement is June   , 2001.

                               TABLE OF CONTENTS


Summary.....................................................    2
Risk Factors................................................    7
The Rockwell Collins Business...............................   12
Credit Facility And Commercial Paper Program................   24
Historical Selected Financial Data..........................   25
Unaudited Pro Forma Condensed Financial Information.........   28
Management's Discussion And Analysis Of Financial Condition
  And Results Of Operations.................................   30
The Distribution............................................   37
Arrangements Between Rockwell And Our Company...............   41
Management..................................................   49
Description Of Capital Stock................................   65
Liability And Indemnification Of Directors And Officers.....   70
Where You Can Find More Information.........................   71
Index To Financial Statements And Schedule..................  F-1

                                    SUMMARY

     The following is a summary of some of the information contained in this information statement. In addition to this summary, we urge you to read the entire information statement carefully, especially the risks of investing in our common stock discussed under "Risk Factors", and our financial statements.

     Please note that in this information statement the term "Rockwell" refers to Rockwell International Corporation, the parent company effecting the distribution. Please also note that in this information statement the terms "Rockwell Collins", "we", "our" and "us" refer to New Rockwell Collins, Inc. (which will be renamed Rockwell Collins, Inc.), the company whose shares are being distributed in the distribution. After the distribution, Rockwell will continue to own and operate its Automation business and Rockwell Collins will own and operate the Avionics and Communications business previously owned and operated by Rockwell.

     We describe in this information statement the Avionics and Communications business of Rockwell as if it was our business for all historical periods described. Following the distribution, we will be an independent public company, and Rockwell will have no continuing stock ownership in us. Accordingly, our historical financial results as part of Rockwell contained herein may not reflect our financial results in the future as an independent company or what our financial results would have been had we been a stand-alone company during the periods presented.

Distributing Company..........   Rockwell International Corporation, a Delaware
                                 corporation.

Our Company...................   New Rockwell Collins, Inc., a Delaware
                                 corporation incorporated in March 2001 and to be renamed Rockwell Collins, Inc., is currently a wholly-owned subsidiary of Rockwell. Prior to the distribution, Rockwell will transfer to us the assets and liabilities of the Avionics and Communications business, including the stock of certain subsidiaries, and certain other assets and liabilities which will be allocated to us under the distribution agreement to be entered into among Rockwell, the Rockwell Science
                                 Center and us. Our principal corporate offices are located at 400 Collins Road NE, Cedar
                                 Rapids, Iowa 52498, and our telephone number is
                                 (319) 295-1000.


Shares to be Distributed......   Approximately 182.9 million shares of our
                                 common stock, together with the associated preferred share purchase rights, based on the number of shares of Rockwell common stock outstanding as of April 30, 2001. The shares of our common stock to be distributed will constitute all the outstanding shares of our common stock immediately after the distribution.



Distribution Ratio............   Each holder of Rockwell common stock will
                                 receive a dividend of one share of our common stock, and the associated preferred share purchase right, for each share of Rockwell common stock held on the record date.


Record Date...................   The record date is the close of business on
                                 June 15, 2001.

Distribution Date.............   The distribution is expected to occur at the
                                 close of business on June 29, 2001. On or about the distribution date, the distribution agent will begin mailing account statements reflecting ownership of shares of our common stock to Rockwell shareowners as of the close of business on the record date.


Direct (Book-Entry)
Registration; Share
Certificates..................   Our shareowners initially will have their
                                 ownership of our common stock registered only in book-entry form. Following the distribution date, any shareowner whose ownership of our common stock is registered in book-entry form may obtain at any time without charge a certificate to represent the number of whole shares owned by contacting our transfer agent.

Distribution Agent, Transfer
Agent and Registrar for the
Shares........................   Mellon Investor Services LLC will serve as the
                                 distribution agent for the distribution. Mellon will also serve as transfer agent and registrar for our common stock. Mellon's address is P.O.
                                 Box 3310, South Hackensack, New Jersey 07606, and its telephone number for questions about the distribution is (800) 204-7800.

Trading Market................   A "when-issued" trading market for our common
                                 stock is expected to develop prior to the distribution date. "When-issued" trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first New York Stock Exchange trading day after the distribution date, "when-issued" trading in respect of our common stock will end and "regular way" trading will begin.

Federal Income Tax
Consequences..................   The distribution is conditioned on the receipt
                                 by Rockwell of a tax ruling from the Internal
                                 Revenue Service to the effect that the
                                 distribution will qualify as a tax-free
                                 reorganization within the meaning of Section
                                 368(a)(1)(D) of the Internal Revenue Code of
                                 1986, as amended.

Conditions to the
Distribution..................   The distribution is subject to the satisfaction
                                 or waiver of certain conditions set forth in the distribution agreement to be entered into among Rockwell, the Rockwell Science Center and us, including receipt of a tax ruling from the Internal Revenue Service. Although the conditions to the distribution set forth in the distribution agreement may be waived by Rockwell's board of directors in its sole discretion, Rockwell does not presently intend to waive the condition of receipt of the tax ruling. Regardless of whether the conditions are satisfied, the distribution agreement may be terminated and the distribution abandoned by Rockwell's board of directors, in its sole discretion, without the approval of Rockwell shareowners, at any time prior to the distribution.


Pre-Distribution Payment to
Rockwell......................   Prior to the distribution, we will pay $300
                                 million in cash to Rockwell. We will fund this pre-distribution payment to Rockwell through borrowings under a credit facility, issuances of commercial paper under a commercial paper program or a combination thereof.


Trading in Rockwell Common
Stock Prior to the
Distribution..................   It is expected that the New York Stock Exchange
                                 will determine that Rockwell common stock traded on or after June 13, 2001, the second trading day prior to the record date, may be traded either "ex-distribution -- when-issued" or "regular way" (with due bills attached).
                                 Rockwell common stock traded
                                 "ex-distribution -- when-issued" will entitle the buyer to receive only the underlying shares of Rockwell common stock and will entitle a seller who is the holder of record of those shares on the record date to receive shares of our common stock in the distribution. Rockwell common stock traded "regular way" (with due bills attached) will entitle the buyer to receive and require the seller to deliver the shares of our common stock to be issued in the distribution as well as the underlying shares of Rockwell common stock.
                                 Beginning on the first New York Stock Exchange trading day after the distribution date, it is expected that trading of Rockwell common stock
                                 "ex-distribution -- when-issued" or "regular way" (with due bills attached) will cease and Rockwell common stock will trade "regular way" only, entitling the buyer to receive only
                                 Rockwell common stock.


Post-Distribution Dividend
Policy........................   We anticipate that following the distribution,
                                 we initially will pay quarterly cash dividends which, on an annual basis, will equal $.36 per share and Rockwell initially will pay quarterly cash dividends which, on an annual basis, will equal $.66 per share. We therefore anticipate that the aggregate cash dividends payable by Rockwell and us after the distribution, taken together, in respect of (1) shares of Rockwell common stock held on the distribution date and
                                 (2) shares of our common stock received in the distribution will initially equal the annual rate of the cash dividend currently paid on Rockwell common stock of $1.02 per share.
                                 However, the declaration and payment of
                                 dividends by us and Rockwell will be at the sole discretion of our respective boards of directors.


Risk Factors..................   Shareowners should carefully consider the
                                 matters discussed under the section entitled
                                 "Risk Factors" in this information statement.

                             SUMMARY FINANCIAL DATA

     The following summary financial data have been derived from our financial statements. The data should be read in conjunction with our financial statements and notes thereto included elsewhere in this information statement. The statement of operations data for the years ended September 30, 1998, 1999 and 2000 and the statement of assets and liabilities data as of September 30, 1999 and 2000 have been derived from our audited financial statements. The statement of operations data for the years ended September 30, 1996 and 1997 and the statement of assets and liabilities data as of September 30, 1996, 1997 and 1998 have been derived from our unaudited financial information. The statement of operations data for the six months ended March 31, 2000 and 2001 and the statement of assets and liabilities data as of March 31, 2000 and 2001 have been derived from our unaudited financial statements, which, in the opinion of management, include all adjustments necessary for a fair presentation of results of operations for such periods and assets and liabilities as of such dates. Operating results for the six months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending September 30, 2001.


                                                                                                SIX MONTHS
                                                                                                   ENDED
                                                FISCAL YEAR ENDED SEPTEMBER 30,                  MARCH 31,
                                       --------------------------------------------------    -----------------
                                       1996(1)     1997     1998(2)    1999(3)    2000(4)     2000     2001(4)
                                       -------    ------    -------    -------    -------    ------    -------
                                                                    (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Sales................................  $1,498     $1,701    $2,026     $2,438     $2,510     $1,181    $1,277
Cost of sales........................   1,162      1,255     1,603      1,782      1,845        865       944
Selling, general and
  administrative.....................     226        237       256        278        274        131       157
Purchased research and
  development(5).....................      --         --       103         --         --         --        --
Income before income taxes and
  accounting change..................     138        220        73        437        399        187       181
Net income(6)........................      92        144        32        291        269        126       119
STATEMENT OF ASSETS AND LIABILITIES
  DATA (AT END OF PERIOD):
Working capital(7)...................  $  213     $  286    $  334     $  451     $  565     $  575    $  758
Property.............................     218        229       322        365        417        361       476
Intangible assets....................      53         57       119        126        148        119       441
Total assets.........................   1,206      1,412     1,841      2,033      2,100      2,012     2,628
Rockwell's invested equity...........     182        322       503        695        908        811     1,386
OTHER DATA:
Capital expenditures.................  $   60     $   72    $  143     $  127     $   98     $   37    $   50
Goodwill amortization................      --         --         4          4          6          3         9
Other depreciation and
  amortization.......................      52         58        62         82         93         42        59


---------------
(1) Includes $50 million ($34 million after tax) of realignment charges.

(2) Includes (a) $65 million ($43 million after tax) of realignment charges and
    (b) $53 million ($33 million after tax) of charges for estimated losses on two government contracts.

(3) Includes a $32 million ($20 million after tax) gain on the sale of a business.

(4) Commencing in the third quarter of 2000, we incurred costs that our management anticipated would be recovered under an in-flight network system contract. As a result of information which became available in March 2001, our management concluded that the contract award was no longer probable and, accordingly, these costs have been presented in the financial statements as an expense in the periods incurred. These costs were $16 million ($11 million after tax) for the year ended September 30, 2000 and $8 million ($5 million after tax) for the six months ended March 31, 2001.

(5) Purchased research and development of $103 million ($65 million after tax) relates to the acquisition of the in-flight entertainment business of Hughes-Avicom International, Inc. in December 1997.

(6) Effective October 1, 1997, we changed our method of accounting for certain inventoriable general and administrative costs related to government contracts. The cumulative effect of this change in accounting principle was a $17 million reduction of net income.

(7) Working capital consists of all current assets and liabilities, including cash and short-term debt.

                            PRO FORMA CAPITALIZATION



     The following sets forth our unaudited pro forma cash, short-term debt and capitalization as of March 31, 2001 giving effect to the distribution and the borrowings necessary to make the pre-distribution payment to Rockwell in the amount of $300 million. This information should be read in conjunction with our pro forma financial information and our financial statements and notes thereto appearing elsewhere in this information statement. The pro forma information may not reflect our cash, short-term debt and capitalization in the future or as it would have been had we been a stand-alone company on March 31, 2001. Assumptions regarding the number of shares of our common stock may not reflect the actual number outstanding on the distribution date.


                         PRO FORMA CAPITALIZATION TABLE
                              AS OF MARCH 31, 2001


                                                              ROCKWELL                    ROCKWELL
                                                              COLLINS       PRO FORMA      COLLINS
                                                             HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                             ----------    -----------    ---------
                                                                         (IN MILLIONS)
Cash.......................................................    $   20        $    --       $   20
                                                               ======        =======       ======
Short-term debt............................................    $   --        $   300(1)    $  300
                                                               ======        =======       ======
Shareowners' equity:
  Rockwell's net investment................................    $1,416        $(1,416)(2)   $   --
  Common stock.............................................        --              2(2)         2
  Additional paid-in capital...............................        --          1,414(2)     1,114
                                                                                (300)(1)
  Retained earnings........................................        --             --           --
  Accumulated other comprehensive loss.....................       (30)            --          (30)
                                                               ------        -------       ------
  Total shareowners' equity................................     1,386           (300)       1,086
                                                               ------        -------       ------
          Total capitalization.............................    $1,386        $  (300)      $1,086
                                                               ======        =======       ======


---------------
(1) Borrowings to finance pre-distribution payment to be made by us to Rockwell.

(2) To reflect the distribution as the elimination of Rockwell's net investment and the issuance of an estimated 183 million shares of our common stock, par value $.01 per share. This is based on the number of shares of Rockwell common stock outstanding on March 31, 2001 and the distribution ratio of one share of our common stock for each share of Rockwell common stock outstanding.

                                  RISK FACTORS

     You should carefully consider and evaluate all of the information set forth in this information statement, including the risk factors listed below.

                         RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO CONTINUE TO COMPETE EFFECTIVELY IN OUR HIGHLY COMPETITIVE MARKETS.

     The aerospace industry in which we operate is highly competitive. We compete worldwide with a number of United States and international companies that are both larger and smaller than us in terms of resources and market share, and some of which are our customers. Some of our competitors have more extensive or more specialized engineering, manufacturing and marketing capabilities than we do in some areas. As a result, these competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors who have greater financial resources than we do may be better able to provide financing to their customers in connection with sales of their products.

THE SIGNIFICANT CONSOLIDATION OCCURRING IN THE INDUSTRIES IN WHICH WE OPERATE COULD NEGATIVELY IMPACT OUR MARKET SHARE AND RESULTS OF OPERATIONS.

     The aerospace industry in which we operate has been experiencing significant consolidation among suppliers, including us and our competitors, and the customers we serve. Commercial airlines have increasingly been merging and creating global alliances to achieve greater scale and enhance their geographic reach. Aircraft manufacturers continue to make acquisitions to expand their product portfolios to better compete in the global marketplace. In addition, aviation electronics and communications suppliers have been consolidating and forming alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers and airlines more frequently awarding long-term sole source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers from whom components and systems are purchased. Recent examples of aerospace supplier consolidations include the merger of Honeywell, Inc. and AlliedSignal, Inc., followed shortly thereafter by the announced merger of General Electric Company with the new Honeywell. Other large competitors that have recently been created include Raytheon Company, BAE Systems, plc, Thales S.A. (the parent company of Sextant Avionique, S.A.) and Lockheed Martin Corporation. Our competitive position may be disadvantaged because larger competitors may be able to offer a broader product line to our customers. There can be no assurance that our market share and results of operations will not be adversely impacted as a result of consolidation by our competitors or customers.

DOWNTURNS IN THE CYCLICAL AEROSPACE INDUSTRY MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The aviation electronics and communications markets in which we sell our products are, to varying degrees, cyclical and have experienced periodic downturns. For example, markets for our commercial aviation electronic products have experienced downturns during periods of slowdowns in the commercial airline industry and during periods of weak conditions in the economy generally, as demand for new aircraft typically declines during these periods. Although we believe that aftermarket demand for many of our products and our Government Systems business may reduce our exposure to these business downturns, we have experienced these conditions in our business in the past and may experience downturns in the future.

WE DEPEND TO A SIGNIFICANT DEGREE ON U.S. GOVERNMENT CONTRACTS, WHICH ARE SUBJECT TO UNIQUE RISKS.

     In fiscal 2000, 27% of our sales were derived from United States government contracts. In addition to normal business risks, companies engaged in supplying military equipment to the United States government are subject to unique risks which are largely beyond our control. These risks include:

     - dependence on Congressional appropriations and administrative allotment of funds;

     - the ability of the U.S. government to terminate, without prior notice, partially completed government programs that were previously authorized;

     - changes in governmental procurement legislation and regulations and other policies which may reflect military and political developments;

     - significant changes in contract scheduling;

     - intense competition for available United States government business necessitating increases in time and investment for design and development;

     - difficulty of forecasting costs and schedules when bidding on developmental and highly sophisticated technical work;

     - changes over the life of United States government contracts, particularly development contracts, which generally result in adjustments of contract prices; and

     - claims based on United States government work, which may result in fines, the cancellation or suspension of payments or suspension or debarment proceedings affecting potential further business with the United States government.

OUR LARGEST CUSTOMERS HAVE SUBSTANTIAL BARGAINING POWER, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Our largest customers have substantial bargaining power, including with respect to price and other commercial terms. Although we believe that we generally enjoy good relations with our customers, loss of all or a substantial portion of our sales to any of our large volume customers for any reason, including the loss of contracts, reduced or delayed customer requirements or strikes or other work stoppages affecting production by these customers, could have a material adverse effect on our business, financial condition and results of operations. During fiscal 2000, various branches of the United States government accounted for 27% of our total sales and The Boeing Company accounted for 9% of our total sales.

IMPEDIMENTS TO THE TRANSITION TO FREE FLIGHT TECHNOLOGIES, INCLUDING THE FAILURE OF GOVERNMENT AVIATION AGENCIES TO PROVIDE THE NECESSARY INFRASTRUCTURE TO ENABLE THIS TRANSITION, MAY IMPACT FUTURE SALES.

     The aerospace industry is experiencing a global transition from traditional communications, navigation, surveillance and air traffic control systems to "free flight" air traffic management systems utilizing satellite-based technologies that will allow pilots to fly at desired paths and speeds selected in real time, while still complying with instrument flight regulations. This transition to free flight technologies will require the use of digital communications systems, global positioning system navigation, satellite surveillance techniques and ground surveillance systems. Free flight technologies are expected to result in more direct and efficient flight routes, fewer flight delays and reduced airport congestion.

     The FAA and similar aviation authorities throughout the world are developing national and international standards and the necessary infrastructure, including ground surveillance systems, for free flight technologies. As a result, free flight technologies and the demand for products using these technologies is expected to develop incrementally and on varying timetables across geographic regions throughout the world. We and other suppliers are actively involved in establishing new regulatory standards and are working closely with regulatory agencies and industry forums around the world to ensure that our free flight architectures and products will be compliant.

     Although we believe that we are well positioned to participate in this market evolution, our ability to capitalize on the transition to free flight technologies is subject to various risks, including:

     - delays in the development of the necessary satellite and ground infrastructure by U.S. and foreign governments;

     - delays in adopting national and international regulatory standards;

     - failure of our product development investments in communications, navigation and surveillance products that enable free flight to coincide with market evolution to, and demand for, these products; and

     - the ability and desire of customers to invest in products enabling free flight.

OUR MANUFACTURING OPERATIONS IN CALIFORNIA MAY BE ADVERSELY AFFECTED BY POWER OUTAGES AND WILL BE ADVERSELY AFFECTED BY INCREASED ELECTRIC POWER COSTS IN THAT STATE.

     We have manufacturing operations in California, which may experience electric power outages due to the difficulties being encountered by the electric utility industry in that state. If our California operations were to shut down due to lack of electric power for extended periods, they might be unable to meet customers' delivery schedules, thereby adversely affecting our revenue. In addition, our California operations may experience increased operating expenses due to inefficiencies resulting from irregular interruptions in electric power supply. These operations also will incur increased electric power costs in the future. We are unable to predict how long the difficulties faced by the electric utility industry in California will continue, or how such difficulties will be resolved. To the extent they do continue and our operations experience power outages and/or increases in their cost of electric power, our business could be adversely affected.

WE DO NOT HAVE A RECENT OPERATING HISTORY AS AN INDEPENDENT COMPANY.

     We do not have a recent operating history as an independent company. The historical financial information we have included in this information statement has been derived from Rockwell's consolidated financial statements and does not reflect what our financial position, results of operations and cash flows would have been had we been a separate, stand-alone entity during the periods presented. Rockwell did not account for us, and we were not operated, as a single stand-alone entity for the periods presented. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. For example, following our separation from Rockwell, changes will occur in our cost structure, funding and operations, including changes in our tax structure, increased costs associated with reduced economies of scale and increased costs associated with becoming a public, stand-alone company. While we have been profitable as part of Rockwell, we cannot assure you that as a stand-alone company our profits will continue at a similar level.

     In addition, we have historically relied on Rockwell for various financial, legal, administrative and other corporate services to support our operations. After the distribution, Rockwell will continue to supply us certain of these services on a short-term transitional basis. However, we will be required to establish the necessary infrastructure and systems to supply these services on an ongoing basis. We may not be able to replace these services provided by Rockwell in a timely manner or on terms and conditions, including cost, as favorable as those we receive from Rockwell.


     Furthermore, following the distribution we will maintain our own banking relationships and sources of long-term funding. We have entered into a credit facility and expect to establish a commercial paper program, one or both of which we will use to fund a pre-distribution payment to Rockwell of $300 million and for our working capital and other general corporate purposes following the distribution. Although we believe that cash flows from operations and available borrowings under our credit facility and commercial paper program will be sufficient to satisfy our future working capital, research and development, capital expenditure and other financing requirements, there can be no assurance that this will be the case.


OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE PROJECTIONS AND BUSINESS TRENDS INCLUDED IN THIS INFORMATION STATEMENT.

     In addition to the historical information included herein, this information statement contains statements, including certain projections and business trends, that are forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including those discussed in this information statement, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement".

                 RISKS RELATED TO OUR SEPARATION FROM ROCKWELL,
            THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

SUBSTANTIAL SALES OF OUR COMMON STOCK MAY OCCUR AFTER THE DISTRIBUTION, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     There is no current trading market for our common stock, and while a "when-issued" trading market is expected to develop prior to the distribution, there can be no assurance as to the prices at which trading in our common stock will occur after the distribution. At least until our common stock is fully distributed and an orderly market develops, and even thereafter, the market price of our common stock may fluctuate significantly.

     Substantially all of the shares of our common stock distributed in the distribution will be eligible for immediate resale in the public market. In spin-off transactions similar to the distribution, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the spin-off. We are unable to predict whether substantial amounts of our common stock will be sold in the open market following the distribution or what effect these sales may have on the market price of our common stock. A portion of Rockwell's common stock is held by index funds tied to the Standard & Poor's 500 index. If our stock is not included in this index at the time of Rockwell's distribution of our common stock, these index funds will be required to sell our stock. Any sales of substantial amounts of our common stock in the public market, or the perception that any redistribution has not been completed, could materially adversely affect the market price of our common stock.

PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND RIGHTS PLAN AND DELAWARE LAW WILL MAKE IT MORE DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF US.


     Our restated certificate of incorporation, our amended by-laws, the rights plan we will enter into and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of our company in a transaction not approved by our board of directors, including transactions in which shareowners might otherwise receive a premium for their shares over then current prices, and that may limit the ability of shareowners to approve transactions that they may deem to be in their best interests. Our restated certificate of incorporation and amended by-laws include provisions such as:


     - the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

     - a provision authorizing our board of directors to issue shares of our preferred stock in one or more series without further authorization of our shareowners;

     - a prohibition on shareowner action by written consent;

     - a requirement that shareowners provide advance notice of any shareowner nomination of directors or any proposal of new business to be considered at any meeting of shareowners;

     - a requirement that a supermajority vote be obtained to remove a director for cause or to amend or repeal specified provisions of our restated certificate of incorporation or our amended by-laws;

     - elimination of the right of shareowners to call a special meeting of shareowners; and

     - a fair price provision, as described under "Description of Capital Stock -- Our Restated Certificate of Incorporation and Amended By-Laws".

     Our rights agreement gives our shareowners rights that would substantially increase the cost of acquiring us in a transaction not approved by our board of directors.

     In addition, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested shareowner during the three-year period following the time that the shareowner becomes an interested shareowner, unless a majority of the directors then in office approves either the business combination or the transaction that results in the shareowner becoming an interested shareowner or specified shareowner approval requirements are met.

WE MAY BE RESPONSIBLE FOR FEDERAL INCOME TAX LIABILITIES THAT RELATE TO THE DISTRIBUTION.

     The distribution is conditioned upon the receipt by Rockwell of a tax ruling from the Internal Revenue Service, or the IRS, to the effect that the distribution will qualify as a tax-free reorganization for U.S. federal income tax purposes. Please see "The Distribution -- Certain Federal Income Tax Consequences of the Distribution". While such a tax ruling generally is binding on the IRS, the continuing validity of any such ruling is subject to certain factual representations and assumptions. We are not aware of any facts or circumstances that would cause these representations and assumptions to be untrue.

     The tax allocation agreement to be entered into between us and Rockwell provides that we will be responsible for any taxes imposed on Rockwell, us or Rockwell shareowners as a result of either:

     - the failure of the distribution to qualify as a tax-free reorganization for U.S. federal income tax purposes, or

     - the subsequent disqualification of the distribution as a tax-free transaction to Rockwell for U.S. federal income tax purposes,

if the failure or disqualification is attributable to specific post-distribution actions by or in respect of us, our subsidiaries or our shareowners. For example, even if the distribution otherwise qualifies as a tax-free reorganization for U.S. federal income tax purposes, it may be disqualified as tax-free to Rockwell if 50% or more of our stock is acquired as part of a plan or series of related transactions that include the distribution. For this purpose, any acquisitions of our stock within two years before or after the distribution are presumed to be part of such a plan, although Rockwell or we may be able to rebut that presumption. Under proposed IRS regulations, if specified conditions are satisfied, an acquisition occurring more than six months after the distribution will not be considered as part of a plan which includes the distribution provided that there was no agreement, understanding, arrangement or substantial negotiations concerning the acquisition before a date that is six months after the distribution. There is no assurance that the proposed regulations will become effective. The process for determining whether a change of ownership has occurred under the tax rules is complex and uncertain. If we do not carefully monitor our compliance with these rules we might inadvertently cause or permit a change of ownership to occur, triggering our obligation to indemnify Rockwell pursuant to the tax allocation agreement. In addition, our obligation to indemnify Rockwell in the event that a change of ownership causes the distribution not to be tax-free could discourage or prevent a third party from making a proposal to acquire our company.

     If we were required to pay any of the taxes described above, the payment would be substantial and would have a material adverse effect on our business, financial condition and results of operation.

                         THE ROCKWELL COLLINS BUSINESS

     Rockwell Collins is a world leader in providing aviation electronics and airborne and mobile communications products and systems for commercial and military applications. We have a global presence, with operations in 27 countries, and serve our worldwide customer base through our Commercial Systems and Government Systems businesses. Our Commercial Systems business supplies flight deck electronic products and systems, including communications, navigation, display and automatic flight control systems, as well as in-flight entertainment and information management systems, to manufacturers of commercial air transport, business and regional aircraft and commercial airlines throughout the world. Our Government Systems business supplies defense electronics products and systems, including communications, navigation and integrated systems, for airborne, ground and shipboard applications to the U.S. Department of Defense, foreign militaries and manufacturers of military aircraft and helicopters. In addition, both our Commercial Systems and Government Systems businesses provide a wide array of services and support to our customers through our network of over 60 service locations worldwide.

     In 1996, we consolidated our Commercial Systems and Government Systems businesses under a single management team and implemented strategies to sustain profitable growth. At that time, we also implemented a shared services model which consolidated common functions such as manufacturing, procurement, information technology, finance, human resources and certain engineering functions. From 1996 through fiscal 2000, we achieved a compound annual sales growth rate of approximately 14%, with operating margins of approximately 16% in fiscal 2000. With fiscal 2000 sales of $2.5 billion, we are a major global supplier to the aerospace industry with approximately 17,500 employees, approximately 4,200 of whom are engineers. Sales outside the United States, which include export sales and sales by our non-U.S. subsidiaries, accounted for approximately 40% of total sales in fiscal 2000.

     Our sales by product category for the three fiscal years ended September 30, 2000 and the six months ended March 31, 2000 and 2001 were as follows (in millions):

                                               FISCAL YEAR               SIX MONTHS
                                           ENDED SEPTEMBER 30,        ENDED MARCH 31,
                                        --------------------------    ----------------
                                         1998      1999      2000      2000      2001
                                        ------    ------    ------    ------    ------
Commercial Avionics Products..........  $1,095    $1,213    $1,231    $  580    $  618
In-Flight Entertainment Products......     118       333       355       164       178
Defense Electronics Products..........     813       892       924       437       481
                                        ------    ------    ------    ------    ------
          Total.......................  $2,026    $2,438    $2,510    $1,181    $1,277
                                        ======    ======    ======    ======    ======

     The following charts depict our sales by product category and geographic region for the fiscal year ended September 30, 2000:

            2000 SALES BY PRODUCT CATEGORY                  2000 SALES BY GEOGRAPHIC REGION
      [2000 SALES BY PRODUCT CATEGORY PIE CHART]      [2000 SALES BY GEOGRAPHIC REGION PIE CHART]

                                                      [United States (60%);
      [Commercial Avionics (49%);                     Europe (22%); Asia-Pacific (9%);
      Defense Electronics (37%);                      Canada (6%); Africa/Middle East (2%);
      In-Flight Entertainment (14%)]                  Latin America (1%)]

PRODUCT CATEGORIES

     We design, develop, manufacture, market, distribute, sell, service and support a broad range of aviation electronics and airborne and mobile communications products and systems for commercial and military applications. While products, systems and services in our Commercial Systems business are primarily focused on aviation applications, our Government Systems business also offers products and systems for ground and shipboard applications. Through our network of over 60 service locations worldwide, both our Commercial Systems and Government Systems businesses also provide a wide range of services and support to our customers, including equipment repair and overhaul, service parts, field service engineering, training services, technical information services and aftermarket used equipment sales.

  COMMERCIAL AVIONICS PRODUCTS

     We are one of the world's leading suppliers of avionics equipment to manufacturers of commercial air transport, business and regional aircraft and commercial airlines throughout the world. This equipment includes:

     - communications products and systems, such as data links, High Frequency and Very High Frequency communications systems and satellite communications systems;

     - navigation products and systems, including a broad range of navigation sensors and flight management systems;

     - surveillance products and systems, such as weather radar, traffic collision avoidance systems and Mode S transponders, which aid pilots in awareness of airborne obstacles and resolve flight path conflicts;

     - flight deck products and systems, which include a broad offering of multi-function liquid crystal display units;

     - automatic flight control systems, which perform manual and automatic pilot and landing functions;

     - integrated avionics systems, such as our Pro Line 21 system, which integrate communications and navigation sensors, displays and flight control systems; and

     - integrated information systems, such as our I(2)S system, which is focused on providing information management solutions that help improve flight operations, maintenance and cabin services.

  IN-FLIGHT ENTERTAINMENT PRODUCTS

     We are a leading provider of in-flight entertainment and cabin management products and systems and have a full line of audio and video entertainment solutions for standard and widebody aircraft. In addition to offering audio, video and display products, we provide integrated in-flight entertainment systems, including our Total Entertainment System, to provide airline passengers with a variety of entertainment options while in flight. In-flight entertainment products and systems are marketed worldwide to commercial air transport manufacturers and commercial airlines.

  DEFENSE ELECTRONICS PRODUCTS

     We provide defense electronics equipment to all branches of the U.S. Department of Defense (Air Force, Army, Navy and Marines), the U.S. Coast Guard, Ministries of Defense throughout the world and manufacturers of military aircraft and helicopters. Our defense electronics equipment, which is supplied by our Government Systems business, includes:

     - communications products and systems designed to help our customers transfer information across the communications spectrum, ranging from Low and Very Low Frequency to High, Very High and Ultra High Frequency to satellite communications;

     - military data link products and systems;

     - navigation products and systems, including radio navigation systems, global positioning systems, handheld navigation systems and multi-mode receivers; and

     - integrated systems for the flight deck, such as our Flight2 system, an avionics architecture that integrates flight operations with navigation and guidance functions and that can include flight controls and displays, information/data processing and communications, navigation and/or safety and surveillance systems.

     We have incumbent positions on multiple military transport and fighter planes and helicopters. These platforms include:

  FIGHTER (PLANES)     TRANSPORT (PLANES)   FIGHTER (HELICOPTERS)   TRANSPORT (HELICOPTERS)
--------------------  --------------------  ----------------------  -----------------------
Boeing B-52           Boeing C-17           Bell 406/OH-58D         Agusta A109
Boeing F-15 Eagle     LM C-130 Hercules     Bell AH-1 Cobra         Bell UH-1/212/412
Boeing F/A-18 Hornet  Lockheed C-5 Galaxy   Boeing AH-64 Apache       Huey
Boeing AV-8B          Boeing 707/E-3        Boeing/Sikorsky RAH-66  Boeing CH-47 Chinook
Joint Strike Fighter    Sentry                Comanche              Eurocopter AS 332
Lockheed F-117 Night  Boeing E-6 TACAMO II                            Super Puma
 Hawk                 Lockheed Martin P-3                           Kaman SH-2 Seasprite
Lockheed F-22 Raptor  Northrop Grumman E-2                          Sikorsky S-76
Lockheed F-16 Falcon  Northrop Grumman E-8                          Sikorsky S-92
Northrop Grumman B-2    JSTARS                                      Sikorsky S-70
Boeing B-1 Lancer     Boeing C/KC-135                               Sikorsky UH-60 Black
Saab Gripen                                                           Hawk
                                                                    Bell/Boeing V-22

INDUSTRY TRENDS

     The aerospace industry is experiencing several significant trends that present opportunities and challenges to industry suppliers. These trends, which influence our business strategies, include:

     - consolidation of aerospace suppliers and the customers we serve;

     - increased customer demand for integrated system solutions;

     - evolving buying practices of customers; and

     - emerging technologies for air traffic management.

     The aerospace industry in which we operate has been experiencing significant consolidation among suppliers, including us and our competitors, and the customers we serve. Commercial airlines have increasingly been merging and creating global alliances to achieve greater scale and enhance their geographic reach. Aircraft manufacturers continue to make acquisitions to expand their product portfolios to better compete in the global marketplace. In addition, aviation electronics and communications suppliers have been consolidating and forming alliances to broaden their product and integrated system offerings and achieve critical mass. This supplier consolidation is in part attributable to aircraft manufacturers and airlines more frequently awarding long-term sole source or preferred supplier contracts to the most capable suppliers, thus reducing the total number of suppliers from whom components and systems are purchased. Recent examples of aerospace supplier consolidations include the merger of Honeywell, Inc. and AlliedSignal, Inc., followed shortly thereafter by the announced merger of General Electric Company with the new Honeywell. Other large competitors that have recently been created include Raytheon Company, BAE Systems, plc, Thales S.A. (the parent company of Sextant Avionique, S.A.) and Lockheed Martin Corporation.

     Historically, aircraft manufacturers have performed the integration role in manufacturing airplanes, installing multiple products and ensuring their compatibility. However, as technology has advanced and manufacturers have been refocusing on their core strengths, manufacturers are more frequently requiring suppliers to take a "systems" approach to aviation electronics and communications designs. Customers increasingly no longer desire stand-alone products, but instead are seeking systems that integrate a broad range of functions, including communications, navigation, flight management and display systems in the flight deck, and audio, video, e-mail and Internet services in the cabin. As a result, suppliers are taking on the added roles of developing flexible systems architectures and performing systems integration, in addition to designing new product technologies that are compatible with these new architectures.

     Economics are transforming the aerospace industry, causing the buying practices of customers to continue to evolve. With increasing global competitive pressures to improve quality and reduce costs, customers are more frequently outsourcing products and services that they have historically provided through internal capabilities. In addition, customers are increasingly reducing the number of suppliers they buy from and demanding "single-stop-shopping" for products, systems, services and support. Similarly, the U.S. Department of Defense, a major customer of our Government Systems business, has undergone significant procurement reform over the last five years, seeking to adopt more commercial buying practices. These changes in the buying behavior of aerospace customers provide new opportunities to suppliers who are positioned with the product portfolios and wide range of service offerings to meet their customers' requirements.

     The aerospace industry is experiencing a global transition from traditional communications, navigation, surveillance and air traffic control systems to "free flight" air traffic management systems utilizing satellite-based technologies that will allow pilots to fly at desired paths and speeds selected in real time, while still complying with instrument flight regulations. This transition to free flight technologies will require the use of digital communications systems, global positioning system navigation, satellite surveillance techniques and ground surveillance systems. Free flight technologies are expected to result in more direct and efficient flight routes, fewer flight delays and reduced airport congestion. We estimate that the market for free flight avionics equipment will approximate $20 billion over the next 15 to 20 years.

     The FAA and similar aviation authorities throughout the world are developing national and international standards and the necessary infrastructure, including ground surveillance systems, for free flight technologies. As a result, free flight technologies and the demand for products using these technologies is expected to develop incrementally and on varying timetables across geographic regions throughout the world. We and other suppliers are actively involved in establishing new regulatory standards and are working closely with regulatory agencies and industry forums around the world to ensure that our free flight architectures and products will be compliant.

BUSINESS STRATEGIES

     We have developed many leading market positions as we have grown into a supplier of a broad range of aviation electronics and communications products and systems. We seek to enhance our leadership positions and capitalize on our existing customer, product and technology strengths, as well as the industry trends described above, to provide consistent and profitable growth by employing the business strategies described below.

  OPTIMIZE OUR HERITAGE BUSINESSES

     One of our key strategies is to focus continually on growing our heritage businesses of supplying communications, navigation, display and automatic flight control products and systems for flight deck and other applications. We seek to achieve this growth by leveraging our broad portfolio of aviation electronics and communications products and one of the largest installed bases of customers in the industry.

     A recent example of growth in our heritage businesses has been the expansion of our product offerings in display technology. We have a long history of designing, developing and manufacturing flight deck displays, initially utilizing cathode ray tube technology and, more recently, liquid crystal display technology. In an effort to increase our market presence in flight deck displays, in March 1999 we acquired the remaining 50% interest in Flight Dynamics, Inc. that we did not already own. Flight Dynamics, a market leader in head-up guidance systems for aircraft, had been operated as a joint venture of Rockwell Collins and Kaiser Aerospace and Electronics Corporation. In December 2000, we acquired Kaiser Aerospace and Electronics Corporation to enhance our capability to offer customers complete display solutions for high performance military aircraft. This acquisition also will enable us to migrate our expanded military display technologies to the commercial sector.

     In anticipation of increasing customer demand for integrated systems solutions, we began in 1994 developing a next generation integrated avionics architecture in a further effort to grow our heritage businesses. This architecture has been implemented into many of our current products and, when completed, will bring together in one system all the product elements of the flight deck, including flight management systems, communications and navigation controls, flight controls, surveillance systems controls and display units. This integrated system will be marketed to address all of our served commercial and government avionics markets. This system's flexible, integrated architecture, radio and navigation products and intuitive human-machine interfaces are expected to make it one of the most advanced flight deck solutions in the industry.

  FOCUS ON EXPANSION AND NEW GROWTH OPPORTUNITIES BEYOND OUR HERITAGE BUSINESSES

     Another of our key strategies is to seek expansion and new growth opportunities beyond our heritage businesses. In recent years, we have implemented this strategy by focusing on our eFlight(TM) initiative, free flight technologies and service and support.

     eFlight(TM). A significant growth strategy for Rockwell Collins is our eFlight(TM) initiative, which we developed as we continued to look beyond our heritage businesses at avenues for growth and to expand our aviation electronics and communications content on all platforms. Our eFlight(TM) initiative is comprised of in-flight entertainment systems and integrated information systems.

     The first element of our eFlight(TM) strategy, in-flight entertainment systems, began with our acquisition of Hughes-Avicom, Inc. in 1997. This acquisition gave us a leadership position in supplying in-flight entertainment equipment to larger, wide-body aircraft and brought together our capabilities in providing innovative and reliable products and our worldwide support system with the experience of Hughes-Avicom in in-flight entertainment systems. In order to provide airline customers with a single vendor solution for their in-flight entertainment needs, in July 2000 we acquired Sony Trans Com, a leading supplier of in-flight entertainment systems on standard or narrow-body aircraft.

     The second element of our eFlight(TM) initiative is I(2)S, our recently launched integrated information system, which capitalizes on our strengths in flight deck and passenger communications systems. I(2)S is one of the first integrated communications systems enabling timely transfer of information between an airplane's flight deck and cabin and the ground infrastructure. I(2)S is designed to improve flight operations, aircraft maintenance and cabin services and facilitates access to the Internet, e-mail and live TV.

     Free Flight. We continue to take a leadership position in the emerging era of free flight technologies, the global transition from traditional communications, navigation and surveillance systems to satellite-based technologies. With one of the broadest product and technology portfolios in the industry, we believe we are well positioned to deliver all the communications, navigation and surveillance products that enable free flight. We are also taking a leadership role in industry forums which will define this market going forward.

     Service and Support. Another of our avenues for expansion is in the area of service and support. As discussed above, economics are transforming the industry and aviation electronics and communications customers are looking for suppliers to provide "single-stop-shopping" for products, systems, service and support. Over the last few years, we have developed a broad range of new, value-added service options to offer our customers. These include:

     - providing web-based purchasing for service parts, technical publications and training;

     - expanding rental and exchange pools for spare parts; and

     - making spare units available at airports for prompt replacement of equipment needing repair.

We have also augmented our service and support offerings through acquisitions. In 1997 we acquired Melbourne Avionics Workshop, a service operation in Australia, to complement and expand upon the existing capabilities of our Australian service facility. In 1999 we acquired Intertrade, Ltd. to provide our customers with an outlet to purchase, lease, exchange or sell their used aircraft equipment. In addition, we have expanded our service solutions and service network by establishing strategic alliances with a number of leading aircraft component suppliers. We believe that our growing service and support business, together with our Government Systems business, reduces our exposure to the cyclicality of the commercial aviation electronics and communications markets which we serve.

  STRIVE FOR OPERATIONAL EXCELLENCE THROUGH LEAN ELECTRONICS(SM) INITIATIVE

     Established in 1998, our Lean Electronics(SM) initiative is designed to make us more agile, more efficient and more responsive to our customers' needs. Lean Electronics(SM) actions are focused on reducing product costs and improving product quality, while also lowering required asset levels, and reducing product development and response times. We believe that through actions already taken and continuous core process improvements, we will be better positioned to be competitive and meet our long-term business goals. A key element of our Lean Electronics(SM) initiative is our recent investment in an enterprise resource planning system. To date, expenditures for this enterprise resource planning system, which has been deployed in approximately 80% of our current businesses, have approximated $150 million. We anticipate full deployment of our enterprise resource planning system by the end of 2002. This system is expected to support nearly all of our internal operational and infrastructure processes, other than engineering design, and will consolidate multiple material requirements planning, order management and financial systems into one integrated company-wide system. We believe the enterprise resource planning system will result in significant cost reductions from, among other things, reduced staffing requirements, the elimination of mainframe computer usage and improved inventory and supply chain management.

CUSTOMERS; SALES AND MARKETING

     We serve a broad range of customers worldwide, including commercial air transport, business and regional aircraft manufacturers, military aircraft and helicopter manufacturers, airlines, the U.S. Department of Defense, other governmental agencies and foreign militaries. We market our products, systems and services directly to our Commercial Systems and Government Systems customers through an internal marketing and sales force. In addition, we utilize a worldwide dealer network to distribute our products.

     Our ten largest customers accounted for 58% of total fiscal 2000 sales. In fiscal 2000, various branches of the U.S. Government accounted for 27% of our total sales and The Boeing Company accounted for 9% of our total sales.

COMPETITION

     We operate in a highly competitive environment. Principal competitive factors include total cost of ownership, product and system performance, quality, service, design and engineering capabilities, new product innovation and timely delivery.

     In our Commercial Systems business, our principal competitors for avionics systems are Honeywell International, Inc. and Sextant Avionique, S.A. (a business unit of Thales S.A., formerly Thomson-CSF). In October 2000, Honeywell International, Inc. announced that it had agreed to be acquired by General Electric Company. In-flight entertainment systems competitors include Matsushita Electronic Industrial Co., Ltd. and Sextant Avionique, S.A. In addition, our Commercial Systems business competes with other aviation electronics and communications suppliers and dealers, aircraft manufacturers and airlines for service and support business.

     Our Government Systems business competes against a variety of companies, including Raytheon Company, Harris Corporation, BAE Systems, plc and Thales S.A., for communications and navigation equipment sales; and Honeywell International, Inc., Smiths Group plc and Thales S.A., in the area of integrated systems. Our principal competitors in the sale of services and support to our Government Systems customers are the U.S. Government and other government contractors.

     The recent trend toward industry consolidation has had a major impact on the competitive environment in which we operate. Over the past several years, our competitors have undertaken a number of mergers, alliances and realignments that have contributed to a very dynamic competitive landscape. During this same time frame, we have completed six acquisitions and entered into numerous strategic alliances to improve our competitive position.

RAW MATERIALS AND SUPPLIES

     We believe we have adequate sources for the supply of raw materials and components for our manufacturing needs with suppliers located around the world. Electronic components and other raw materials used in the manufacture of our products are generally available from several suppliers. However, some of our suppliers currently allocate various commodities among their customers in response to supply shortages. For example, the increased demand for certain materials in the telecommunications industry has created shortages of electronic components, including tantalum and ceramic capacitors and flash memory. We continue to work with our supply base for these and other components to ensure an adequate source of supply, including through strategic alliances, dual sourcing, identification of substitute or alternate parts that meet performance requirements and last-time and life-time buys. Although historically we have not experienced any significant difficulties in obtaining an adequate supply of raw materials and components necessary for our manufacturing operations, the loss of a significant supplier or the inability of a supplier to meet performance and quality specifications or delivery schedules could have a material adverse effect on our business, financial condition and results of operations.

BACKLOG

     The following table summarizes our backlog (in millions):

                                                           SEPTEMBER 30,
                                                          ----------------    MARCH 31,
                                                           1999      2000       2001
                                                          ------    ------    ---------
Commercial Systems......................................  $  835    $  878     $   882
Government Systems:
  Funded Orders.........................................   1,047       902       1,111
  Unfunded Orders.......................................      78       120         125
                                                          ------    ------     -------
          Total Backlog.................................  $1,960    $1,900     $ 2,118
                                                          ======    ======     =======

Our backlog represents the aggregate of the sales price of orders received from customers, but not recognized as revenue, and excludes unexercised options. Although we believe that the orders included in backlog are firm, some orders may be canceled by the customer without penalty, and we may elect to permit cancellation of orders without penalty where our management believes that it is in our best interest to do so.

JOINT VENTURES

     As the aviation electronics and communications industry has been experiencing significant trends of consolidation of suppliers and has become more globalized, joint ventures and other cooperative arrangements have become an important element of our business strategies. We currently have interests in three joint ventures with operations in the United States. Our joint ventures include our 50%-owned joint venture with BAE Systems, plc (formerly Marconi Electronic Systems) for joint pursuit of the worldwide military datalink market. In addition, Kaiser Aerospace and Electronics Corporation, our wholly-owned subsidiary, has a 50%-owned joint venture with Elbit Systems, Ltd. (formerly EFW, Inc.) for joint pursuit of helmet mounted cueing systems for the worldwide military fixed wing marketplace. In accordance with generally accepted accounting principles, these joint ventures are accounted for under the equity method.

ACQUISITIONS AND DISPOSITIONS

     We continually consider various strategic and business opportunities, including strategic acquisitions and alliances, licenses and marketing arrangements, and review the prospects of our existing businesses to determine whether any of them should be modified, sold or otherwise discontinued.

     Since fiscal 1998, we have completed six cash acquisitions to augment our internal growth plans. These acquisitions, which have been targeted in the general areas of in-flight entertainment systems, flight deck displays technology and service and support, include:

     - in-flight entertainment systems: the December 1997 acquisition of Hughes-Avicom International, Inc. and the July 2000 acquisition of Sony Trans Com;

     - displays technology: the March 1999 acquisition of the remaining 50% interest in Flight Dynamics that we did not already own and the December 2000 acquisition of Kaiser Aerospace and Electronics Corporation; and

     - service and support: the November 1997 acquisition of Melbourne Avionics Workshop and the August 1999 acquisition of Intertrade Ltd.

     In October 1998 we completed the disposition of our railroad electronics business in order to better align the strategic fit and contribution of our businesses. Please see Note 3, Acquisitions of Businesses in the Notes to Financial Statements.

RESEARCH AND DEVELOPMENT

     We have significant research, development, engineering and product design capabilities. At March 31, 2001, we employed approximately 4,200 engineers.


     We spent $265 million, $232 million and $202 million in fiscal 2000, 1999 and 1998, respectively, on research and development. In addition, customer-sponsored research and development was $203 million, $188 million and $182 million in fiscal 2000, 1999 and 1998, respectively. Customer-sponsored research and development is generally performed under long-term fixed price contracts with the U.S. Government. These contracts generally require the production of initial prototype units or limited production quantities to the government's specifications.


ROCKWELL SCIENCE CENTER

     Following the distribution, we and Rockwell each will own a 50% equity interest in the Rockwell Science Center, which is engaged in advanced research and development of technologies in electronics, imaging and optics, material and computational sciences and information technology. Following the distribution, we and Rockwell may seek new equity investors in the Rockwell Science Center with complementary financial and technological resources. The Rockwell Science Center will provide research and development services to us, as well as to The Boeing Company, Conexant Systems, Inc., Rockwell and the U.S. Government. Rockwell will grant the Rockwell Science Center the exclusive right to use the Rockwell name in conjunction with the Rockwell Science Center and Rockwell Scientific Company names. This exclusive right would terminate in certain events, including the aggregate ownership interest of us and Rockwell in the Rockwell Science Center falling below 50%, as described in the distribution agreement to be entered into among Rockwell, us and the Rockwell Science Center.

INTELLECTUAL PROPERTY

     Following the distribution, we will own over 600 United States and foreign patents and numerous pending patent applications, including those patents and patent applications purchased in our recent acquisitions of Sony Trans Com and Kaiser Aerospace and Electronics Corporation. We also license certain patents relating to our manufacturing and other activities. While in the aggregate we consider our patents and licenses important to the operation of our business, we do not consider them of such importance that the loss or termination of any one of them would materially affect us.

     Following the distribution, Rockwell will continue to own the Rockwell name and will recommend to its shareowners at its 2002 annual meeting an amendment to its certificate of incorporation to change its name to Rockwell Automation, Inc. We will continue to be known as Rockwell Collins, Inc. and Rockwell will grant us the exclusive right to continue to use the Rockwell Collins name other than in connection with automation products. This exclusive right would terminate following certain change of control events applicable to us as described in the distribution agreement to be entered into among Rockwell, us and the Rockwell Science Center.

     We rely primarily on patent, copyright, trademark and trade secret laws, as well as other industrial property right statutes worldwide, to protect our proprietary technologies and processes. We also rely on nondisclosure and confidentiality agreements and other methods to protect our proprietary technologies and processes. In addition, we are sometimes asked to incorporate the intellectual property of our customers into specific products for such customers and we have obligations with respect to the use and disclosure of their intellectual property. We cannot assure you that:

     - the steps we take to prevent misappropriation or infringement of our intellectual property or the intellectual property of our customers will be successful;

     - any of our existing or future patents will not be challenged, invalidated or circumvented; or

     - any of the protective measures described above will provide meaningful protection.

     We are not a party to any material litigation involving infringement of intellectual property rights of third parties. However, from time to time we have received claims of infringement of intellectual property rights of others and we may continue to receive such claims in the future. We cannot assure you that actions alleging infringement by us of third-party intellectual property rights will not materially and adversely affect our business, financial condition and results of operations. If claims or actions are asserted or commenced against us, in certain situations we may seek to obtain licenses under a third party's intellectual property rights to avert or resolve a controversy. There can be no assurance that under such circumstances a license would be available on commercially reasonable terms, if at all.

EMPLOYEES

     As of March 31, 2001, we had approximately 17,500 full-time employees. Approximately 2,700 of our employees in the United States are covered by collective bargaining agreements.

     A collective bargaining agreement with the International Association of Theatrical and Stage Employees covering approximately 350 IFE employees located throughout the United States expires on December 31, 2001. Negotiations with this union will commence during the last calendar quarter of 2001.

     In July 1998, following a 16-day strike by members of the International Brotherhood of Electrical Workers Local 1634, we entered into a collective bargaining agreement with that union covering approximately 600 of our production and maintenance employees at our Coralville, Iowa facility. This agreement will expire in May 2003. No other significant work stoppages have occurred in the past five years with our union workforce.

CYCLICALITY

     The avionics and communications markets in which we sell our products are, to varying degrees, cyclical and have experienced periodic downturns. For example, markets for our commercial aviation electronic products have experienced downturns during periods of slowdowns in the commercial airline industry and during periods of weak conditions in the economy generally, as demand for new aircraft generally declines during these periods.

PROPERTIES

     As of March 31, 2001, we operated fourteen manufacturing facilities throughout the United States and one manufacturing facility each in Mexico, France, the United Kingdom and Australia. We also have 75 engineering facilities, sales offices, warehouses, and service locations. These facilities have aggregate floor space of approximately 5.5 million square feet, substantially all of which is in use. Of this floor space, approximately 63% is owned and approximately 37% is leased. There are no major encumbrances on any of our plants or equipment, other than financing arrangements which in the aggregate are not material. In the opinion of management, our properties have been well maintained, are in sound operating condition and contain all equipment and facilities necessary to operate at present levels. A summary of floor space of these facilities at March 31, 2001 is as follows:

                                                             OWNED         LEASED
LOCATION                                                   FACILITIES    FACILITIES    TOTAL
--------                                                   ----------    ----------    -----
                                                             (IN THOUSANDS OF SQUARE FEET)
United States............................................    3,392         1,620       5,012
Canada and Mexico........................................       --           112         112
Europe...................................................       90           205         295
Asia-Pacific.............................................       --            53          53
South America............................................       --             6           6
Australia................................................       --            25          25
                                                             -----         -----       -----
          Total..........................................    3,482         2,021       5,503
                                                             =====         =====       =====

                                                             OWNED         LEASED
TYPE OF FACILITY                                           FACILITIES    FACILITIES    TOTAL
----------------                                           ----------    ----------    -----
                                                             (IN THOUSANDS OF SQUARE FEET)
Manufacturing............................................    1,284           550       1,834
Sales, Engineering, Service and General Office Space.....    2,198         1,471       3,669
                                                             -----         -----       -----
          Total..........................................    3,482         2,021       5,503
                                                             =====         =====       =====

     Our major facilities are located in Cedar Rapids, Iowa (830,000 square feet), Richardson, Texas (280,000 square feet), Melbourne, Florida (270,000 square feet), Coralville, Iowa (180,000 square feet), Irvine, California (390,000 square feet), Pomona, California (249,000 square feet), San Jose, California (200,000 square feet), Charlotte, North Carolina (77,000 square feet), Portland, Oregon (76,000 square feet) and Mexicali, Mexico (110,000 square feet). Our facilities are generally shared by our Commercial Systems and Government Systems businesses.

     Certain of our facilities, including those located in California and Mexicali, Mexico, are located near major earthquake fault lines. We maintain only minimal earthquake insurance with respect to these facilities.

REGULATORY MATTERS

     The continued sale, installation and operation of our products in commercial aviation applications is subject to continued compliance with applicable regulatory requirements and future changes to those requirements. In the U.S., our commercial aviation products are required to comply with Federal Aviation Administration (FAA) regulations governing production and quality systems, airworthiness and installation approvals, repair procedures and continuing operational safety. Some of our products, such as radio frequency transmitters and receivers, must also comply with Federal Communications Commission regulations governing authorization and operational approval of telecommunications equipment.

     Internationally, similar requirements exist for airworthiness, installation and operational approvals. These requirements are administered by the national aviation authorities of each country and, in the case of Europe, coordinated by the European Joint Aviation Authorities. Many countries also impose specific telecommunications equipment requirements, administered through their national aviation authorities or telecommunications authority. In Europe, approval to import products also requires compliance with European Commission directives, such as those associated with electrical safety, electro-magnetic compatibility and the use of metric units of measurement.

     Products already in service may also become subject to mandatory changes for continued regulatory compliance as a result of any identified safety issue, which can arise from an aircraft accident, incident or service difficulty report.

ENVIRONMENTAL MATTERS

     Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes, and other activities affecting the environment have had and will continue to have an impact on our manufacturing operations. Thus far, compliance with environmental requirements and resolution of environmental claims have been accomplished without material effect on our liquidity and capital resources, competitive position or financial condition.

     We believe that our expenditures for environmental capital investment and remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material adverse effect on our business or financial condition. Management cannot assess the possible effect of compliance with future requirements.

LEGAL PROCEEDINGS

     On January 15, 1997, a civil action was filed against us in the United States District Court for the District of Arizona in Tucson, Universal Avionics Systems Corp. v. Rockwell International Corp. and Rockwell Collins, Inc., No. CV 97-28 TUC ACM, in which Universal, a manufacturer and marketer of aviation electronics, including Flight Management Systems (FMS), asserted four claims against us arising out of our participation in the FMS business: (1) attempted monopolization under Section 2 of the Sherman Act; (2) anticompetitive conduct (exclusive dealing and tying) under Section 1 of the Sherman Act; (3) tortious interference with business relationships and prospective economic business advantage under the common law of Arizona; and (4) unfair competition under the common law of Arizona. Universal seeks damages of approximately $35 million before trebling for the alleged antitrust violations; actual damages of an unspecified amount for the alleged common law violations; punitive damages; attorneys' fees and injunctive relief. We and Rockwell have asserted counterclaims against Universal for defamation and unfair competition. We have denied and are vigorously defending against Universal's allegations. Discovery is essentially complete and in January 2000 we filed motions for summary judgment as to all of Universal's claims. The court has yet to render a decision on any of the pending motions for summary judgment and no trial date has been set.

     On April 3, 2000, a civil action was filed against us in the Court of Common Pleas of Pennsylvania for Allegheny County, Westinghouse Air Brake Technologies Corp. v. Rockwell Collins, Inc. No. GD 00-5766, asserting various claims arising out of the plaintiff's purchase of our former Railroad Electronics Business pursuant to a Sale Agreement dated October 5, 1998. Specifically, the plaintiff alleges that it is entitled under provisions of the Sale Agreement to a post-closing adjustment of approximately $7 million in the purchase price, and that it is entitled to unspecified damages for alleged misrepresentations, breaches of warranty, mistake of fact, and failure by us to turn over certain assets and to provide certain post-closing support. On December 13, 2000, the trial court ordered that the claim for a post-closing adjustment in the purchase price be submitted to mandatory arbitration pursuant to provisions of the Sale Agreement, but declined to stay court proceedings on the other issues during pendency of the arbitration proceeding. The parties are in the early stages of discovery and in the process of initiating arbitration of the post-closing purchase price adjustment claim.

     On December 14, 1995, a civil action was filed in the United States District Court for the Western District of Texas, El Paso Division, United States, ex. rel Staines v. Rockwell International Corp., No. LP 95 CA 514, under the qui tam provisions of the False Claims Act seeking unspecified damages for alleged violations of the Act on two contracts with agencies of the U.S. Government under which an electronics fabricating plant in El Paso now owned by The Boeing Company performed work on subcontract for Boeing, and one contract where the plant performed work on subcontract for our Dallas, Texas facility. Specifically with respect to the work performed at the El Paso plant for us, the plaintiff alleges that certain components were improperly tested and that certain components removed from circuit boards for testing were thereafter reinstalled when they should not have been. The Boeing Company has agreed to defend and indemnify us and Rockwell for claims relating to work performed on Boeing contracts, and for any wrongdoing that may have occurred at the El Paso plant relating to work performed there for us, but not for wrongdoing, if any, that may have occurred at or under the direction of our Dallas facility. In October 1998 the United States declined to intervene in the action on its own behalf and the plaintiff has since proceeded to prosecute the action himself with private counsel. Rockwell and Boeing have denied wrongdoing and are vigorously defending the action. Discovery is not yet complete. On May 11, 1999 Boeing and Rockwell filed a motion to dismiss the case on the pleadings, which motion is still pending. On January 13, 2000, the case was placed in administrative closure by the court pending a decision in the Fifth Circuit Court of Appeals on the constitutionality of the False Claims Act.

     On January 15, 1999, a civil action was filed against us and Hughes Electronics Manufacturing Service Company in the Superior Court of the State of California for Orange County, SOS Wireless Communications, Inc. v. Rockwell Collins, Inc., and Hughes Electronics Manufacturing Service Company, No. 804428, in which the plaintiff alleges defendants breached a contract to build a special purpose cellular telephone for the plaintiff and made various misrepresentations with respect thereto. The plaintiff seeks damages of approximately $29 million for breach of contract, negligent misrepresentation and intentional misrepresentation. We denied the allegation, filed a counterclaim against the plaintiff for approximately $1.1 million based on unpaid invoices for product delivered, and have vigorously defended the action. On August 9, 1999, the parties stipulated that the matter should be submitted to binding arbitration pursuant to the terms of a contractual arbitration clause, and the civil action was dismissed without prejudice. On August 25, 2000, the arbitrator entered an order granting judgment in favor of us and against the plaintiff in the amount of approximately $1.1 million on our counterclaim. Arbitration proceedings on the plaintiff's claims commenced on January 8, 2001 and are proceeding.

     Various other lawsuits, claims and proceedings have been or may be instituted or asserted against Rockwell or us or our subsidiaries relating to the conduct of our business, including those pertaining to product liability, intellectual property, environmental, contract, safety and health, and employment matters.

     Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to us, based on our evaluation of matters which are pending or asserted, our management believes the disposition of such matters will not have a material adverse effect on our business or financial condition.

     Pursuant to the terms of the distribution agreement to be entered into among Rockwell, the Rockwell Science Center and us, if the distribution occurs we will assume responsibility for all litigation, including environmental proceedings, against Rockwell or its subsidiaries in respect of our business.

                  CREDIT FACILITY AND COMMERCIAL PAPER PROGRAM

     We have entered into a $500 million 364-day unsecured revolving credit facility and a $500 million five-year unsecured revolving credit facility with a group of banks. We also anticipate entering into a commercial paper program that will be supported by the credit facilities. We will fund the pre-distribution payment to Rockwell and obtain funds for working capital and other general corporate purposes through borrowings under the credit facilities, the issuance of commercial paper or a combination thereof.

     The credit facilities contain, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on incurrence of secured indebtedness, consolidations and mergers, sales of assets and sale and lease-back transactions. The credit facilities also include a maximum leverage ratio based on consolidated debt to total capitalization. Complete copies of the forms of the credit agreements have been filed as exhibits to the registration statement of which this information statement is a part.

     Under our commercial paper program we may from time to time sell up to $1 billion face amount of our unsecured short-term promissory notes in the commercial paper market in transactions not constituting a public offering pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The commercial paper notes may bear interest or may be sold at a discount and will have a maturity not more than 364 days from the time of issuance.

                       HISTORICAL SELECTED FINANCIAL DATA

     The following selected financial data have been derived from our financial statements. The data should be read in conjunction with our financial statements and notes thereto included elsewhere in this information statement. The statement of operations data for the years ended September 30, 1998, 1999 and 2000 and the statement of assets and liabilities data as of September 30, 1999 and 2000 have been derived from our audited financial statements. The statement of operations data for the years ended September 30, 1996 and 1997 and the statement of assets and liabilities data as of September 30, 1996, 1997 and 1998 have been derived from our unaudited financial information. The statement of operations data for the six months ended March 31, 2000 and 2001 and the statement of assets and liabilities data as of March 31, 2000 and 2001 have been derived from our unaudited financial statements, which, in the opinion of management, include all adjustments necessary for a fair presentation of results of operations for such periods and assets and liabilities as of such dates. Operating results for the six months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending September 30, 2001.


                                                                                                           SIX MONTHS
                                                                                                             ENDED
                                                           FISCAL YEAR ENDED SEPTEMBER 30,                 MARCH 31,
                                                 ----------------------------------------------------   ----------------
                                                 1996(1)    1997       1998(2)      1999(3)   2000(4)    2000    2001(4)
                                                 -------   ------   -------------   -------   -------   ------   -------
                                                                              (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Sales..........................................  $1,498    $1,701      $2,026       $2,438    $2,510    $1,181   $1,277
Cost of sales..................................   1,162     1,255       1,603        1,782     1,845       865      944
Selling, general and administrative............     226       237         256          278       274       131      157
Purchased research and development(5)..........      --        --         103           --        --        --       --
Income before income taxes and accounting
  change.......................................     138       220          73          437       399       187      181
Net income(6)..................................      92       144          32          291       269       126      119
STATEMENT OF ASSETS AND LIABILITIES DATA (AT
  END OF PERIOD):
Working capital(7).............................  $  213    $  286      $  334       $  451    $  565    $  575   $  758
Property.......................................     218       229         322          365       417       361      476
Intangible assets..............................      53        57         119          126       148       119      441
Total assets...................................   1,206     1,412       1,841        2,033     2,100     2,012    2,628
Rockwell's invested equity.....................     182       322         503          695       908       811    1,386
OTHER DATA:
Capital expenditures...........................  $   60    $   72      $  143       $  127    $   98    $   37   $   50
Goodwill amortization..........................      --        --           4            4         6         3        9
Other depreciation and amortization............      52        58          62           82        93        42       59


---------------
(1) Includes $50 million ($34 million after tax) of realignment charges.

(2) Includes (a) $65 million ($43 million after tax) of realignment charges and
    (b) $53 million ($33 million after tax) of charges for estimated losses on two government contracts.

(3) Includes a $32 million ($20 million after tax) gain on the sale of a business.

(4) Commencing in the third quarter of 2000, we incurred costs that our management anticipated would be recovered under an in-flight network system contract. As a result of information which became available in March 2001, our management concluded that the contract award was no longer probable and, accordingly, these costs have been presented in the financial statements as an expense in the periods incurred. These costs were $16 million ($11 million after tax) for the year ended September 30, 2000 and $8 million ($5 million after tax) for the six months ended March 31, 2001.

(5) Purchased research and development of $103 million ($65 million after tax) relates to the acquisition of the in-flight entertainment business of Hughes-Avicom International, Inc. in December 1997.

(6) Effective October 1, 1997, we changed our method of accounting for certain inventoriable general and administrative costs related to government contracts. The cumulative effect of this change in accounting principle was a $17 million reduction of net income.


(7) Working capital consists of all current assets and liabilities, including cash and short-term debt.

         UNAUDITED QUARTERLY SEGMENT SALES AND OPERATING EARNINGS DATA



     The following unaudited quarterly segment sales and operating earnings data have been derived from our financial statements. The data should be read in conjunction with our financial statements and notes thereto included elsewhere in this information statement.



                                                                      FISCAL 2001
                                                    -----------------------------------------------
                                                       THREE MONTHS ENDED          SIX MONTHS ENDED
                                                    -------------------------      ----------------
                                                    DECEMBER 31,    MARCH 31,         MARCH 31,
                                                        2000          2001               2001
                                                    ------------    ---------      ----------------
                                                                     (IN MILLIONS)
SALES:
     Commercial Systems.........................        $375          $421              $  796
     Government Systems.........................         212           269                 481
                                                        ----          ----              ------
          Total.................................        $587          $690              $1,277
                                                        ====          ====              ======
SEGMENT OPERATING EARNINGS:
     Commercial Systems.........................        $ 68          $ 68              $  136
     Government Systems.........................          38            41                  79
                                                        ----          ----              ------
          Total.................................         106           109                 215
Goodwill and purchase accounting items..........         (11)          (10)                (21)
Earnings (losses) from equity affiliates........           2            --                   2
General corporate - net.........................          (8)           (7)                (15)
                                                        ----          ----              ------
Income before income taxes......................          89            92                 181
Income tax provision............................         (31)          (31)                (62)
                                                        ----          ----              ------
Net income......................................        $ 58          $ 61              $  119
                                                        ====          ====              ======



                                                                    FISCAL 2000
                                        -------------------------------------------------------------------
                                                        THREE MONTHS ENDED
                                        ---------------------------------------------------    YEAR ENDED
                                        DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                            1999         2000        2000         2000            2000
                                        ------------   ---------   --------   -------------   -------------
                                                                   (IN MILLIONS)
SALES:
     Commercial Systems...............     $ 353         $ 391      $ 396         $ 446          $ 1,586
     Government Systems...............       210           227        231           256              924
                                           -----         -----      -----         -----          -------
          Total.......................     $ 563         $ 618      $ 627         $ 702          $ 2,510
                                           =====         =====      =====         =====          =======
SEGMENT OPERATING EARNINGS:
     Commercial Systems...............     $  73         $  73      $  73         $  77          $   296
     Government Systems...............        34            27         40            43              144
                                           -----         -----      -----         -----          -------
          Total.......................       107           100        113           120              440

Goodwill and purchase accounting
  items...............................        (3)           (3)        (3)           (6)             (15)
Earnings (losses) from equity
  affiliates..........................         1            (4)         1            (1)              (3)
General corporate - net...............        (6)           (5)        (8)           (4)             (23)
                                           -----         -----      -----         -----          -------
Income before income taxes............        99            88        103           109              399
Income tax provision..................       (32)          (29)       (34)          (35)            (130)
                                           -----         -----      -----         -----          -------
Net income............................     $  67         $  59      $  69         $  74          $   269
                                           =====         =====      =====         =====          =======

                                                                    FISCAL 1999
                                        -------------------------------------------------------------------
                                                        THREE MONTHS ENDED
                                        ---------------------------------------------------    YEAR ENDED
                                        DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                            1998         1999        1999         1999            1999
                                        ------------   ---------   --------   -------------   -------------
                                                                   (IN MILLIONS)
SALES:
     Commercial Systems...............     $  346       $  378      $  397       $  425          $1,546
     Government Systems...............        182          195         231          284             892
                                           ------       ------      ------       ------          ------
          Total.......................     $  528       $  573      $  628       $  709          $2,438
                                           ======       ======      ======       ======          ======
SEGMENT OPERATING EARNINGS:
     Commercial Systems...............     $   63       $   75      $   79       $   68          $  285
     Government Systems...............         23           31          31           54             139
                                           ------       ------      ------       ------          ------
          Total.......................         86          106         110          122             424

Goodwill and purchase accounting
  items...............................         (2)          (2)         (3)          (3)            (10)
Gain on disposition of a business.....         36           (4)         --           --              32
Earnings (losses) from equity
  affiliates..........................          1            9           1           --              11
General corporate - net...............         (6)          (5)         (5)          (4)            (20)
                                           ------       ------      ------       ------          ------
Income before income taxes............        115          104         103          115             437
Income tax provision..................        (38)         (35)        (34)         (39)           (146)
                                           ------       ------      ------       ------          ------
Net income............................     $   77       $   69      $   69       $   76          $  291
                                           ======       ======      ======       ======          ======



Gain on disposition of a business relates to the sale of our railroad electronics business in the first quarter of 1999.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED STATEMENT OF ASSETS AND LIABILITIES

     Our unaudited pro forma condensed statement of assets and liabilities has been derived from our historical statement of assets and liabilities and has been prepared as if the distribution occurred on March 31, 2001.

     Our unaudited pro forma condensed statement of assets and liabilities should be read in conjunction with our historical financial statements and the notes thereto for the three years ended September 30, 2000 and for the six months ended March 31, 2001 included elsewhere herein. Our unaudited pro forma condensed statement of assets and liabilities is not necessarily indicative of our financial position had the distribution occurred on March 31, 2001.


                                                                     MARCH 31, 2001
                                                 ------------------------------------------------------
                                                 ROCKWELL COLLINS      PRO FORMA       ROCKWELL COLLINS
                                                    HISTORICAL       ADJUSTMENTS(1)       PRO FORMA
                                                 ----------------    --------------    ----------------
                                                                     (IN MILLIONS)
ASSETS
Cash...........................................       $   20            $    --             $   20
Receivables....................................          516                 --                516
Inventories....................................          813                 --                813
Deferred taxes and other current assets........          182                 --                182
                                                      ------            -------             ------
          Total current assets.................        1,531                 --              1,531
Property.......................................          476                 --                476
Intangible assets..............................          441                 --                441
Other assets...................................          180                 --                180
                                                      ------            -------             ------
          Total assets.........................       $2,628            $    --             $2,628
                                                      ======            =======             ======
LIABILITIES AND SHAREOWNERS' EQUITY
Short-term debt................................       $   --            $   300(2)          $  300
Accounts payable...............................          207                 --                207
Other current liabilities......................          566                 --                566
                                                      ------            -------             ------
          Total current liabilities............          773                300              1,073
                                                      ------            -------             ------
Other liabilities..............................          469                 --                469
Shareowners' equity:
Rockwell's net investment......................        1,416             (1,416)(3)             --
Common stock...................................           --                  2(3)               2
Additional paid-in capital.....................           --              1,414(3)           1,114
                                                                           (300)(2)
Retained earnings..............................           --                 --                 --
Accumulated other comprehensive loss...........          (30)                --                (30)
                                                      ------            -------             ------
          Total shareowners' equity............        1,386               (300)             1,086
                                                      ------            -------             ------
          Total liabilities and shareowners'
            equity.............................       $2,628            $    --             $2,628
                                                      ======            =======             ======


---------------
(1) Rockwell will pay substantially all costs directly related to the distribution and accordingly such costs are not reflected in the historical financial statements or as a pro forma adjustment.

(2) Borrowings to finance the pre-distribution payment to be made by us to Rockwell.

(3) To reflect the distribution as the elimination of Rockwell's net investment and the issuance of an estimated 183 million shares of our common stock, par value $.01 per share. This is based on the number of shares of Rockwell common stock outstanding on March 31, 2001 and the distribution ratio of one share of our common stock for each share of Rockwell common stock outstanding.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

     Our unaudited pro forma condensed statement of operations has been derived from our historical statements of operations and has been prepared as if the distribution occurred on October 1, 1999.

     Our unaudited pro forma condensed statement of operations should be read in conjunction with our historical financial statements and notes thereto for the three years in the period ended September 30, 2000 and for the six-month period ended March 31, 2001 included elsewhere herein. Our unaudited pro forma condensed statement of operations is not necessarily indicative of our financial results had the distribution occurred on October 1, 1999.


                                       FISCAL YEAR ENDED SEPTEMBER 30, 2000     SIX MONTHS ENDED MARCH 31, 2001
                                       ------------------------------------   ------------------------------------
                                        ROCKWELL                  ROCKWELL     ROCKWELL                  ROCKWELL
                                        COLLINS      PRO FORMA     COLLINS     COLLINS      PRO FORMA     COLLINS
                                       HISTORICAL   ADJUSTMENTS   PRO FORMA   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                       ----------   -----------   ---------   ----------   -----------   ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales................................    $2,510        $ --        $2,510       $1,277        $ --        $1,277
Costs and Expenses:
Cost of sales........................     1,845          --         1,845          944          --           944
Selling, general and
  administrative.....................       274          (2)(1)       272          157          (3)(1)       154
Interest expense.....................        --          20(2)         20           --          10(2)         10
Losses (earnings) from equity
  affiliates.........................         3          --             3           (2)         --            (2)
Other income.........................       (11)         --           (11)          (3)         --            (3)
                                         ------        ----        ------       ------        ----        ------
Total costs and expenses.............     2,111          18         2,129        1,096           7         1,103
                                         ------        ----        ------       ------        ----        ------
Income before income taxes...........       399         (18)          381          181          (7)          174
Income tax provision.................       130          (6)(3)       124           62          (2)(3)        60
                                         ------        ----        ------       ------        ----        ------
Net income...........................    $  269        $(12)       $  257       $  119        $ (5)       $  114
                                         ======        ====        ======       ======        ====        ======
Earnings per share(4):
  Basic..............................                              $ 1.37                                 $ 0.63
                                                                   ======                                 ======
  Diluted............................                              $ 1.35                                 $ 0.62
                                                                   ======                                 ======
Average outstanding shares(4):
  Basic..............................                               187.8                                  182.4
                                                                   ======                                 ======
  Diluted............................                               189.9                                  185.0
                                                                   ======                                 ======


---------------

(1) Costs related to employee benefit obligations, including pension and other retirement benefits, related to active and former Rockwell employees who were not associated with our Avionics and Communications business. Lower pro forma expense is attributable to pension plan assets in excess of obligations related to these active and former Rockwell employees. These pension plan assets and obligations will be assumed by us as part of the distribution. Please see Note 14, Retirement Benefits in the Notes to Financial Statements.


(2) Interest expense at 6.8% for the year ended September 30, 2000 and 6.4% for the six months ended March 31, 2001 related to the borrowings to finance the pre-distribution payment to be made by us to Rockwell. The interest rate represents our estimated cost of borrowing for the periods presented.

(3) Income tax effect of adjustments (1) and (2).

(4) Earnings per share and average shares outstanding are based on our expected post-distribution capital structure. These amounts are based on average outstanding shares of Rockwell common stock and the distribution ratio of one share of our common stock for each share of Rockwell common stock outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Rockwell Collins is a world leader in providing aviation electronics and airborne and mobile communications products and systems for commercial and military applications. Our Commercial Systems business supplies flight deck electronic products and systems, including communications, navigation, display and automatic flight control systems, as well as in-flight entertainment and information management systems, to commercial aircraft manufacturers and airlines throughout the world. Our Government Systems business supplies defense electronics products and systems, including communications, navigation and integrated systems, for airborne, ground and shipboard applications to the U.S. Department of Defense, foreign militaries and manufacturers of military aircraft and helicopters. We also provide a wide array of services and support to our customers through our network of over 60 service locations worldwide.

     During the past few years, our Commercial Systems business has operated in an environment of steady increases in commercial aviation passenger and cargo traffic. As depicted in the following table, commercial air transport and business and regional aircraft delivery rates worldwide have grown significantly since 1997 to meet increased air traffic demand.

                                                                NEW AIRCRAFT DELIVERIES
                                                      --------------------------------------------
                                                      1997    1998    1999    2000        2001
                                                      ----    ----    ----    -----    -----------
                                                                                       (ESTIMATED)
Air Transport Aircraft..............................  579     812     937       814         925
Business & Regional Aircraft........................  780     808     976     1,152       1,328

     Our Commercial Systems business has benefited from the increased number of new aircraft deliveries since 1997, and from strong demand for retrofit and upgrade programs driven in large part by equipment changes to support noise reduction, emissions control and government mandated safety programs. Demand for our in-flight entertainment products has also increased as airlines strive to accommodate passenger demand for entertainment, e-mail connectivity, video on demand and live TV while in flight.

     Although overall U.S. government defense and procurement spending has been relatively flat over the past few years, the defense electronics markets we address have shown modest growth. During the past few years, our Government Systems business has benefited from upgrade and modification programs for aging military aircraft fleets, such as the U.S. Air Force C/KC-135 tanker aircraft programs. Our Government Systems business has also benefited from increased order activity in areas such as military data links and next-generation global positioning system programs.

RESULTS OF OPERATIONS

  FISCAL YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998

     Our sales increased $72 million, or 3%, to $2,510 million in 2000 compared to sales of $2,438 million in 1999. This increase reflects continued favorable conditions in our served commercial markets, the acquisition of the Sony Trans Com in-flight entertainment business in the fourth quarter of 2000 and modest growth in the defense electronics markets we address despite overall flat defense spending.

     We generate revenues from the sale of end products, including spare parts, as well as from the sale of services. In 2000, our sales of services grew at a faster rate than sales of our end products resulting primarily from our continued focus on providing an expanded range of services and support, as well as strong conditions in the aftermarket resulting from increasing worldwide airline passenger traffic and government mandated retrofit programs. Sales of services increased 17% in 2000 to $239 million compared to $205 million in 1999.

     Our international sales, which include U.S. export sales, grew 19% to $1,015 million in 2000 compared to $852 million in 1999. This sales growth resulted primarily from demand for in-flight entertainment equipment in Asia, strong sales volume to a Canadian manufacturer of business and regional jets and higher service and support revenues worldwide. New market positions with foreign airlines as well as government mandated retrofits also contributed to international sales growth during this period.

     Selling, general and administrative costs were $274 million, or 10.9% of sales, in 2000, compared to $278 million, or 11.4%, of sales in 1999. This decrease reflects the continued benefits from our Lean Electronics(SM) initiative, including implementation of our enterprise resource planning system, and from our company-wide shared services model.

     Other income includes royalty income, gains and losses on the sale of property and businesses, as well as other miscellaneous income and expenses. Other income in 2000 was $11 million compared to $48 million in 1999. Other income in 1999 included a $32 million gain on the sale of our railroad electronics business.

     Net income in 2000 was $269 million compared to $291 million in 1999. Net income in 1999 included a $32 million gain ($20 million after tax) on the sale of the railroad electronics business as well as higher earnings from equity affiliates resulting from our investment in the Rockwell Science Center.

     Sales of $2,438 million in 1999 increased $412 million, or 20%, compared to sales of $2,026 million in 1998. In 1999, Commercial Systems sales increased 27% primarily due to increased demand for in-flight entertainment products, higher aircraft production rates and strong retrofit activity, while Government Systems sales grew 10% primarily resulting from certain retrofit programs.


     In 1999, our sales of services grew at a faster rate than sales of our end products, resulting primarily from our focus on providing an expanded range of services and support, as well as strong conditions in the aftermarket resulting from increasing worldwide airline passenger traffic and government mandated retrofit programs. Sales of services increased 35% in 1999 to $205 million compared to $152 million in 1998.


     International sales in 1999 of $852 million were 24% higher than the $689 million of international sales in 1998. International sales growth in 1999 resulted primarily from new market positions with European aircraft manufacturers, primarily Airbus Industrie. New market positions with foreign airlines as well as government mandated retrofits also contributed to international sales growth during this period.

     Selling, general and administrative costs were $278 million, or 11.4% of sales, in 1999 compared to $239 million, or 11.8% of sales, in 1998, excluding $17 million of realignment charges in 1998. Reductions in selling, general and administrative costs as a percentage of sales resulted from our Lean Electronics(SM) initiative and from the benefits of our company-wide shared services model. Workforce reductions resulting from our 1998 realignment actions reduced selling, general and administrative costs by approximately $3 million in 1999.

     Other income in 1999 was $48 million compared to $8 million in 1998. Other income in 1999 included a $32 million gain on the sale of our railroad electronics business.

     Net income in 1999 was $291 million compared to net income of $32 million in 1998. Net income in 1999 included a $32 million gain ($20 million after tax) on the sale of the railroad electronics business, while net income in 1998 included $65 million ($43 million after tax) of realignment charges, $103 million ($65 million after tax) of purchased research and development charges associated with the acquisition of Hughes-Avicom's in-flight entertainment business, $53 million ($33 million after tax) of charges for estimated losses on two government contracts and a $27 million ($17 million after tax) charge resulting from a change in the method of accounting for certain inventoriable general and administrative costs related to government contracts. Excluding these items, net income was $271 million in 1999 compared to $190 million in 1998. The increase resulted primarily from incremental profitability on higher sales volumes, higher earnings from equity affiliates resulting from our investment in the Rockwell Science Center and the absence of approximately $8 million of after-tax losses attributable to non-strategic businesses that were exited in connection with our realignment actions taken in 1998.

     We have two operating segments. The following table presents segment sales and operating earnings information (in millions):

                                                                                   SIX MONTHS
                                                    FISCAL YEAR ENDED                ENDED
                                                      SEPTEMBER 30,                MARCH 31,
                                              ------------------------------    ----------------
                                              1998(1)(2)     1999      2000      2000      2001
                                              ----------    ------    ------    ------    ------
SALES:
  Commercial Systems........................    $1,213      $1,546    $1,586    $  744    $  796
  Government Systems........................       813         892       924       437       481
                                                ------      ------    ------    ------    ------
          Total.............................    $2,026      $2,438    $2,510    $1,181    $1,277
                                                ======      ======    ======    ======    ======
SEGMENT OPERATING EARNINGS:
  Commercial Systems........................    $  147      $  285    $  296    $  146    $  136
  Government Systems........................        54         139       144        61        79
                                                ------      ------    ------    ------    ------
          Total.............................       201         424       440       207       215
Goodwill and purchase accounting items......      (110)        (10)      (15)       (6)      (21)
Gain on disposition of a business...........        --          32        --        --        --
Earnings (losses) from equity affiliates....         1          11        (3)       (3)        2
General corporate-net.......................       (19)        (20)      (23)      (11)      (15)
                                                ------      ------    ------    ------    ------
Income before income taxes and accounting
  change....................................        73         437       399       187       181
Income tax provision........................       (24)       (146)     (130)      (61)      (62)
Cumulative effect of accounting change......       (17)         --        --        --        --
                                                ------      ------    ------    ------    ------
Net income..................................    $   32      $  291    $  269    $  126    $  119
                                                ======      ======    ======    ======    ======

---------------
(1) Segment operating earnings in 1998 include realignment charges of $55 million and $10 million for Commercial Systems and Government Systems, respectively.

(2) Segment operating earnings for Government Systems in 1998 include $53 million of charges for estimated losses on two government contracts.

     Segment operating earnings, an internal performance measure, exclude income taxes, unallocated general corporate expenses, gains and losses from the disposition of businesses, earnings and losses from equity affiliates, and incremental acquisition-related expenses resulting from purchase accounting adjustments, such as goodwill and other intangible asset amortization, depreciation, inventory and purchased research and development charges. Our definition of segment operating earnings may be different from definitions used by other companies.

     In 2000, Commercial Systems sales increased $40 million to $1,586 million from $1,546 million in 1999. This increase was driven primarily by newly captured market positions in the business and regional jet market, higher service and support revenues and the acquisition of the Sony Trans Com in-flight entertainment business in the fourth quarter of 2000, which more than offset the results of expected lower production of large commercial aircraft. Commercial Systems segment operating earnings in 2000 were $296 million, an increase of $11 million over 1999 segment operating earnings of $285 million. Commercial Systems segment operating earnings as a percentage of sales increased to 18.7% in 2000 compared to 18.4% in 1999, reflecting lower customer incentives, partially offset by costs incurred in connection with our I(2)S initiative.

     In 2000, Government Systems sales increased $32 million, or 4%, to $924 million, while segment operating earnings increased 4% to $144 million from $139 million in 1999. The increase in sales was primarily related to two flight deck retrofit programs for the C/KC-135 tanker aircraft as well as increased volume from the Sikorsky S-70 helicopter and ARC-210 Radio programs. Government Systems segment operating earnings as a percentage of sales was 15.6% in both 2000 and 1999.

     In 1999, Commercial Systems sales increased 27% to $1,546 million compared to sales of $1,213 million in 1998, primarily due to higher production rates for new aircraft across all market segments, higher air transport aircraft retrofit activity, growth in service and support revenue, and increased customer demand for in-flight entertainment systems. Commercial Systems segment operating earnings increased $83 million to $285 million in 1999 compared to 1998 segment operating earnings of $202 million, before $55 million of realignment charges in 1998 resulting from the exit of non-strategic businesses and other cost reduction initiatives. Commercial Systems segment operating earnings as a percentage of sales was 18.4% in 1999 compared to 16.7% in 1998, before the realignment charges. This increase was driven by incremental profitability on higher sales volumes and approximately $15 million of cost savings resulting from the realignment actions taken in 1998.

     In 1999, Government Systems sales increased 10% to $892 million compared to 1998 sales of $813 million, primarily resulting from higher volumes on the C/KC-135 tanker aircraft retrofit program and the ARC 210/220 Radio programs. Government Systems segment operating earnings increased $22 million to $139 million in 1999 compared to $117 million for 1998, excluding $53 million in contract charges in 1998 for estimated losses on two contracts and $10 million in realignment charges. Government Systems segment operating earnings as a percentage of sales in 1999 increased to 15.6% compared to 14.4% in 1998, before the contract-related and realignment charges, driven by efficiencies achieved from the realignment actions taken in 1998.

     Included in goodwill and purchase accounting items in 1998 is a charge for purchased research and development of $103 million ($65 million after tax) related to our acquisition of Hughes-Avicom. The charge related principally to the Total Entertainment System, an audio/video on demand system for in-flight entertainment that was in process at the acquisition date. The system was completed and placed in service in early fiscal 2000, approximately one year later than originally estimated. The delay resulted in higher than anticipated product development costs. Our management believes that this delay will not materially affect our results of operations or financial position because this system has functionality comparable to the most advanced products currently available in the in-flight entertainment market.

     At the acquisition date, Hughes-Avicom was also developing a product utilizing direct broadcast satellite technology to deliver live television to aircraft. This effort represented less than 20% of the total charge for purchased research and development. This development effort was discontinued in fiscal 2000 when our management concluded that alternative technologies under development would better meet the changing demands of the in-flight entertainment marketplace.

  SIX MONTHS ENDED MARCH 31, 2000 AND 2001

     Sales increased $96 million, or 8%, to $1,277 million for the first six months of 2001 compared to the first six months of 2000. The recent acquisitions of Kaiser Aerospace and Electronics and Sony Trans Com contributed $142 million of sales during the first six months of 2001. Excluding acquisitions, sales in the first six months of 2001 decreased $46 million, with increased sales of commercial avionics products offset by lower sales of wide-body in-flight entertainment products and reduced Government Systems sales. Net income for the first six months of 2001 decreased to $119 million from $126 million in the first six months of 2000 due to higher intangible amortization resulting from recent acquisitions, partially offset by higher earnings from equity affiliates.

     Commercial Systems sales increased $52 million, or 7%, to $796 million for the first six months of 2001 compared to the same period in 2000. The Sony Trans Com acquisition, completed in July 2000, contributed $64 million of sales during the first six months of 2001. Excluding acquisitions, sales for the first six months of 2001 were $12 million lower than the same period in 2000. Sales of commercial avionics products increased 7% during this period resulting from continued demand in the air transport and business and regional markets, but the increase was more than offset by lower sales of wide-body in-flight entertainment products, which are expected to increase in the second half of 2001. Segment operating earnings for Commercial Systems in the first six months of 2001 of $136 million were down $10 million from the comparable period a year ago due primarily to lower sales of wide-body in-flight entertainment products and increased product development spending. Commercial Systems segment operating earnings as a percentage of sales were 17.1% for the first six months of 2001 compared to 19.6% for the first six months of 2000.

     Government Systems sales increased $44 million, or 10%, to $481 million in the first six months of 2001 over the comparable period in 2000. The Kaiser Aerospace and Electronics acquisition, completed in December 2000, added $78 million in sales during the first six months of 2001. Excluding acquisitions, sales for the first six months of 2001 decreased $34 million compared to the same period in 2000, primarily as a result of reduced volume on the C/KC-135 Pacer Crag retrofit program and timing of deliveries on certain communication programs, which are expected to increase in the second half of 2001. Segment operating earnings for Government Systems increased $18 million to $79 million compared to the same period in 2000 primarily as a result of the Kaiser Aerospace and Electronics acquisition and a favorable resolution of a government contract dispute. Government Systems segment operating earnings as a percentage of sales were 16.4% for the first six months of 2001 compared to 14.0% for the first six months of 2000.

INCOME TAXES

     Our effective income tax rates were determined on a stand-alone basis and were 32.5% in 2000, 33.5% in 1999 and 32.8% in 1998. The effective tax rates are lower than the U.S. statutory rate of 35% due primarily to our utilization of certain tax benefits related to export sales. We expect an effective income tax rate of approximately 34% through fiscal 2002, reflecting nondeductible goodwill amortization resulting from recent acquisitions.


FINANCIAL CONDITION


     Cash provided by operations was $281 million in 2000, $203 million in 1999 and $146 million in 1998. Over the past three years, cash provided by operations has improved as a result of increased focus on inventory and accounts receivable management, which offset working capital increases related to sales growth. During this period, cash provided by operations, together with investments from Rockwell, have enabled us to fund capital expenditures, including our enterprise resource planning system, and to make strategic acquisitions. As the investment in our enterprise resource planning system nears completion and we continue to recognize benefits from our Lean Electronics(SM) initiative, we expect our operating cash flow performance to continue to improve.

     During the first six months of 2001, cash used by operations was $19 million, compared to cash provided by operations of $47 million in the first six months of 2000. Lower cash provided by operations during the first six months of 2001 primarily relates to higher levels of inventories in anticipation of increased sales expected in the second half of fiscal 2001 and timing of progress payments from customers. Cash provided by operations is generally lower in the first half of each fiscal year due principally to the timing of certain U.S. government payments to us and certain employee incentive compensation payments.

     Capital expenditures were $50 million during the first six months of 2001, $98 million in 2000, $127 million in 1999, and $143 million in 1998. Capital expenditures during this period included an investment of approximately $110 million in our enterprise resource planning system. We expect capital expenditures for the full year of 2001 to approximate $115 million. During 1999, we received $87 million from the sale of our railroad electronics business and other property.

     Cash investments in strategic acquisitions and joint ventures since 1998 approximated $630 million. We extended our capabilities in the area of displays technology with the acquisition of Kaiser Aerospace and Electronics during the first quarter of 2001 and the acquisition of the remaining 50% interest in Flight Dynamics that we did not already own during 1999. We entered into the growing market for in-flight entertainment systems with the acquisition of Hughes-Avicom in 1998, and we expanded our in-flight entertainment product offerings with the acquisition of Sony Trans Com during 2000. We also invested in our In-Flight Network LLC joint venture with News Corporation during 2000. In April 2001, we announced that we will cease further investment in this joint venture. We continuously evaluate acquisition opportunities and

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

expect to continue to acquire businesses and capabilities as an integral component of our overall growth strategy. Subsequent to the distribution, our ability to finance significant acquisitions will depend in large part on our ability to access debt and equity markets on a cost effective basis. Although our access to these capital markets is unproven, we believe we are well positioned to access these markets due to our strong balance sheet and expected improved cash flow from operations.

     We currently expect to make a tax-deductible cash contribution of approximately $100 million to $120 million to our pension plan in order to satisfy certain U.S. government cost accounting standards rules. The cash contribution is expected to be made no later than January 31, 2002.


     We have entered into an unsecured revolving credit facility with a group of banks and expect to establish a commercial paper program in order to fund a pre-distribution payment to Rockwell of $300 million and to provide for future working capital needs and other general corporate purposes. We believe that cash flow from operations will be sufficient to fund future capital expenditures and shareowner dividends that are initially expected to be $.36 per share annually.



OUTLOOK


     Our management has established long-term financial goals that consist of average annual sales growth of 10%, operating margins of 15% to 17%, average annual earnings per share growth of 13% to 15% and return on invested capital of 25%. Our average annual sales growth goal assumes increased revenues from both our heritage businesses and our identified growth opportunities, including in-flight entertainment systems, integrated information systems and free flight products and systems, and expansion of our service and support offerings. In addition, we have assumed that acquisitions will contribute modestly to our sales growth over the next several years. Our average annual earnings per share growth goal assumes the realization of our average annual sales growth goal and continued operating margin improvements from our Lean Electronics(SM) initiative. We have recently established these goals on the basis of our operating as an independent public company after the distribution and with the recognition that the commercial aviation markets we address are, to varying degrees, cyclical and have experienced periodic downturns. Accordingly, we will measure our performance against these goals over a multi-year period.


     Our management expects fiscal 2001 sales to approximate $2.9 billion, consisting of sales of approximately $1.8 billion from our Commercial Systems business and $1.1 billion from our Government Systems business. Our management also expects pro forma net income for fiscal 2001 to be in the range of $260 million to $270 million and pro forma earnings per share for fiscal 2001 to be in the range of $1.40 to $1.45. Looking forward to 2002, our management expects revenue growth in the high single digits and earnings per share growth in the low double digits, assuming that stable conditions continue in the commercial air transport market. In calculating our projected pro forma net income and pro forma earnings per share, we have included all pro forma adjustments applied to our historical financial information referenced in "Unaudited Pro Forma Condensed Financial Information -- Unaudited Pro Forma Condensed Statement of Operations" above, including adjustments to interest expense and retirement benefit expense. As we believe that the costs allocated to us for certain management services provided by Rockwell, including corporate oversight, financial, legal, tax, corporate communications and human resources, approximate those which we would have incurred operating on a stand alone basis, no pro forma adjustment for these costs has been made in calculating pro forma net income or earnings per share.



     Our management expects cash flow from operations to be in excess of $200 million in fiscal 2001 and in excess of $300 million in fiscal 2002, excluding nonrecurring contributions to our benefit plans in connection with the distribution. Our 2002 expectations assume that stable conditions continue in the commercial air transport market.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     For our fiscal year ended September 30, 2000, approximately 40% of our total sales consisted of sales outside of the United States, with less than 10% of total sales denominated in currencies other than the United

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

States dollar. In addition, from time to time we execute intercompany loans with our foreign subsidiaries that are denominated in foreign currencies.


     We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of our foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. Our objective is to minimize our exposure to these risks through a combination of normal operating activities (by requiring, where possible, export sales denominated in United States dollars) and utilizing foreign currency forward exchange contracts to manage our exposure on transactions denominated in currencies other than the applicable functional currency. These contracts are executed with creditworthy banks and are denominated in currencies of major industrial countries. It is our policy not to enter into derivative financial instruments for speculative purposes. We do not hedge our exposure to the translation of reported results of our foreign subsidiaries from local currency to United States dollars. A 10% adverse change in the underlying foreign currency exchange rates would not be significant to our financial condition or results of operations.


     At September 30, 2000 and 1999, we had outstanding foreign currency forward exchange contracts with notional amounts of $140 million and $119 million, respectively, primarily consisting of contracts to exchange the euro and pound sterling. Notional amounts are stated in the U.S. dollar equivalents at spot exchange rates at the respective dates. The use of these contracts allows us to manage transactional exposure to exchange rate fluctuations as the gains or losses incurred on the foreign currency forward exchange contracts will offset, in whole or in part, losses or gains on the underlying foreign currency exposure. A hypothetical 10% adverse change in underlying foreign currency exchange rates associated with these contracts would not be material to our financial condition or results of operations.

CAUTIONARY STATEMENT

     This information statement contains statements, including certain projections and business trends, accompanied by such phrases as "believes", "estimates", "expects", "could", "likely", "anticipates", "will", "intends", and other similar expressions, that are forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to economic and political changes in international markets where we compete, such as currency exchange rates, inflation rates, recession, foreign ownership restrictions and other external factors over which we have no control; domestic and foreign government spending, budgetary and trade policies; demand for and market acceptance of new and existing products; competitive product and pricing pressures; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those set forth under "Risk Factors" and elsewhere in this information statement, as well as those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof.

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

                                THE DISTRIBUTION

INTRODUCTION

     On December 8, 2000, the board of directors of Rockwell approved in principle the distribution of all of the outstanding shares of our common stock to the holders of Rockwell common stock. The distribution, which is expected to occur at the close of business on June 29, 2001, will result in the separation of Rockwell into two companies by means of a tax-free spin-off of our company. The distribution is subject to the satisfaction or waiver of certain conditions set forth in the distribution agreement to be entered into among Rockwell, the Rockwell Science Center and us. At the time of the distribution, we will own substantially all of the assets, liabilities (including liabilities relating to former operations) and operations which prior to the distribution date comprise Rockwell's Avionics and Communications business. Please see "The Rockwell Collins Business".

     Shareowners of Rockwell with inquiries relating to the distribution should contact Mellon Investor Services LLC, the distribution agent, telephone number
(800) 204-7800 or Rockwell, Shareowner Services, telephone number (414) 212-5300. After the distribution, our shareowners with inquiries relating to the distribution or their investment in us should contact us at 400 Collins Road NE, Cedar Rapids, Iowa 52498, telephone number (319) 295-4045 or Mellon Investor Services LLC, our transfer agent, at P.O. Box 3310, South Hackensack, New Jersey 07606, telephone number (888) 253-4522.

BACKGROUND AND REASONS FOR THE DISTRIBUTION

     Rockwell's board of directors believes that the distribution will accomplish a number of important business objectives and, by enabling Rockwell and us to develop our respective businesses separately, should better position the two companies to produce greater total shareowner value over the long term. These important business objectives include:

     Greater Strategic Focus. The distribution will separate our Avionics and Communications business from Rockwell's remaining Automation business, each with distinct financial, investment and operating characteristics, so that each can adopt strategies and pursue objectives appropriate to its specific business. The distribution will permit the management of each company to prioritize the allocation of its respective management and financial resources for achievement of its own corporate objectives. In particular, Rockwell believes that the distribution will permit each business to maximize its strengths and provide greater flexibility to pursue business opportunities, including acquisitions, joint ventures and other business alliances and combinations.

     Focused Incentives and Greater Accountability for Employees. The distribution is expected to allow each of us and Rockwell to attract, motivate and retain key personnel by enabling us and Rockwell to provide more effective incentive compensation programs that are based on the performance of the respective business in which these individuals are employed without being influenced by the results of the business in which they have no involvement.

     Appropriate Market Recognition of Performance. The distribution also will enable shareowners and potential investors to evaluate better the financial performance of each business and its strategies, enhancing the likelihood that each will achieve appropriate market recognition for its own performance.

MANNER OF EFFECTING THE DISTRIBUTION

     The distribution is expected to be made on June 29, 2001, the distribution date, to shareowners of record of Rockwell common stock as of the close of business on June 15, 2001, which will be the record date. On the distribution date, Rockwell will deliver all of the outstanding shares of our common stock to the distribution agent for allocation to the holders of record of Rockwell common stock as of the close of business on the record date. In the distribution, each Rockwell shareowner will receive one share of our common stock and an associated preferred share purchase right for each share of Rockwell common stock held as of the close of business on the record date. Please see "Description of Capital Stock -- Rights Plan". Based on the number of shares of Rockwell common stock outstanding as of April 30, 2001, approximately
182.9 million shares of our common stock will be distributed in the distribution.

     Our shareowners will have their ownership of our common stock registered only in book-entry form. Book-entry registration refers to a method of recording stock ownership in our records in which no share certificates are issued. On the distribution date, each owner of Rockwell common stock as of the close of business on the record date will be credited through book-entry in our records with the number of shares of our common stock distributed to the shareowner. Beginning on or about the distribution date, the distribution agent will begin mailing account statements to these Rockwell shareowners indicating the number of shares of our common stock that each such shareowner owns. Following the distribution date, any shareowner whose ownership of our common stock is registered in book-entry form may obtain at any time without charge, physical certificates to represent the number of whole shares owned by such shareowner by contacting our transfer agent. All shares of our common stock distributed in the distribution will be fully paid and nonassessable and holders thereof will not be entitled to preemptive rights. Please see "Description of Capital
Stock -- Common Stock".

     Participants in the Rockwell Investor Services Program will be credited with the number of shares (including fractional shares) of our common stock distributed in the distribution in respect of the Rockwell common stock held in their accounts. Shares of our common stock credited as a result of the distribution to participants in the Rockwell Investor Services Program in respect of the Rockwell common stock held by these participants in their accounts will be aggregated with shares of our common stock distributed in the distribution in respect of Rockwell common stock held outside these accounts (except shares held in any Rockwell savings plan) and will be credited to such shareowner through book-entry in our records.

     Participants in any Rockwell savings plan will have their Rockwell common stock accounts credited with the number of shares (including fractional shares) of our common stock distributed in the distribution in respect of the Rockwell common stock held in their Rockwell savings plan accounts. Individual Rockwell savings plan participants, rather than the applicable Rockwell savings plans, will have authority to determine if and when shares of our common stock held in their Rockwell savings plan accounts will be sold, subject to the terms of the applicable savings plan. Please see "Arrangements Between Rockwell and Our Company -- Employee Matters Agreement".

     ROCKWELL SHAREOWNERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF ROCKWELL COMMON STOCK OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE OUR COMMON STOCK.

     The distribution will not affect the number of outstanding shares of Rockwell common stock or the rights attendant thereto. Certificates representing outstanding shares of Rockwell common stock will also continue to represent the related preferred share purchase rights.

TRADING MARKET

     There is no current trading market for our common stock. It is anticipated that trading will commence on a "when-issued" basis prior to the distribution. "When-issued" trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, "when-issued" trading in our common stock will end and "regular way" trading will begin. "Regular way" trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction.


     We cannot assure you as to the price at which our common stock will trade before, on or after the distribution date. In addition, the combined trading prices of our common stock and Rockwell common stock held by shareowners after the distribution may be less than, equal to or greater than the trading price of Rockwell common stock prior to the distribution. Please see "Risk
Factors -- Risks Related to Our Separation from Rockwell, the Securities Markets and Ownership of Our Common Stock -- Substantial sales of our common stock may occur after the distribution, which could cause our stock price to decline."


     Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the trading symbol "COL". We initially will have approximately 48,000 shareowners of record, based on the number of record holders of Rockwell common stock as of April 30, 2001. For certain information regarding options to purchase our common stock that will be or may become outstanding after the distribution, please see "Arrangements Between Rockwell and Our Company -- Employee Matters Agreement",
"Management -- Historical Compensation of Executive Officers" and "-- Benefit Plans Following the Distribution".

     Shares of our common stock distributed to Rockwell shareowners in the distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of us under the Securities Act of 1933, as amended. Persons who may be deemed our affiliates after the distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include our officers and directors, as well as our significant shareowners, if any. Persons who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

DIVIDEND POLICY


     It is anticipated that following the distribution, we initially will pay quarterly cash dividends which, on an annual basis, will equal $.36 per share and Rockwell initially will pay quarterly cash dividends which, on an annual basis, will equal $.66 per share. It is therefore anticipated that the aggregate cash dividends payable by Rockwell and us after the distribution, taken together, in respect of (1) shares of Rockwell common stock held on the distribution date and (2) shares of our common stock received in the distribution will initially equal the annual rate of the cash dividend currently paid on Rockwell common stock of $1.02 per share. However, the declaration and payment of dividends by us and Rockwell will be at the sole discretion of our respective boards of directors.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     The distribution is conditioned upon the receipt by Rockwell of a tax ruling from the Internal Revenue Service, or the IRS, to the effect that the distribution will qualify as a tax-free reorganization within the meaning of
Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, or the Code. The ruling has been requested from the IRS but has not been received as of the date hereof. So long as the distribution qualifies as such a tax-free reorganization and is not disqualified as a tax-free reorganization to Rockwell under Section 355(e) of the Code because of a post-distribution acquisition of Rockwell or us by a third party as described below, the material U.S. federal income tax consequences of the distribution will be as follows:

     - Rockwell will not recognize any taxable gain or loss upon the distribution;

     - no taxable gain or loss will be recognized by, or be includible in the income of, a shareowner of Rockwell common stock solely as the result of the receipt of our common stock in the distribution;

     - the tax basis of the Rockwell common stock and our common stock in the hands of Rockwell's shareowners immediately after the distribution will be the same as the tax basis of the Rockwell common stock immediately before the distribution, allocated between the common stock of Rockwell and us in proportion to their relative fair market values on the distribution date; and

     - the holding period of our common stock received by Rockwell shareowners will include the holding period of their Rockwell common stock, provided that the Rockwell common stock is held as a capital asset on the date of the distribution.

     While the ruling relating to the qualification of the distribution as a tax-free transaction generally would be binding on the IRS, the continuing validity of the ruling is subject to factual representations and assumptions. Rockwell and we are not aware of any facts or circumstances that would cause these representations and assumptions to be untrue.

     If the distribution were not to qualify as a tax-free transaction, Rockwell would recognize taxable gain equal to the excess of the fair market value of our common stock distributed to Rockwell shareowners over Rockwell's tax basis in our common stock. In addition, each shareowner who receives our common stock in the distribution would generally be treated as receiving a taxable distribution in an amount equal to the fair market value of our common stock received.

     Even if the distribution otherwise qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(D) of the Code, it may be disqualified as tax-free to Rockwell under Section 355(e) of the Code if 50% or more of the stock of Rockwell or us is acquired as part of a plan or series of related transactions that include the distribution. For this purpose, any acquisitions of our stock or Rockwell's stock within two years before or after the distribution are presumed to be part of such a plan, although Rockwell or we may be able to rebut that presumption. Under proposed IRS regulations if specified conditions are satisfied, an acquisition occurring more than six months after the distribution will not be considered as part of a plan which includes the distribution provided that there was no agreement, understanding, arrangement or substantial negotiations concerning the acquisition before a date that is six months after the distribution. There is no assurance that the proposed regulations will become effective. The process for determining whether a change of ownership has occurred under the tax rules is complex and uncertain. If such an acquisition of our stock or Rockwell's stock triggers the application of
Section 355(e), Rockwell would recognize taxable gain as described above but the distribution would generally be tax-free to each Rockwell shareowner. Under the tax allocation agreement to be entered into between Rockwell and us, we would be required to indemnify Rockwell against that taxable gain if it were triggered by an acquisition of our stock.

     Although pursuant to the terms of the distribution agreement the conditions to the distribution set forth therein may be waived by Rockwell's board of directors in its sole discretion, Rockwell does not presently intend to waive the condition of receipt of the tax ruling.

     Promptly following the distribution, information with respect to the allocation of tax basis between Rockwell common stock and our common stock will be made available to the holders of Rockwell common stock.

     THE FOREGOING IS ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH ROCKWELL SHAREOWNER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREOWNER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND AS TO POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

     The tax allocation agreement to be entered into between us and Rockwell provides that neither we nor Rockwell are to take any action inconsistent with, or fail to take any action required by, the request for the tax ruling or the tax ruling unless required to do so by law or the other party has given its prior written consent or, in certain circumstances, a supplemental tax ruling permitting such action is obtained. Please see "Arrangements Between Rockwell and Our Company -- Tax Allocation Agreement".

CONDITIONS; TERMINATION

     The distribution is subject to the satisfaction or waiver of certain conditions as set forth in the distribution agreement to be entered into among Rockwell, the Rockwell Science Center and us. Regardless of whether the conditions are satisfied, Rockwell's board of directors, in its sole discretion, without approval of Rockwell's shareowners, may terminate the distribution agreement and abandon the distribution at any time prior to the effective time of the distribution. Please see "Arrangements Between Rockwell and Our
Company -- Distribution Agreement".

REASONS FOR FURNISHING THIS INFORMATION STATEMENT

     This information statement is being furnished solely to provide information to shareowners of Rockwell who will receive shares of our common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. The information contained in this information statement is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and we will not update the information except in the normal course of our respective public disclosure obligations and practices.

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

                 ARRANGEMENTS BETWEEN ROCKWELL AND OUR COMPANY

     Prior to the distribution, we and Rockwell will enter into various agreements for the purpose of accomplishing the separation of our business from Rockwell and the distribution of our common stock to Rockwell's shareowners. These agreements, which will also govern our relationship with Rockwell subsequent to the distribution, include the following:

     - a distribution agreement;

     - an employee matters agreement;

     - a tax allocation agreement;

     - a continuing services agreement; and

     - a transition agreement.

     Prior to the distribution, we and Rockwell will also enter into service agreements with the Rockwell Science Center and intellectual property agency licensing agreements with a subsidiary of the Rockwell Science Center.

     The agreements relating to our separation from Rockwell were made in the context of a parent-subsidiary relationship. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. The following summarizes the material terms of these agreements. However, you should read the complete agreements which have been filed as exhibits to the registration statement of which this information statement is a part.

DISTRIBUTION AGREEMENT

     The distribution agreement to be entered into among Rockwell, the Rockwell Science Center and us provides for, among other things, the principal corporate transactions required to effect the separation of our business from Rockwell and the distribution, and certain other agreements governing the relationship among Rockwell, us and the Rockwell Science Center with respect to or in consequence of the separation and the distribution.

     The Separation. The distribution agreement provides for the transfer from Rockwell to us of assets used primarily in or related primarily to our Avionics and Communications business and certain other assets which are not related to our Avionics and Communications business or Rockwell's Automation business. The distribution agreement also provides generally for the assumption by us of liabilities of Rockwell related to our Avionics and Communications business and certain other liabilities which are not related to our Avionics and Communications business or Rockwell's Automation business. The distribution agreement generally provides that Rockwell will cause bank accounts of our company and our subsidiaries to be funded in an aggregate amount equal to $20 million at the time of the distribution. The distribution agreement also generally provides for the elimination of intercompany indebtedness between us and Rockwell in existence at the time of the distribution.

     Rockwell Science Center. Following the distribution, we and Rockwell each will own a 50% equity interest in the Rockwell Science Center. Rockwell will grant the Rockwell Science Center the exclusive right to use the Rockwell name in conjunction with the Rockwell Science Center and Rockwell Scientific Company names. This exclusive right would terminate in certain events, including the aggregate ownership interest of us and Rockwell in the Rockwell Science Center falling below 50% as described in the distribution agreement. The distribution agreement generally provides that Rockwell will cause bank accounts of Rockwell Science Center and its subsidiaries to be funded in an aggregate amount equal to $2 million at the time of the distribution.

     The Distribution. The distribution agreement provides that the distribution will not be made until all of the following conditions are satisfied or waived by the Rockwell board in its sole discretion:

     - the IRS must issue a favorable private letter ruling confirming that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes;

     - Rockwell's board of directors must give final approval of the distribution;

     - all material consents required to effect the distribution must be received;

     - all required government approvals must be in effect;

     - shares of our common stock to be distributed in the distribution must be listed on the New York Stock Exchange; and

     - there must be no legal restraint preventing the distribution and no litigation seeking to restrain or challenge the distribution.

Even if all the conditions have been satisfied, the distribution may be abandoned by Rockwell's board of directors, in its sole discretion, without the approval of Rockwell shareowners, at any time prior to the distribution.

     Intellectual Property Matters. The distribution agreement generally provides for the transfer from Rockwell to us of intellectual property, subject to existing licenses, used primarily in or related primarily to our business. The distribution agreement also includes covenants not to sue by each of us and Rockwell in favor of the other relating to certain of our and Rockwell's intellectual property used by the other in the operation of its business.

     Rockwell Name. Following the distribution, Rockwell will continue to own the Rockwell name and will recommend to its shareowners at its 2002 annual meeting an amendment to its certificate of incorporation to change its name to Rockwell Automation, Inc. We will continue to be known as Rockwell Collins, Inc. and Rockwell will grant us the exclusive right to use the Rockwell Collins name and trademark other than in connection with automation products. This exclusive right would terminate following certain change of control events applicable to us as described in the distribution agreement. We will be able to use the Rockwell name and trademark only in conjunction with the Rockwell Collins name and trademark.

     Liabilities. In addition, under the distribution agreement, we will generally assume all liabilities, including those relating to environmental and intellectual property matters, to the extent they relate to current and former operations of our Avionics and Communications business. We also will assume responsibility for all current and future litigation, including environmental and intellectual property proceedings, against Rockwell or its subsidiaries to the extent relating to our business. Please see "The Rockwell Collins
Business -- Legal Proceedings". We also will assume certain other liabilities which are not related to our Avionics and Communications business or Rockwell's Automation business, including liabilities related to certain corporate functions (such as payroll and employee benefits administration), the assets of which will be transferred to us, and liabilities allocated to us under the employee matters agreement to be entered into between us and Rockwell.

     Indemnification. Under the terms of the distribution agreement, we generally will be obligated to indemnify and defend Rockwell and its affiliates and representatives for all damages, liabilities or actions arising out of or in connection with:

     - our Avionics and Communications business, including with respect to former operations;

     - the liabilities assumed by us as part of the separation;

     - the breach by us of the distribution agreement or any ancillary agreement; and

     - any material untrue statements or omissions in this information statement and the registration statement of which it is a part, except to the extent based upon or arising from information provided by Rockwell expressly for use in certain sections therein.

     Rockwell generally will be obligated to indemnify and defend us and our affiliates and representatives for all damages, liabilities or actions arising out of or in connection with:

     - Rockwell's Automation business, including with respect to former operations;

     - liabilities allocated to Rockwell as part of the separation;

     - the breach by Rockwell of the distribution agreement or any ancillary agreement; and

     - any material untrue statements or omissions in certain sections of this information statement and the registration statement of which it is a part to the extent based upon or arising from information provided by Rockwell expressly for use therein.

     Expenses. The distribution agreement provides generally that Rockwell will pay all costs and expenses incurred prior to the distribution in connection with the distribution, the preparation, execution and delivery of the distribution agreement, the employee matters agreement, the tax allocation agreement, the transition agreement and related agreements and the consummation of the distribution, other than specified costs and expenses which will be paid or reimbursed by us, including:

     - the costs and expenses of our credit facility and commercial paper program; and

     - other costs and expenses to the extent relating to operations of our business subsequent to the distribution.

     Except as otherwise expressly provided, all costs and expenses incurred following the distribution in connection with the implementation thereof will be charged to and paid by the party for whose benefit the expenses are incurred, with any expenses which cannot be allocated on such basis to be split equally between us and Rockwell.

EMPLOYEE MATTERS AGREEMENT

     The employee matters agreement allocates assets, liabilities and responsibilities relating to our and Rockwell's active and former employees and their participation in our respective stock and other benefit plans.

     The employee matters agreement generally requires us to establish and maintain until at least January 2003 benefit plans on terms and conditions substantially comparable in the aggregate to those contained in Rockwell benefit plans prior to the separation. Each of our benefit plans will provide that all service, compensation and other benefit determinations that, as of the separation, were recognized under the corresponding Rockwell benefit plan will be taken into account under our benefit plan.

     Qualified Pension Plan. The employee matters agreement provides that we will assume the existing Rockwell pension plan, which we call the assumed Rockwell pension plan. Rockwell will establish one or more new pension plans which will generally cover eligible participants who, immediately after the distribution, are (i) active employees of Rockwell's Automation business (including its Electronic Commerce business), other than those who are former Rockwell corporate employees who have not accepted permanent employment with Rockwell's Automation business immediately after the distribution, or (ii) former employees of Rockwell's Automation business (including its Electronic Commerce business). In connection with the distribution, we will transfer the accrued benefit liabilities for these eligible participants and a proportionate share of the assets attributable to those liabilities from the assumed Rockwell pension plan to Rockwell's new pension plans. In connection with the distribution, we will also transfer the accrued benefit liabilities for eligible participants who, immediately after the distribution, are active or former employees of the Rockwell Science Center and a proportionate share of the assets attributable to those liabilities from the assumed Rockwell pension plan to new pension plans that will be established by the Rockwell Science Center. We will generally assume accrued benefit liabilities under the assumed Rockwell pension plan for all other eligible participants, including eligible participants who, immediately after the distribution, are (i) active or former employees of our Avionics and Communications business, (ii) active or former employees of any divested Rockwell business or (iii) former Rockwell corporate employees (other than those who have accepted permanent employment with Rockwell's Automation business immediately after the distribution).

     The amount of pension plan assets to be transferred from the assumed Rockwell pension plan to the Rockwell Automation pension plan and the Rockwell Science Center pension plan will be determined in accordance with Section 4044 of the Employee Retirement Income Security Act of 1974, Section 414(l) of the Internal Revenue Code, guidelines published by the Pension Benefit Guaranty Corporation and U.S. Government Cost Accounting Standards which are applicable to U.S. Government contractors. Although the final determination of pension plan assets to be transferred to each plan will be based on the fair market value of pension plan assets on the distribution date, we currently expect to make a tax-deductible cash contribution of $100 million to $120 million to the assumed Rockwell pension plan in order to satisfy certain U.S. government cost accounting standards rules. The cash contribution is expected to be made no later than January 31, 2002.

     Non-Qualified Supplemental Pension Plans. Pursuant to the employee matters agreement, we will assume sponsorship of the Rockwell non-qualified supplemental pension plan, which we call the assumed Rockwell non-qualified pension plan. Prior to the distribution, Rockwell will establish a separate non-qualified pension plan, the Rockwell Automation non-qualified pension plan, which will generally assume liability for benefits payable under the assumed Rockwell non-qualified pension plan to eligible participants who, immediately after the distribution, are (i) active employees of Rockwell's Automation business (including its Electronic Commerce business), other than those who are former Rockwell corporate employees who have not accepted permanent employment with Rockwell's Automation business immediately after the distribution, or (ii) former employees of Rockwell's Automation business (including its Electronic Commerce business). Prior to the distribution, Rockwell will establish, and the Rockwell Science Center will assume, a separate non-qualified supplemental pension plan, the Rockwell Science Center non-qualified pension plan, which will generally assume all liabilities under the assumed Rockwell non-qualified pension plan for benefits payable to eligible participants who, immediately after the distribution, are active or former employees of the Rockwell Science Center. Following the distribution, we and the assumed Rockwell non-qualified pension plan will generally retain all liabilities under the assumed Rockwell non-qualified pension plan for benefits payable to all other eligible participants, including eligible participants who, immediately after the distribution, are (i) active or former employees of our Avionics and Communications business, (ii) active or former employees of any divested Rockwell business or (iii) former Rockwell corporate employees (other than those who have accepted permanent employment with Rockwell's Automation business immediately after the distribution).

     Qualified Savings Plans. Pursuant to the employee matters agreement, following the distribution, Rockwell will retain sponsorship of the Rockwell savings plans and the trusts related thereto. Rockwell will cause each employee who will be employed by us or one of our subsidiaries or the Rockwell Science Center on the distribution date to have a fully nonforfeitable right to such employee's account balances, if any, under the Rockwell savings plans. The account balances of each such employee will be maintained under the Rockwell savings plans. However, such employees will not be entitled to make additional contributions under the Rockwell savings plans and matching contributions will no longer be made by either Rockwell or us on behalf of such employees. We will establish new savings plans for our active employees. Our new savings plans will allow our active employees to transfer their account balances from the Rockwell savings plans to our new savings plans. The Rockwell Science Center will also establish a new savings plan for its active employees. The Rockwell Science Center savings plan will allow active employees of the Rockwell Science Center to transfer their account balances from the Rockwell savings plans to the Rockwell Science Center savings plan.

     Based upon the Rockwell savings plans' ownership of Rockwell common stock on April 30, 2001, the Rockwell savings plans are expected to hold approximately 25,543,000 shares of our common stock or approximately 14% of our common stock outstanding immediately following the distribution. The Rockwell savings plans will provide participants in such plans a high degree of flexibility with respect to continued investment in our common stock in their Rockwell savings plan accounts, so that individual participants, rather than the Rockwell savings plans, will have authority to determine if and when shares of our common stock held in participant accounts will be sold and reinvested in accordance with the provisions of the Rockwell savings plans. Participants in the Rockwell savings plans will be entitled to elect at any time to have all or a portion of the shares of our common stock in their accounts under the Rockwell savings plans sold, with the net proceeds reinvested as provided for in the Rockwell savings plans. Under the Rockwell savings plans, dispositions of our common stock will be made only at the direction and on behalf of individual participants.

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

     Non-Qualified Supplemental Savings Plan. Pursuant to the employee matters agreement, we will assume sponsorship of the Rockwell non-qualified supplemental savings plan, which we call the assumed Rockwell non-qualified savings plan. Prior to the distribution, Rockwell will establish a separate non-qualified supplemental savings plan, the Rockwell Automation non-qualified savings plan, which will generally assume liability for benefits payable under the assumed Rockwell non-qualified savings plan to eligible participants who, immediately after the distribution, are (i) active employees of Rockwell's Automation business (including its Electronic Commerce business), other than those who are former Rockwell corporate employees who have not accepted permanent employment with Rockwell's Automation business immediately after the distribution, or (ii) former employees of Rockwell's Automation business (including its Electronic Commerce business). Prior to the distribution, Rockwell will establish, and Rockwell Science Center will assume, a separate non-qualified supplemental savings plan, the Rockwell Science Center non-qualified savings plan, which will generally assume all liabilities under the assumed Rockwell non-qualified savings plan for benefits payable to eligible participants who, immediately after the distribution, are active or former employees of the Rockwell Science Center. Following the distribution, we and the assumed Rockwell non-qualified savings plan will generally retain all liabilities under the assumed Rockwell non-qualified savings plan for benefits payable to all other eligible participants, including eligible participants who, immediately after the distribution, are (i) active or former employees of our Avionics and Communications business, (ii) active or former employees of any divested Rockwell business or (iii) former Rockwell corporate employees (other than those who have accepted permanent employment with Rockwell's Automation business immediately after the distribution).

     Non-Qualified Deferred Compensation Plan. Pursuant to the employee matters agreement, we will assume sponsorship of the Rockwell non-qualified deferred compensation plan, which we call the assumed Rockwell non-qualified deferred compensation plan. Prior to the distribution, Rockwell will establish a separate non-qualified deferred compensation plan, the Rockwell Automation non-qualified deferred compensation plan, which will generally assume liability for benefits payable under the assumed Rockwell non-qualified deferred compensation plan to eligible participants who, immediately after the distribution, are (i) active employees of Rockwell's Automation business (including its Electronic Commerce business), other than those who are former Rockwell corporate employees who have not accepted permanent employment with Rockwell's Automation business immediately after the distribution, or (ii) former employees of Rockwell's Automation business (including its Electronic Commerce business). Prior to the distribution, Rockwell will establish, and Rockwell Science Center will assume, a separate non-qualified deferred compensation plan, the Rockwell Science Center non-qualified deferred compensation plan, which will generally assume all liabilities under the assumed Rockwell non-qualified deferred compensation plan for benefits payable to eligible participants who, immediately after the distribution, are active or former employees of the Rockwell Science Center. Following the distribution, we and the assumed Rockwell non-qualified deferred compensation plan will generally retain all liabilities under the assumed Rockwell non-qualified deferred compensation plan for benefits payable to all other eligible participants, including eligible participants who, immediately after the distribution, are (i) active or former employees of our Avionics and Communications business, (ii) active or former employees of any divested Rockwell business or (iii) former Rockwell corporate employees (other than those who have accepted permanent employment with Rockwell's Automation business immediately after the distribution).


     Establishment and Funding of Master Rabbi Trusts. Prior to the distribution, Rockwell will establish three master rabbi trusts. One of the master rabbi trusts will relate to the assumed Rockwell non-qualified pension plan, the assumed Rockwell non-qualified savings plan and the assumed Rockwell non-qualified deferred compensation plan, and we will assume that master rabbi trust (and the assets thereof) as of the time of the distribution. Another of the master rabbi trusts will relate to the Rockwell Automation non-qualified pension plan, the Rockwell Automation non-qualified savings plan and the Rockwell Automation non-qualified deferred compensation plan, and Rockwell will retain that master rabbi trust (and the assets thereof) following the distribution. The third master rabbi trust will relate to the Rockwell Science Center non-qualified pension plan, the Rockwell Science Center non-qualified savings plan and the Rockwell Science Center non-qualified deferred compensation plan, and the Rockwell Science Center will assume that master rabbi trust (and the assets thereof) as of the time of the distribution. Each of the three master rabbi trusts will be largely unfunded as of the time of the distribution. Each master rabbi trust will require that, upon a change of control of the sponsor of the trust, the sponsor fund that trust in a cash amount equal to the accrued liabilities as of such time of the non-qualified plans of the sponsor related to that trust. In the case of the master rabbi trust which we will assume, such unfunded accrued liabilities as of the time of the distribution are expected to approximate $100 million (assuming, in the case of non-qualified pension liabilities, a discount rate of 7.5%).


     Post-Retirement Health and Life Insurance. Rockwell will generally retain all obligations to provide post-retirement health and life insurance benefits to eligible participants who, immediately after the distribution, are (i) active employees of Rockwell's Automation business (including its Electronic Commerce business), other than those who are former Rockwell corporate employees who have not accepted permanent employment with Rockwell's Automation Business immediately after the distribution, or (ii) former employees of Rockwell's Automation business (including its Electronic Commerce business). The Rockwell Science Center will assume all obligations to provide post-retirement health and life insurance benefits to eligible participants who, immediately after the distribution, are active or former employees of the Rockwell Science Center. We will generally assume all obligations to provide post-retirement health and life insurance benefits to all other eligible participants, including eligible participants who, immediately after the distribution, are (i) active or former employees of our Avionics and Communications business, (ii) active or former employees of any divested Rockwell business or (iii) former Rockwell corporate employees (other than those who have accepted permanent employment with Rockwell's Automation business immediately after the distribution).

     Stock Options. The employee matters agreement provides for adjustment of outstanding options to purchase Rockwell common stock (Rockwell options) granted under the Rockwell 2000 Long-Term Incentives Plan, the Rockwell 1995 Long-Term Incentives Plan, the Rockwell 1988 Long-Term Incentives Plan and the Rockwell Directors Stock Plan.

     Rockwell options outstanding at the time of the distribution which are held by persons who are active employees of our Avionics and Communications business immediately after the distribution (other than former Rockwell corporate employees who become employees of our Avionics and Communications business in connection with the distribution) generally will be replaced with options to purchase shares of our common stock (Rockwell Collins options). The number of shares these Rockwell Collins options cover and their exercise price per share will be determined using a formula designed to cause (1) the economic value of such Rockwell Collins options (i.e., the difference between the fair market value of the shares of our common stock subject to such options and the aggregate per share exercise price thereof) immediately after the distribution to be the same as the economic value immediately prior to the distribution of the Rockwell options being replaced, and (2) the ratio of the exercise price to the fair market value of the underlying stock to remain the same immediately before and immediately after the distribution.

     Rockwell options outstanding at the time of the distribution which are held by persons who are active employees of Rockwell's Automation business (including its Electronic Commerce business) immediately after the distribution (other than former Rockwell corporate employees who become employees of Rockwell's Automation business in connection with the distribution) generally will remain Rockwell options, but the number of shares they cover and the exercise price per share will be adjusted using a formula designed to cause (1) the economic value of such Rockwell options (i.e., the difference between the fair market value of the shares of Rockwell common stock subject to such options and the aggregate per share exercise price thereof) to remain the same immediately before and immediately after the distribution, after giving effect to any change in the market value of Rockwell common stock resulting from the distribution, and (2) the ratio of the exercise price to the fair market value of the underlying Rockwell common stock to remain the same immediately before and immediately after the distribution.

     All other Rockwell options outstanding at the time of the distribution (including options which are held by persons who, immediately after the distribution, are (i) active Rockwell Science Center employees or active employees of any divested Rockwell business, (ii) former Rockwell corporate employees (including those who become employees of our Avionics and Communications business or Rockwell's Automation business in connection with the distribution), (iii) former employees of any business of Rockwell, including former employees of our Avionics and Communications business, Rockwell's Automation business, the Rockwell Science Center or any divested Rockwell business or (iv) active or former outside directors of Rockwell) generally will be adjusted so that following the distribution, each option holder will hold Rockwell options and Rockwell Collins options. The number of shares subject to, and the exercise prices of, such options will be adjusted to take into account the distribution using a formula designed to cause (1) the aggregate economic value (i.e., the difference between the aggregate fair market value of the shares subject to such options and the aggregate per share exercise prices thereof) of the resulting Rockwell and Rockwell Collins options immediately after the distribution to be equal to the aggregate economic value of the Rockwell options immediately prior to the distribution, and (2) for each resulting option, the ratio of the exercise price to the fair market value of the underlying stock to remain the same immediately before and immediately after the distribution.

TAX ALLOCATION AGREEMENT

     Through the distribution date, the results of the operations of our business have been and will be included in Rockwell's consolidated United States federal income tax returns. As part of the distribution, we and Rockwell will enter into a tax allocation agreement which provides, among other things, for the allocation between us and Rockwell of federal, state, local and foreign tax liabilities relating to our business.

     The tax allocation agreement also allocates the liability for any taxes that may arise in connection with separating our business from Rockwell. The tax allocation agreement provides, in general, that Rockwell will be responsible for any such taxes. However, we will be responsible for any taxes imposed on us, Rockwell or Rockwell shareowners as a result of either:

     - the failure of the distribution to qualify as a tax-free reorganization for U.S. federal income tax purposes or

     - the subsequent disqualification of the distribution as a tax-free transaction to Rockwell for U.S. federal income tax purposes,

if the failure or disqualification is attributable to specific post-distribution actions by or in respect of us, our subsidiaries or our shareowners. Even if the distribution otherwise qualifies as a tax-free reorganization for U.S. federal income tax purposes, it may be disqualified as tax-free to Rockwell if 50% or more of our stock is acquired as part of a plan or series of related transactions that include the distribution. For this purpose, any acquisitions of our stock within two years before or after the distribution are presumed to be part of such a plan, although Rockwell or we may be able to rebut that presumption. Under proposed IRS regulations, if specified conditions are satisfied, an acquisition occurring more than six months after the distribution will not be considered as part of a plan which includes the distribution provided that there was no agreement, understanding, arrangement or substantial negotiations concerning the acquisition before a date that is six months after the distribution. There is no assurance that the proposed regulations will become effective. The process for determining whether a change of ownership has occurred under the tax rules is complex and uncertain. If we do not carefully monitor our compliance with these rules we might inadvertently cause or permit a change of ownership to occur, triggering our obligation to indemnify Rockwell under the tax allocation agreement. In addition, our obligation to indemnify Rockwell in the event that a change of ownership causes the distribution not to be tax-free could discourage or prevent a third party from making a proposal to acquire our company.

     In addition, we and Rockwell have agreed not to take any action inconsistent with the representations made to the IRS in connection with the request for the tax ruling regarding the tax-free nature of the distribution, except as required by law, unless the other party has given its prior written consent or, in certain circumstances, a supplemental ruling permitting such action is obtained. We and Rockwell will indemnify each other with respect to any tax liability resulting from our respective failures to comply with such representations. If we are required to pay any of the taxes described in the two preceding paragraphs, the payment would have a material adverse effect on our financial position, results of operations and cash flow.

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

     Though valid as between the parties thereto, the tax allocation agreement is not binding on the IRS and does not affect the liability of us, Rockwell and our respective subsidiaries to the IRS for all federal taxes of the consolidated group relating to periods through the date of distribution.

CONTINUING SERVICES AGREEMENTS

     Under the continuing services agreement to be entered into between us and Rockwell, we will provide Rockwell with payroll and employee benefits administration services for an initial term of three and one-half years after the distribution.

     Under a separate continuing services agreement to be entered into between us and the Rockwell Science Center, we will provide the Rockwell Science Center similar payroll and employee benefits administration services for an initial term of three and one-half years after the distribution.

ROCKWELL SCIENCE CENTER AGREEMENTS

     Under the service agreement to be entered into between us and the Rockwell Science Center, the Rockwell Science Center will provide certain research and development services to us for an initial term expiring on September 30, 2004. The Rockwell Science Center and Rockwell will enter into a similar service agreement pursuant to which the Rockwell Science Center will provide certain research and development services to Rockwell for an initial term expiring on September 30, 2004.

     Under the agency licensing agreement to be entered into between us and a subsidiary of the Rockwell Science Center, that subsidiary will act as our exclusive agent for the licensing of certain of our intellectual property to third parties in fields other than our business for an initial term expiring on September 30, 2002. Rockwell will also enter into a similar agency licensing agreement with a subsidiary of the Rockwell Science Center pursuant to which that subsidiary will act as Rockwell's exclusive agent for the licensing of certain of Rockwell's intellectual property to third parties in fields other than Rockwell's business for an initial term expiring on September 30, 2002.

TRANSITION AGREEMENT

     Under the transition agreement to be entered into among Rockwell, the Rockwell Science Center and us, Rockwell and the Rockwell Science Center will provide us certain transitional services which prior to the distribution have been provided to us by Rockwell or the Rockwell Science Center, including:

     - facilities services for shared facilities owned or leased by Rockwell or the Rockwell Science Center;

     - computer services;

     - general consulting services; and

     - other administrative and technical services.

     Under the transition agreement we and the Rockwell Science Center will provide Rockwell certain transitional services, including:

     - facilities services for shared facilities owned or leased by us or the Rockwell Science Center;

     - general consulting services; and

     - other administrative and technical services.

     Under the transition agreement we and Rockwell will provide the Rockwell Science Center certain transitional services, including:

     - general consulting services; and

     - other administrative and technical services.

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

                                   MANAGEMENT

DIRECTORS

     Immediately after the distribution, our board of directors is expected to consist of the individuals named below. Our restated certificate of incorporation provides that the board of directors will be divided into three classes. The term of office of directors assigned to Class I will expire at the annual meeting of shareowners in 2002 and at each third succeeding annual meeting after that. The term of office of directors assigned to Class II will expire at the annual meeting of shareowners in 2003 and at each third succeeding annual meeting after that. The term of office of directors assigned to Class III will expire at the annual meeting of shareowners in 2004 and at each third succeeding annual meeting after that. We expect to hold our first annual meeting of shareowners in February 2002. Unless otherwise indicated, (i) the business address for each person listed below is New Rockwell Collins, Inc., 400 Collins Road NE, Cedar Rapids, Iowa 52498 and (ii) each individual listed below is a citizen of the United States.

  CLASS I DIRECTORS

     Joseph F. Toot, Jr. -- Mr. Toot, age 65, is retired President and Chief Executive Officer of The Timken Company (tapered roller bearings and specialty steel). He has been a director of Rockwell since 1977. Mr. Toot joined The Timken Company in 1962 and served in various senior executive positions until his election as Executive Vice President in 1973, President in 1979 and Chief Executive Officer in 1992. He retired as President and Chief Executive Officer in December 1997 and then served as Chairman of the Executive Committee -- Board of Directors from July 1998 until April 2000. Mr. Toot has served as a director of Timken since 1968. He is a member of the Supervisory Board of PSA Peugeot Citroen. Mr. Toot has also served as a director, officer, trustee or member of various community, charitable and philanthropic organizations.

  CLASS II DIRECTORS

     Clayton M. Jones -- Mr. Jones, age 52, is expected to be our President and Chief Executive Officer. He has served as Senior Vice President of Rockwell (electronic controls and communications) and President of Rockwell Collins, Inc. since January 1999. He served as Executive Vice President of Rockwell Collins from November 1996 to January 1999; and Vice President and General Manager of Rockwell's Collins Air Transport Division prior thereto. Mr. Jones, a former Air Force fighter pilot, received his M.B.A. in finance from George Washington University and his B.S. in political science from the University of Tennessee. Mr. Jones also serves as a director or member of a number of professional and civic organizations.

     Anthony J. Carbone -- Mr. Carbone, age 60, is currently Vice Chairman of the board of directors and a Senior Consultant of The Dow Chemical Company (chemical, plastic and agricultural products). He served as Executive Vice President of Dow from November 1996 to November 2000; and Group Vice
President -- Global Plastics, Hydrocarbons and Energy of Dow from 1995 to 1996. Mr. Carbone has served as a director of Dow since 1995. He is a member of the American Chemical Society and former board member and Chairman of the American Plastics Council and the Society of Plastics Industries. Mr. Carbone has also served on the Advisory Council of the Heritage Foundation.

  CLASS III DIRECTORS

     Donald R. Beall -- Mr. Beall, age 62, is expected to be the non-executive Chairman of our board of directors. Mr. Beall is retired Chairman of the Board and Chief Executive Officer of Rockwell and was a director of Rockwell from February 1978 to February 2001. He served as Chairman of the Board of Rockwell from February 1988 to February 1998 and Chief Executive Officer of Rockwell from February 1988 to September 1997. Mr. Beall is a director of Conexant Systems, Inc. and The Procter & Gamble Company. He is a trustee of California Institute of Technology, a member of the Foundation Board of Trustees at the University of California -- Irvine and an Overseer of the Hoover Institution. He is also a member of The Business Council and numerous professional, civic and entrepreneurial organizations.

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

     Richard J. Ferris -- Mr. Ferris, age 64, served as Co-Chairman of Doubletree Corporation (hotel services) and Co-Chairman of Doubletree Partners from 1993 to 1997. Mr. Ferris is the former Chairman, President and Chief Executive Officer of UAL Corporation (travel related services), a position he held from April 1976 to June 1987. He was a private investor for more than five years following his resignation from UAL. Mr. Ferris is on the board of directors of BP Amoco p.l.c. and The Proctor & Gamble Company, and he is also Chairman, Policy Board of PGA Tour Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of our board of directors will include an Audit Committee, a Compensation and Management Development Committee (Compensation Committee), and a Board Composition Committee, each of which will be comprised of non-employee directors. The functions of each of these three committees are described below.

     The Audit Committee will, among other things, assist our board of directors in overseeing:

     - the integrity of our financial statements;

     - our compliance with legal and regulatory requirements; and

     - the independence and performance of our internal and external auditors.


The initial members of the Audit Committee are expected to be Messrs. Toot (who is expected to serve as chairman), Carbone and Ferris.


     The principal functions of the Compensation Committee will be to:

     - evaluate the performance of our senior executives and plans for management succession and development;

     - consider the design and competitiveness of our compensation plans;

     - review and approve senior executive compensation; and

     - administer our incentive, deferred compensation, stock option and long-term incentives plans pursuant to the terms of the respective plans.


The members of the Compensation Committee will be ineligible to participate in any of the plans or programs which are administered by the Committee except our Directors Stock Plan. The initial members of the Compensation Committee are expected to be Messrs. Ferris (who is expected to serve as chairman) and Toot.


     The principal functions of the Board Composition Committee will be to:

     - consider and recommend to the board of directors qualified candidates for election as our directors;

     - prepare and submit periodically to the board of directors for adoption the Committee's selection criteria for director nominees; and

     - assess annually the performance of the board of directors as a whole and of the individual directors and report thereon to the board of directors.


The initial members of the Board Composition Committee are expected to be Messrs. Carbone (who is expected to serve as chairman) and Beall.


COMPENSATION OF DIRECTORS

     The non-executive Chairman of our board of directors will receive compensation of $250,000 per year. In addition, he will receive a special one-time grant of an option to purchase 150,000 shares of our common stock effective concurrently with the first grant of options under our 2001 Long-Term Incentives Plan.

     Following the distribution, our other non-employee directors will receive a retainer at the rate of $50,000 per year for service on our board of directors. Under the Directors Stock Plan, one-half of the retainer will be paid as restricted shares of our common stock valued at the closing price of our common stock on the New York Stock Exchange Composite Transactions reporting system on the date the initial installment of the cash portion of the annual retainer payment would be made. Under the Directors Stock Plan, each non-employee director (other than the non-executive Chairman of our board of directors) will be entitled to elect each year to defer all or any part of the cash portion of his or her retainer or fees by electing to receive additional restricted shares of our common stock valued at the closing price of our common stock on the New York Stock Exchange Composite Transactions reporting system on the date the cash portion of the retainer payment or fees would otherwise be paid.

     Under the Directors Stock Plan, each non-employee director (other than the non-executive Chairman of our board of directors) will be granted an option to purchase 10,000 shares of our common stock effective upon election as a director or, for the initial non-employee directors, effective concurrently with the first grant of options under our 2001 Long-Term Incentives Plan. In addition, each non-employee director (other than the non-executive Chairman of our board of directors) will be granted an option to purchase 5,000 shares of our common stock immediately after each annual meeting of our shareowners, provided that at the time of the grant the director has served on our board of directors for at least one year. Please see "-- Benefit Plans Following the Distribution -- Directors Stock Plan".

EXECUTIVE OFFICERS

     Set forth below are the names, ages, positions and backgrounds of those individuals who are expected to serve as our executive officers immediately following the distribution. Those individuals named below who are currently officers or employees of Rockwell will resign from all their positions with Rockwell prior to the distribution. Executive officers will be elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

     CLAYTON M. JONES, age 52, is expected to be our President and Chief Executive Officer. Please see "-- Directors" for biographical information about Mr. Jones.

     PATRICK E. ALLEN, age 36, is expected to be our Vice President Finance and Treasury. He has served as Vice President and Treasurer of Rockwell since June 2000. He served as Vice President, Financial Planning and Analysis of Rockwell from June 1999 to May 2000; Assistant Controller of Rockwell from August 1997 to May 1999; Director, External Financial Reports of Rockwell from October 1996 to July 1997; and Manager, External Financial Reports of Rockwell from December 1994 to September 1996. Mr. Allen received his B.S. in finance from The Pennsylvania State University.

     ROBERT M. CHIUSANO, age 50, is expected to be our Executive Vice President and Chief Operating Officer, Government Systems. He has served as Vice President and General Manager, Government Systems of Rockwell Collins since November 1996. He served as Vice President, Program Management of Rockwell's Collins Avionics and Communications Division from October 1993 to October 1996. Mr. Chiusano received his B.S. in industrial engineering from the State University of New York and his M.B.A. from the University of Iowa.

     LAWRENCE A. ERICKSON, age 52, is expected to be our Senior Vice President and Chief Financial Officer. He has served as Vice President and Controller, Finance and Strategic Development of Rockwell Collins since October 1999. He served as Vice President and Controller of Rockwell Collins from November 1996 to September 1999; and Vice President and Controller, Finance of Rockwell Collins Commercial Avionics from November 1994 to October 1996. Mr. Erickson received his B.S. in accounting from Mount Mercy College.

     JEROME J. GASPAR, age 56, is expected to be our Senior Vice President, Engineering and Technology. He has served as Vice President, Engineering and Technology of Rockwell Collins since January 2000. He served as Vice President, Displays Center of Excellence from August 1997 to December 1999; and Vice President, Programs of Rockwell Collins Commercial Avionics from July 1989 to July 1997. Mr. Gaspar received his B.S. in electrical engineering from South Dakota State University and his M.B.A. in marketing from the University of Iowa.

     NEAL J. KEATING, age 45, is expected to be our Executive Vice President and Chief Operating Officer, Commercial Systems. He has served as Vice President and General Manager, Passenger Systems of Rockwell Collins since June 1999. He served as Vice President and General Manager of Rockwell Collins Air Transport Systems from March 1997 to May 1999; and Vice President and General Manager, Operator Interface Business of Rockwell Automation from January 1996 to February 1997. Mr. Keating received his B.A. in electrical engineering from the University of Illinois-Urbana and his M.B.A. from the University of Chicago.

     HERMAN M. REININGA, age 59, is expected to be our Senior Vice President, Operations. He has served as Vice President, Operations of Rockwell Collins since November 1996. He served as Vice President, Operations of Rockwell's Collins Avionics and Communications Division from November 1991 to October 1996. Mr. Reininga received his B.S. in industrial engineering from Iowa State University and an M.S. in industrial engineering from the University of Iowa.

     WILLIAM J. RICHTER, age 55, is expected to be our Senior Vice President, Human Resources. He has served as Vice President, Human Resources of Rockwell Collins since March 1995. He served as Vice President, Human Resources of Rockwell's Collins Avionics and Communications Division from April 1994 to February 1995. Mr. Richter received his B.S. in marketing from Southern Illinois University.

     ALFRED J. SPIGARELLI, age 61, is expected to be our Vice President, Benefits and Administrative Services. He has served as Vice President, Benefits and Administrative Services of Rockwell since July 1999. He served as Vice President, Compensation and Benefits of Rockwell from February 1997 to July 1999; and Director, Benefits Administration of Rockwell from February 1992 to June 1997. Mr. Spigarelli received his B.A. in marketing and finance from Michigan State University and his M.B.A. in business management from Michigan State University.


     DEREK R. WIMMER, age 54, is expected to be our Vice President and General Auditor. He has served as Controller of Rockwell Collins Air Transport Systems since November 2000. He served as Senior Director, Commercial and Business Compliance of Rockwell Collins from October 1998 to November 2000; Vice President, International Planning and Development of Rockwell from November 1997 to September 1998; and Director, International Planning and Development of Rockwell from March 1996 to October 1997. He received his Bachelor of Commerce in accounting and marketing from the University of Witwatersrand.


HISTORICAL COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Rockwell and its subsidiaries for the fiscal years noted of the individual who will serve as our chief executive officer and the other four most highly compensated individuals who will serve as our executive officers, referred to collectively as the named executive officers, in each case, based on their employment by Rockwell or an affiliate of Rockwell at September 30, 2000. The compensation described in this table was paid by Rockwell or an affiliate of Rockwell. The services rendered to Rockwell were, in some cases, in capacities not equivalent to those to be provided to us and this table does not reflect the compensation to be paid to executive officers in the future.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                   LONG-TERM              ALL OTHER
                                              ANNUAL COMPENSATION                 COMPENSATION         COMPENSATION(3)
                                       ----------------------------------   ------------------------   ---------------
                                                                              AWARDS       PAYOUTS
                                                                            -----------   ----------
                                                                               STOCK      LONG-TERM
NAME AND                                                     OTHER ANNUAL     OPTIONS     INCENTIVE
PRINCIPAL POSITION(2)           YEAR    SALARY    BONUS(4)   COMPENSATION   (SHARES)(5)   PAYOUTS(6)
---------------------           ----   --------   --------   ------------   -----------   ----------
Clayton M. Jones..............  2000   $350,000   $300,000     $ 32,450        90,000     $  559,924       $ 2,693
  President and Chief           1999    292,500    375,000       43,324        72,083      1,202,787        55,089
  Executive Officer
Robert M. Chiusano............  2000    220,000    110,000       18,877        22,500        677,654         9,659
  Executive Vice President and
  Chief Operating Officer,
  Government Systems
Lawrence A. Erickson..........  2000    202,000     92,700       22,485        18,000        176,001        11,365
  Senior Vice President and
  Chief Financial Officer
Neal J. Keating...............  2000    225,000    110,000      119,356(7)     22,500        677,654        10,497
  Executive Vice President and
  Chief Operating Officer,
  Commercial Systems
Herman M. Reininga............  2000    216,083     98,000       16,988        18,000        214,962        10,363
  Senior Vice President,
  Operations

---------------
(1) In accordance with the executive compensation rules adopted by the SEC, the compensation of the named executive officers is not shown for fiscal 1998 and, other than for Mr. Jones, fiscal 1999 because we were not a reporting company under the Securities Exchange Act for such years and such compensation information has not been provided in a prior filing with the SEC.

(2) The positions reflected in the table are the positions to be held by the named executive officers with us at the time of the distribution and were not the positions held by the named executive officers with Rockwell during the period or periods covered by the table.

(3) Amounts contributed or accrued for the named executive officers under the Rockwell savings plan and the related supplemental savings plan and the Rockwell deferred compensation plan.

(4) Amounts awarded, even if deferred, under the Rockwell Annual Incentive Compensation Plan for Senior Executive Officers for Mr. Jones and under the Rockwell Incentive Compensation Plan for Messrs. Chiusano, Erickson, Keating and Reininga.

(5) References to "stock options" relate to awards of options under the Rockwell 1995 Long-Term Incentives Plan.

(6) Cash and market value of Rockwell common stock issued in respect of performance units granted under business unit long-term incentive plans for the three-year performance periods ended September 30, 2000 and 1999 for Mr. Jones and September 30, 2000 for Messrs. Chiusano, Erickson, Keating and Reininga.

(7) Includes amounts paid in connection with the temporary relocation of Mr. Keating to Pomona, California, consisting of $96,451 in respect of mortgage, maintenance and security expenses for his Iowa home and taxes incurred on these payments. These amounts were paid in addition to amounts payable under Rockwell's relocation policy applicable to all salaried employees.

     Effective July 1, 2001 the annual salaries of Messrs. Jones, Chiusano, Erickson, Keating and Reininga are expected to be $550,000, $275,000, $250,000, $275,000 and $235,000, respectively. It is anticipated that options for shares of our common stock will be granted to our employees, including the named executive officers, in the last fiscal quarter of 2001.


     Prior to the distribution, we expect to enter into change of control employment agreements with each of the named executive officers and with certain other executives. Each employment agreement has a term of four years from the date of the distribution and becomes effective upon a "change of control" of us during that term. Each employment agreement provides for the continuing employment of the executive for three years after the change of control on terms and conditions no less favorable than those in effect before the change of control. If the executive's employment is terminated by us without "cause" or if the executive terminates his or her own employment for "good reason" within that three year period, the executive is entitled to severance benefits equal to a multiple of his or her annual compensation, including bonus, and continuation of other benefits for a number of years equal to the multiple. The multiple is 3 for each of the named executive officers and 3 or 2 for the other executives. In addition, if the executive terminates his or her own employment for any reason during the 30-day window period beginning one year after the change of control, the executive is also entitled to these severance benefits. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed by the Internal Revenue Code on these change of control payments, unless the safe harbor below which the excise tax is imposed is not exceeded by more than 10%, in which event the payments will be reduced to avoid the excise tax.


OPTION GRANTS

     The following table shows all options to purchase Rockwell common stock granted to the named executive officers during fiscal 2000, which are reflected in the Summary Compensation Table above.

                                                                                                   GRANT DATE
                                                      INDIVIDUAL GRANTS                               VALUE
                               ---------------------------------------------------------------    -------------
                                                   PERCENTAGE
                                                    OF TOTAL
                                  NUMBER OF         OPTIONS
                                  SECURITIES       GRANTED TO
                                  UNDERLYING        ROCKWELL     EXERCISE OR                       GRANT DATE
                                   OPTIONS        EMPLOYEES IN   BASE PRICE                          PRESENT
NAME                           GRANTED (SHARES)   FISCAL 2000    (PER SHARE)   EXPIRATION DATE      VALUE(1)
----                           ----------------   ------------   -----------   ---------------    -------------
Clayton M. Jones.............      60,000(2)          1.74%        $52.50         10/4/2009        $1,183,200
                                   30,000(3)          0.87%         52.50         10/4/2009           591,600
Robert M. Chiusano...........      15,000(2)          0.35%         52.50         10/4/2009           295,800
                                    7,500(3)          0.18%         52.50         10/4/2009           147,900
Lawrence A. Erickson.........      12,000(2)          0.35%         52.50         10/4/2009           236,640
                                    6,000(3)          0.18%         52.50         10/4/2009           118,320
Neal J. Keating..............      15,000(2)          0.35%         52.50         10/4/2009           295,800
                                    7,500(3)          0.18%         52.50         10/4/2009           147,900
Herman J. Reininga...........      12,000(2)          0.35%         52.50         10/4/2009           236,640
                                    6,000(3)          0.18%         52.50         10/4/2009           118,320

---------------
(1) These values are based on the Black-Scholes option pricing model which produces a per option share value of $19.72 using the following assumptions and inputs: options exercised after 7 1/2 years, weighted five-year prior stock price volatility and dividend yield of 0.33 and 2.29%, respectively, and an interest rate of 6.27%, which was the zero coupon 7 1/2 year Treasury bond rate at date of grant. The actual value, if any, the executive officer may realize from these options will depend solely on the gain in stock value over the exercise price when the options are exercised.

(2) Granted on October 4, 1999 and exercisable in three substantially equal annual installments beginning October 4, 2000.

(3) Granted on October 4, 1999 and exercisable when the closing market price reaches at least 150% of the grant date closing market price on 20 consecutive trading days, or, if earlier, on October 4, 2006.

     On October 2, 2000, options to purchase an aggregate of 120,000, 25,500, 22,500, 25,500 and 22,500 shares of Rockwell common stock were granted under the Rockwell 2000 Long-Term Incentives Plan to Messrs. Jones, Chiusano, Erickson, Keating and Reininga, respectively.

     As set forth in the employee matters agreement, Rockwell options outstanding at the time of distribution which are held by persons who are active employees of our Avionics and Communications business immediately prior to the distribution will be replaced with options to purchase shares of our common stock with the number of shares covered thereby and the exercise price per share to be determined pursuant to a formula designed to provide equivalent value to each option holder after giving effect to the distribution. Please see "Arrangements Between Rockwell and Our Company -- Employee Matters Agreement".

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows (i) aggregated exercises by the named executive officers during fiscal 2000 of options to purchase Rockwell common stock granted under the Rockwell option plans and (ii) unexercised options to purchase Rockwell common stock granted to the named executive officers in fiscal 2000 and prior years under the Rockwell option plans and held by them at September 30, 2000.

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS HELD AT            IN-THE-MONEY OPTIONS
                                 SHARES                     SEPTEMBER 30, 2000         AT SEPTEMBER 30, 2000(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
Clayton M. Jones.............     3,644      $106,302     72,969         122,036       $376,815        $96,089
Robert M. Chiusano...........        --            --      6,517          34,514         18,014         36,035
Lawrence A. Erickson.........        --            --      4,005          26,008         12,013         24,019
Neal J. Keating..............        --            --     23,204          41,181         96,353         36,035
Herman M. Reininga...........        --            --     10,523          26,008         30,030         24,019

---------------
(1) The value of unexercised options is based on the difference between the exercise price and the closing price ($30 5/16) of Rockwell common stock on the New York Stock Exchange on September 29, 2000, the last trading day of fiscal 2000.

RETIREMENT BENEFITS

     All of the named executive officers participate in a defined benefit pension plan which qualifies under Section 401(a) of the Internal Revenue Code and which we will assume prior to the time of distribution. Please see "Arrangements Between Rockwell and Our Company -- Employee Matters Agreement".

     The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated, under the retirement plans of us and Rockwell which cover most of our officers and other salaried employees on a noncontributory basis. Such benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service for us and Rockwell. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

                                                    ESTIMATED ANNUAL RETIREMENT BENEFITS FOR
                                                           YEARS OF CREDITED SERVICE
AVERAGE                           ----------------------------------------------------------------------------
ANNUAL                                                                                              35 OR MORE
EARNINGS                          5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS     YEARS
--------                          --------   --------   --------   --------   --------   --------   ----------
$  250,000......................  $ 32,525   $ 65,078   $ 97,603   $103,414   $109,225   $115,036    $120,848
   500,000......................    65,850    131,735    197,603    209,664    221,725    233,786     245,848
   750,000......................    99,175    198,428    297,603    315,914    334,225    352,536     370,848
 1,000,000......................   132,500    265,103    397,603    422,164    446,725    471,286     495,848

     Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the plans generally is based upon average earnings for the highest five years of the ten years preceding retirement.

     The credited years of service of Messrs. Jones, Chiusano, Erickson, Keating and Reininga are 21, 23, 26, 23 and 36 years, respectively.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, Rockwell has established supplemental pension plans which authorize the payment of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections.

Pursuant to the employee matters agreement, we will assume all of Rockwell's liabilities with respect to Rockwell Collins participants under such supplemental pension plans of Rockwell.

BENEFIT PLANS FOLLOWING THE DISTRIBUTION

     The following are descriptions of certain benefit plans that are expected to provide benefits to our employees and directors after the distribution.

  2001 LONG-TERM INCENTIVES PLAN

     Our 2001 Long-Term Incentives Plan, or the "2001 LTIP", has been adopted by our board of directors and approved by Rockwell as our sole shareowner. The 2001 LTIP will also be submitted to our shareowners for approval at our 2002 annual meeting. The 2001 LTIP permits grants to be made from time to time as nonqualified stock options, incentive stock options, stock appreciation rights, or SARs, restricted stock, performance units and stock purchase awards.

     Administration. The 2001 LTIP will be administered by the Compensation Committee, consisting of two or more members of our board of directors who are not eligible to participate in the 2001 LTIP. In order to meet the requirements of Section 162(m) of the Internal Revenue Code and the rules under Section 16 of the Securities Exchange Act, all grants under the 2001 LTIP will be made by those members of the Compensation Committee who are both "outside directors" as defined for purposes of Section 162(m) of the Internal Revenue Code and regulations thereunder and "nonemployee directors" as defined for purposes of
Section 16 of the Securities Exchange Act.

     Participation. The persons to whom grants are made under the 2001 LTIP will be selected from time to time by the Compensation Committee in its sole discretion from among our employees and those of our subsidiaries. The 2001 LTIP defines employees broadly to include our "leased employees" and consultants and those of our subsidiaries. Although the 2001 LTIP would permit the Compensation Committee to grant awards to consultants and "leased employees", it does not presently intend to do so. The 2001 LTIP also excludes non-employee members of our board of directors (other than the non-executive Chairman of our board of directors) from the definition of employees. In selecting participants and determining the type and amount of their grants, the Compensation Committee may consider recommendations of our chief executive officer and will take into account such factors as the participant's level of responsibility, performance, performance potential, level and type of compensation and potential value of grants under the 2001 LTIP.

     Shares Subject to 2001 LTIP. The 2001 LTIP authorizes the issuance or delivery of an aggregate of up to 14 million shares of our common stock, provided that no more than 12 million shares will be available for awards other than stock options or stock appreciation rights. Shares of our common stock subject to the unexercised, undistributed or unearned portion of any terminated or forfeited grant under the 2001 LTIP will be available for further awards.

     Stock Options, Stock Appreciation Rights and Restricted Stock. The 2001 LTIP authorizes grants of stock options, which may be either incentive stock options eligible for special tax treatment or nonqualified stock options, stock appreciation rights, and restricted stock.

     Under the provisions of the 2001 LTIP authorizing the grant of stock options:

     - the option price may not be less than the fair market value of the shares of our common stock at the date of grant;

     - the aggregate fair market value, determined as of the date the option is granted, of the shares of our common stock for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed the maximum permitted under the Internal Revenue Code (presently $100,000);

     - stock options may not be exercised after ten years from the date of grant; and

     - at the time of exercise of a stock option the option price must be paid in full in cash or, at the discretion of the Compensation Committee, in shares of our common stock or in a combination of cash and shares of our common stock.

The 2001 LTIP permits the Compensation Committee to prescribe in the award agreement for each grant any other terms and conditions of that grant, including but not limited to exercisability upon termination of a participant's employment.

     The 2001 LTIP permits the grant of SARs covering up to an aggregate of 100,000 shares of our common stock, which may be tandem SARs, which are SARs related to a stock option, or freestanding SARs, which are SARs separate and apart from the grant of an option. Tandem SARs permit an optionee, upon exercise of such rights, and surrender of the related option to the extent of an equivalent number of shares of our common stock, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option price of such shares. Freestanding SARs entitle the grantee, upon exercise of such rights, to receive a payment equal to the excess of the fair market value (on the date of exercise) of all or part of a designated number of shares over the fair market value of such shares on the date such rights were granted. Such payment may be made in shares (valued on the basis of the fair market value of the shares on the date of exercise of the SARs), or in cash or partly in cash and partly in shares, as the Compensation Committee may determine.

     Under the 2001 LTIP, the Compensation Committee may grant up to an aggregate of 1,000,000 shares of our common stock subject to restrictions on transfer and such other restrictions on incidents of ownership as the Compensation Committee may determine, referred to as "restricted stock". During the restricted period, shares of restricted stock have all the attributes of outstanding shares of our common stock, except that the Compensation Committee may provide at the time of the grant that any dividends or other distributions paid on such restricted stock while subject to such restrictions will be accumulated or reinvested in our common stock and held subject to the same restrictions as the restricted stock and such other terms and conditions as the Compensation Committee may determine.

     Performance Units. The 2001 LTIP authorizes the Compensation Committee to grant performance units, the amount of which is based on the achievement of one or more specific goals with respect to Rockwell Collins, a business unit or the participant over a specified period of time of at least one fiscal year. Earned payouts of performance units, which may not exceed $5 million for any one participant with respect to any one performance period, will be paid in cash unless the Compensation Committee decides that payment should be in shares of our common stock or a combination of shares of our common stock and cash.

     Stock Purchase Awards. The Compensation Committee may grant stock purchase awards entitling a participant to purchase, with a loan from us, a specified number of shares of our common stock at their fair market value on the date of purchase. Stock purchase awards may be granted under the 2001 LTIP with respect to up to an aggregate of 5,000,000 shares of our common stock. Loans made to participants with respect to stock purchase awards will be evidenced by interest-bearing promissory notes, secured by a pledge of the shares purchased and with recourse to the participant. The Compensation Committee may forgive all or part of any stock purchase award loan on such terms as it determines, including but not limited to achievement of one or more specified goals with respect to performance of Rockwell Collins, a business unit or the participant over a specified period of time.

     Performance Compensation Awards. Under the 2001 LTIP, the Compensation Committee generally may designate any award (other than a grant of stock options or stock appreciation rights, which are in any event deemed to be performance-based) at the time of its grant as a performance compensation award to qualify payment of the award under Section 162(m) of the Internal Revenue Code. If the Compensation Committee does so, it must establish a performance period, performance measure, performance goals and performance formula for the award within 90 days after the beginning of the performance period. The Compensation Committee may not adjust the performance measure, performance goals or performance period unless after any such adjustment the award would continue to qualify as performance-based compensation under Section 162(m).

     Awards Agreements. All grants made under the 2001 LTIP will be evidenced by an agreement between us and the 2001 LTIP participant setting forth the terms and conditions applicable to the grants, as determined by the Compensation Committee consistent with the terms of the 2001 LTIP. Each award agreement will set forth the terms and conditions applicable to awards, including but not limited to provisions for the time at which the award becomes exercisable or otherwise vests; the treatment of the award in the event of the termination of a participant's status as an employee; and any special provisions applicable in the event of an occurrence of a change in control, as determined by the Compensation Committee consistent with the provisions of the 2001 LTIP.

     Under the 2001 LTIP, stock options, restricted stock and other awards generally may not be granted after June 29, 2011.

     Tax Matters. The following is a brief summary of the material federal income tax consequences of benefits under the 2001 LTIP under present law and regulations:

          (a) Incentive Stock Options. The grant of an incentive stock option will not result in any immediate tax consequences to us or the optionee. An optionee will not realize taxable income, and we will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares of our common stock acquired over the option exercise price will be includable in the optionee's "alternative minimum taxable income" for purposes of the alternative minimum tax. If the optionee does not dispose of the shares of our common stock acquired within one year after their receipt, and within two years after the option was granted, gain or loss realized on the subsequent disposition of the shares of our common stock will be treated as long-term capital gain or loss. Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income. In the event of an earlier disposition, the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of our common stock on the date of exercise over the option exercise price or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income.

          (b) Nonqualified Stock Options. The grant of a nonqualified stock option will not result in any immediate tax consequences to us or the optionee. Upon the exercise of a nonqualified stock option, the optionee will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the shares of our common stock acquired at the time of exercise over the option exercise price.

          (c) Stock Appreciation Rights. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares of our common stock received will constitute ordinary income to the grantee. We will be entitled to a deduction in the same amount and at the same time.

          (d) Restricted Stock. An employee normally will not realize taxable income in connection with an award of restricted stock, and we will not be entitled to a deduction, until the termination of the restrictions. Upon termination of the restrictions, the employee will realize ordinary income in an amount equal to the fair market value of the shares of our common stock at that time, plus the amount of the dividends and interest thereon to which the employee then becomes entitled. However, an employee may elect to realize taxable ordinary income in the year the restricted stock is awarded in an amount equal to its fair market value at that time, determined without regard to the restrictions. We will be entitled to a deduction in the same amount and at the same time as the employee realizes income. If the employee is then a covered employee under Section 162(m) of the Internal Revenue Code, any portion of the income realized in respect of restricted stock which, together with other non-performance based compensation, exceeds $1 million will not be deductible by us under the limitations of Section 162(m) of the Internal Revenue Code.

          (e) Performance Units. Any cash and the fair market value of any shares of our common stock received in connection with the grant of a performance unit under the 2001 LTIP will constitute ordinary income to the employee in the year in which paid, and we will be entitled to a deduction in the same amount. If the employee is then a covered employee under Section 162(m) of the Internal Revenue Code, any portion of the payout of performance units which, together with other non-performance based compensation, exceeds $1 million will not be deductible by us under the limitations of Section 162(m) of the Internal Revenue Code.

          (f) Stock Purchase Awards. The grant of a stock purchase award and the acquisition of shares of our common stock pursuant to such an award will not result in any immediate tax consequences to an employee or to us. Upon the sale of the shares of our common stock acquired pursuant to the stock purchase award, an employee will realize capital gain or loss equal to the difference between the amount received on the sale and the purchase price of the shares. Interest payable by an employee pursuant to a stock purchase award will be deductible by the employee to the extent permitted by law and we will accrue ordinary income equal to the amount of interest payable.

          (g) Payouts of Performance Compensation Awards. The designation of an award of restricted stock or the grant of a performance unit or stock purchase award as a performance compensation award will not change the tax treatment described above to an employee who receives such an award or grant. Such a designation will, however, enable such award or grant to qualify as performance-based compensation not subject to the $1 million limitation on deductible compensation under Section 162(m) of the Internal Revenue Code.

     Change of Control. The 2001 LTIP permits the agreements governing any awards under the 2001 LTIP to include a change of control contingency in order to maintain the rights of 2001 LTIP participants in the event of a change of control of us. The Compensation Committee is expected to include such contingencies in most awards with the effect that in the event of a change of control of us:

     - all outstanding stock options and stock appreciation rights will become fully exercisable whether or not otherwise then exercisable;

     - the restrictions on all shares of our common stock granted as restricted stock will lapse; and

     - all payouts of performance units will be deemed to be fully earned based on assumed completion of all performance periods and attainment of all performance goals for the performance units.

     A change of control is deemed to occur under the same circumstances as provided in Article III, Section 13(I) of our amended by-laws. This section of our amended by-laws defines change of control to mean, generally:

     - the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; or

     - a change in the composition of a majority of our board of directors which is not supported by our current board of directors;

     - a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, which results in a change in the majority of our board of directors or of more than 50% of our shareowners; or

     - approval by our shareowners of the complete liquidation or dissolution of our company.

     Amendment, Suspension or Termination of 2001 LTIP. In the event any change in or affecting our shares of common stock occurs, our board of directors may make appropriate amendments to or adjustments in the 2001 LTIP or grants made thereunder, including changes in the number of shares of our common stock which may be issued or transferred under the 2001 LTIP. Our board of directors may at any time amend, suspend or terminate the 2001 LTIP or grants made thereunder. It may not, however, except in making amendments and adjustments in the event of changes in or affecting shares of our common stock, (i) without the consent of the person affected, impair the rights of the holder of any award other than as provided for or contemplated in the award agreement or (ii) without the approval of shareowners, make any change in the 2001 LTIP that would require shareowner approval under any tax, or regulatory requirement applicable to the

2001 LTIP. Under present tax and regulatory requirements, shareowner approval would be required, among other things, to change the class of persons eligible to receive incentive stock options under the 2001 LTIP or to increase the number of shares of our common stock that may be issued or transferred under the 2001 LTIP. In no event may the board of directors of the Compensation Committee reprice underwater stock options (those whose option exercise price is greater than the fair market value of the shares covered by the options) by reducing the option exercise price, canceling the options and granting replacement options or otherwise.

  2001 STOCK OPTION PLAN

     Our 2001 Stock Option Plan, or the "2001 Plan", has been adopted by our board of directors and approved by Rockwell as our sole shareowner. The 2001 Plan covers nonqualified stock options and incentive stock options to purchase shares of our common stock resulting from the adjustments to certain Rockwell options outstanding at the time of the distribution. Please see "Arrangements Between Rockwell and Our Company -- Employee Matters Agreement".

     Administration. The Compensation Committee will administer the 2001 Plan. In addition, our board of directors has authority to perform all functions of the Compensation Committee under the 2001 Plan.

     Participation. The persons to whom grants are made under the 2001 Plan are holders of Rockwell options outstanding at the time of the distribution who receive Rockwell Collins options as a result of adjustments to the Rockwell options pursuant to the terms of the employee matters agreement.

     Shares Subject to 2001 Plan. The 2001 Plan authorizes the issuance of the aggregate number of shares of our common stock necessary to provide for the exercise of all Rockwell Collins options outstanding on the date of the distribution as a result of adjustments to outstanding Rockwell options pursuant to the terms of the employee matters agreement, as may be adjusted under the 2001 Plan. The number of shares of our common stock that will be subject to such options will depend on the ratio between the respective market value of our common stock and Rockwell common stock at the time of the distribution. Please see "Arrangements Between Rockwell and Our Company -- Employee Matters Agreement".

     Stock Options. The 2001 Plan authorizes the issuance to 2001 Plan participants of Rockwell Collins options, which may be either incentive stock options eligible for special tax treatment or nonqualified stock options. Under the provisions of the 2001 Plan authorizing the issuance of stock options, the exercise price and the number of shares of our common stock issuable upon exercise of such options will be determined pursuant to the adjustments to Rockwell options set forth under "Arrangements Between Rockwell and Our
Company -- Employee Matters Agreement". Each stock option will otherwise have substantially the same terms and conditions as the corresponding Rockwell option which was adjusted, except that references to Rockwell will be changed to refer to us. The 2001 Plan also contains specific provisions applicable only to certain options which correspond to the terms of the relevant Rockwell plan under which the corresponding Rockwell options were originally granted. Incentive stock options held by 2001 Plan participants who are not active employees of our Avionics and Communications business after the distribution will automatically convert to non-qualified stock options 90 days following the distribution.

     No stock options may be granted under the 2001 Plan after the distribution date.

     Tax Matters. The material federal income tax consequences of receipt of incentive stock options and non-qualified stock options under the 2001 Plan under present law and regulations are as described for incentive stock options and non-qualified stock options under the 2001 LTIP. Please see "-- 2001 Long-Term Incentives Plan -- Tax Matters".

     Change of Control. In order to maintain the rights of 2001 Plan participants in the event of a change of control of us, the 2001 Plan provides that upon the occurrence of such change, all stock options then outstanding shall become fully exercisable whether or not otherwise then exercisable. A change of control is deemed to occur under the same circumstances as provided in
Article III, Section 13(I) of our amended by-laws. Please see "-- 2001 Long-Term Incentives Plan -- Change of Control".

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

     Amendment, Suspension or Termination of 2001 Plan. The Compensation Committee may at any time amend, suspend or terminate the 2001 Plan or Rockwell Collins options subject to the 2001 Plan. In the event any change in shares of our common stock occurs, our board of directors may make appropriate amendments to or adjustments in the 2001 Plan or Rockwell Collins options subject to the 2001 Plan, including changes in the number of shares of our common stock which may be issued under the 2001 Plan and the number of shares of our common stock and exercise price per share of our common stock subject to Rockwell Collins options. Except for amendments and adjustments in the event of changes in shares of our common stock, our board of directors and the Compensation Committee may not, however, without the consent of the person affected, cancel or reduce an outstanding Rockwell Collins option other than as provided for or contemplated in the option agreement, increase the number of shares of our common stock that may be issued under the 2001 Plan or reduce the option exercise price of any Rockwell Collins option.

  DIRECTORS STOCK PLAN

     Our Directors Stock Plan has been adopted by our board of directors and approved by Rockwell as our sole shareowner. The Directors Stock Plan will also be submitted to our shareowners for approval at our 2002 annual meeting. An aggregate of 325,000 shares of our common stock may be issued under the Directors Stock Plan, subject to appropriate adjustment in the event of any change in or affecting shares of our common stock, including but not limited to stock dividends, stock splits and recapitalizations.

     Participation. Participation in the Directors Stock Plan will be limited to directors who are not employees of us or any of our subsidiaries (other than the non-executive Chairman of our board of directors).

     Stock Options. Under the Directors Stock Plan, each non-employee director (other than the non-executive Chairman of our board of directors) will be granted an option to purchase 10,000 shares of our common stock effective upon election as a director or, for the initial non-employee directors, effective concurrently with the first grant of options under our 2001 Long-Term Incentives Plan. In addition, each non-employee director (other than the non-executive Chairman of our board of directors) will be granted an option to purchase 5,000 shares of our common stock immediately after each annual meeting of our shareowners, provided that at the time of the grant the director has served on our board of directors for at least one year. Our board of directors may also at any time grant non-employee directors (other than the non-executive Chairman of our board of directors) such additional options under the Directors Stock Plan as it may determine in its sole discretion. The purchase price of the shares subject to each option granted under the Directors Stock Plan will be 100% of the fair market value of our common stock on the date such option is granted. Upon exercise of an option, the option price must be paid in full in cash, shares of our common stock valued at their fair market value on the date of exercise, or a combination of both.

     Options granted under the Directors Stock Plan may not be exercised prior to one year nor after ten years from the date of grant and become exercisable in three approximately equal installments on the first, second and third anniversaries of the date of grant. If an optionee who holds an outstanding stock option dies, the Directors Stock Plan permits the exercise of such option within three years of the date of death, or until the expiration date specified in the option, if earlier, even if it were not exercisable at such date. If an optionee who holds an outstanding stock option retires from our board of directors after reaching age 70 or having served at least five years as a director, all options then held will be exercisable even if they were not exercisable at such retirement date, provided that such options expire at the earlier of five years from the date of retirement or the expiration date specified in the options. If an optionee ceases to be a director by reason of disability or resignation from our board of directors for reasons of the antitrust laws, compliance with our conflict of interest policies or other circumstances that the Compensation Committee may determine as serving our best interests, all options then held by such optionee may be exercised from and after such termination date for a period of one year or until the expiration date specified in the option, if earlier, even if they were not exercisable at such termination date, unless the Compensation Committee determines otherwise. If an optionee ceases to be a director while holding unexercised options for any other reason, such options will then be cancelled.

     Restricted Shares. Under the Directors Stock Plan, directors (other than the non-executive Chairman of our board of directors) will receive 50% of their annual retainer for board service in the form of restricted shares of our common stock and may elect to receive all or any portion of the cash component of their annual retainer for board service in the form of restricted shares of our common stock. Our board of directors may also at any time grant non-employee directors (other than the non-executive Chairman of our board of directors) such additional restricted shares under the Directors Stock Plan as it may determine in its sole discretion. Restricted shares will be held by us until ten days after the recipient retires from our board of directors after reaching age 70 and having served at least three years as a director or ceases to be a director by reason of the antitrust laws, compliance with our conflict of interest policies, death, disability or other circumstances our board of directors determines not to be adverse to the best interests of us. Restricted shares will have all the attributes of outstanding shares, including the right to vote and to receive dividends thereon.

     Administration and Amendment. The Compensation Committee will administer the Directors Stock Plan. Our board of directors may amend the Directors Stock Plan in any respect, provided that no amendment may be made without shareowner approval that would materially increase the maximum number of shares of our common stock available for delivery under the Directors Stock Plan (other than adjustments to reflect changes in or affecting shares of our common stock).

     Our board of directors also has authority to terminate the Directors Stock Plan at any time.

     Change of Control. In order to maintain the rights of participants in the Directors Stock Plan in the event of a change of control of us, the Directors Stock Plan provides that upon the occurrence of such a change, all outstanding stock options shall become fully exercisable whether or not then exercisable and the restrictions on all restricted shares shall lapse. Please see "-- 2001 Long-Term Incentives Plan -- Change of Control".

     Tax Matters. The material federal income tax consequences of the issuance or transfer of restricted shares awarded in lieu of cash retainers are that the value thereof is not taxable to the recipient, and we will not be entitled to its deduction, until the restriction lapses (at the value of the shares on the date the restriction lapses).

     The material federal income tax consequences of the grant of options under the Directors Stock Plan are that upon the exercise of an option, the optionee realizes ordinary income, and we are entitled to a deduction, equal to the excess of the fair market value of the shares acquired at the time of exercise over the option exercise price.

  ANNUAL INCENTIVE COMPENSATION PLAN FOR SENIOR EXECUTIVE OFFICERS

     Our Annual Incentive Compensation Plan for Senior Executive Officers, or Senior Executive ICP, has been adopted by our board of directors and approved by Rockwell as our sole shareowner. The Senior Executive ICP will also be submitted to our shareowners for approval at our 2002 annual meeting.

     The purpose of the Senior Executive ICP is to preserve for us the current federal income tax deductibility of annual base salary and incentive compensation earned by the five officers of our company whose compensation might not be deductible as a result of certain provisions of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code provides that a publicly owned corporation may not deduct compensation in excess of $1 million per year paid to a corporation's chief executive officer and its four other most highly paid executive officers subject to certain exceptions. One exception is for performance based compensation paid pursuant to a shareowner-approved plan that satisfies certain conditions of Section 162(m), such as the Senior Executive ICP.

     Eligibility. Our Chief Executive Officer and four other executive officers designated each year by the Compensation Committee will be eligible to participate in the Senior Executive ICP.

     Determination of Awards. Awards under the Senior Executive ICP will be allocated each year out of a "covered employees performance fund", which shall be equal to 1.5% of our net income before income taxes for that year, but which may be adjusted by the Compensation Committee to omit the effects of extraordinary items, gains or losses on the disposal of business segments, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Subject to the Compensation Committee's right to reduce any participant's allocation award as described below, the amount set aside under the Senior Executive ICP will be allocated to each participant as follows: 35% of the fund to the Chief

Executive Officer, 20% of the fund to the Chief Operating Officer and 15% of the fund to each of the other three participants, provided that if there is more than one Chief Operating Officer, the amounts allocable to each of the other participants (other than the Chief Executive Officer) will be reduced ratably. Awards allocated to a participant will be paid to the participant in cash in a lump sum or in installments as determined by the Compensation Committee.

     The Compensation Committee may reduce, but not increase, a participant's award under the Senior Executive ICP based on such factors as the Compensation Committee may deem relevant.

     Administration. The Compensation Committee will administer the Senior Executive ICP and will have the power to interpret the plan. The amount of the "covered employees performance fund" in any year will be determined by our independent certified public accountants.

     Amendment and Termination. The Compensation Committee may discontinue or terminate the Senior Executive ICP in whole or in part at any time and may amend the Senior Executive ICP in any respect at any time, subject to certain restrictions.

EMPLOYEE STOCK PURCHASE PLAN

     Prior to the distribution, we expect to adopt (and expect that Rockwell will approve as our sole shareowner) an employee stock purchase plan to be qualified under Section 423 of the Internal Revenue Code for anticipated implementation during fiscal 2002. Participation in the stock purchase plan is expected to be available to all full-time and certain part-time employees of our company (including represented hourly employees) in the United States and all salaried employees at our company's international locations (to the extent permitted by local law). It is anticipated that participants may elect to have up to 15% of their base salaries (to a maximum of $25,000 per individual) withheld for semiannual purchases of our common stock at a price equal to 85% of the lesser of the fair market value thereof at the beginning or end of each six month period. It is anticipated that an aggregate of 9 million shares of our common stock will initially be authorized for issuance pursuant to the stock purchase plan.

OWNERSHIP OF OUR COMMON STOCK

     The following table sets forth the number of shares of our common stock expected to be beneficially owned following the distribution, directly or indirectly, by each director, each named executive officer and such persons and other executive officers, as a group, based upon the beneficial ownership of such persons of Rockwell common stock reported to Rockwell as of April 30, 2001, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options, conversions of securities or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Exchange Act.

                                                                      COMMON STOCK
                                                              -----------------------------
                                                                                 PERCENT OF
NAME                                                          SHARES(1)           CLASS(2)
----                                                          ---------          ----------
Clayton M. Jones............................................    124,883(3,4)         --
Donald R. Beall.............................................  1,263,253(3,4,5)       --
Anthony J. Carbone..........................................         --              --
Richard J. Ferris...........................................         --              --
Joseph F. Toot, Jr. ........................................     23,831(4,6)         --
Robert M. Chiusano..........................................     21,909(3,4)         --
Lawrence A. Erickson........................................     21,974(3,4,7)       --
Neal J. Keating.............................................     42,665(3,4)         --
Herman M. Reininga..........................................     28,019(3,4)         --
All of the above and other executive officers as a group (14
  persons)..................................................  1,673,875              .9%

---------------
(1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2) The shares owned by each person, and by the group, and the shares included in the number of shares outstanding have been adjusted, and the percentage of shares owned (where such percentage exceeds 1%) has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes shares expected to be beneficially owned in respect of shares of Rockwell common stock held under the Rockwell savings plan as of April 30, 2001. Does not include 1,887, 527, 132, 415, 223 and 3,383 share equivalents for Messrs. Jones, Chiusano, Erickson, Keating, Reininga and the group, respectively, expected to be beneficially owned in respect to share equivalents held under the Rockwell supplemental savings plan as of April 30, 2001.

(4) Includes shares in respect of shares of Rockwell common stock which may be acquired upon the exercise of outstanding stock options within 60 days as follows: 105,343, 1,080,568, 9,213, 17,524, 12,009, 35,722, 18,527 and
    1,388,977 for Messrs. Jones, Beall, Toot, Chiusano, Erickson, Keating, Reininga and the group, respectively. Does not include 288,209 shares in respect of shares of Rockwell common stock which may be acquired on exercise of outstanding options granted to Mr. Beall, that have been assigned to or for the benefit of family members and are not attributable to him pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act. For Messrs. Jones, Beall, Toot, Chiusano, Erickson, Keating, Reininga and the group, the number of shares of our common stock is assumed to be the same as the number of shares of Rockwell common stock that may be acquired upon exercise of such outstanding stock options; the actual number of shares of our common stock that will be subject to such options will depend on the ratio between the respective market values of our common stock and Rockwell common stock at the time of the distribution.

(5) Includes shares, as to which beneficial ownership is disclaimed, as follows:
    20,154 shares expected to be held for the benefit of family members and 10,000 shares expected to be owned by The Beall Foundation, of which Mr. Beall is President and a Director.

(6) Includes 3,418 shares granted as restricted stock under the Rockwell Directors Stock Plan or otherwise as compensation for services as a director for Mr. Toot.

(7) Includes 6,183 shares expected to be beneficially owned in respect of shares of Rockwell common stock held by Mr. Erickson's spouse under a retirement plan.

     With the exception of Wells Fargo Bank, N.A., as trustee under the Rockwell International Corporation Savings Plan, which held approximately 14% (of which approximately 5.9% was for active Rockwell employees and the remainder for former Rockwell employees) of the outstanding shares of Rockwell common stock as of April 30, 2001, there are no persons known to us who are expected to be "beneficial owners" (as that term is defined in the rules of the SEC) of more than 5% of any class of our voting securities outstanding as of the distribution date.

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

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock includes a summary of provisions of our restated certificate of incorporation and our amended by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated certificate of incorporation and our amended by-laws, copies of which will be filed as exhibits to the registration statement of which this information statement is a part.

     Immediately prior to the distribution, we will be authorized to issue (1) 1,000,000,000 shares of common stock, par value $.01 per share, and (2) 25,000,000 shares of preferred stock, without par value, of which our board of directors will designate 2,500,000 shares as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. For a more detailed discussion of our preferred share purchase rights and how they relate to our common stock, please see "-- Rights Plan". The authorized shares of our common stock and preferred stock will be available for issuance without further action by our shareowners, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareowners is not so required, our board of directors may determine not to seek shareowner approval.

     Certain of the provisions described under this section entitled "Description of Capital Stock" could have the effect of discouraging transactions that might lead to a change of control of us. Our restated certificate of incorporation and amended by-laws:

     - establish a classified board of directors, whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;

     - require shareowners to provide advance notice of any shareowner nominations of directors or any proposal of new business to be considered at any meeting of shareowners;

     - require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated certificate of incorporation or our amended by-laws; and

     - preclude shareowners from calling a special meeting of shareowners.

COMMON STOCK

     Our restated certificate of incorporation permits us to issue up to 1,000,000,000 shares of our common stock.

     Dividends. Holders of our common stock will be entitled to such dividends as may be declared by our board of directors out of any of our funds legally available therefor. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or set aside.

     Voting. Each holder of our common stock will be entitled to one vote for each share of our common stock outstanding in the holder's name. No holder of common stock will be entitled to cumulate votes in voting for directors.

     Liquidation. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

     Other Rights. Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors, no holder of shares of our common stock will have any right to purchase or subscribe for any stock of any class which we may issue or sell.

     Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our restated certificate of incorporation permits us to issue up to 25,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our shareowners. Our board of directors will designate 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. The powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of any other series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

     - the terms on which dividends, if any, will be paid;

     - the terms on which the shares may be redeemed, if at all;

     - the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

     - the liquidation preference, if any;

     - the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

     - the restrictions on the issuance of shares of the same series or any other class or series; and

     - the voting rights, if any, of the shares of the series.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

     For a description of the Series A Junior Participating Preferred Stock, please see "-- Rights Plan".

OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED BY-LAWS

     Our restated certificate of incorporation and amended by-laws contain various provisions intended to promote the stability of our shareowner base and render unsolicited or hostile attempts to acquire control of us more difficult.

     Classified Board of Directors. Our restated certificate of incorporation provides that the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes. Each class consists as nearly as possible of an equal number of directors. Currently, the terms of office of the three classes of directors expire, respectively, at our annual meetings in 2002, 2003 and 2004. The term of the successors of each class of directors expires three years from the year of election. Directors elected by shareowners at an annual meeting of shareowners will be elected by a plurality of all votes cast.

     Fair Price Provision. Our restated certificate of incorporation contains a fair price provision pursuant to which a business combination, as defined in our restated certificate of incorporation, between us or one of our subsidiaries and an interested shareowner, as defined in our restated certificate of incorporation, requires approval by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors, as defined in our restated certificate of incorporation, or certain fair price criteria and procedural requirements specified in the fair price provision are met. If either the requisite approval of our board of directors or the fair price criteria and procedural requirements were met, the business combination would be subject to the voting requirements otherwise applicable under the Delaware General Corporation Law, which for most types of business combinations currently would be the affirmative vote of the holders of a majority of all of our outstanding shares of stock entitled to vote thereon. Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless such amendment, repeal or adoption were approved by at least two-thirds of the continuing directors, in which case the provisions of the Delaware General Corporation Law would require the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon.

     Special Meetings; Written Consent. Our restated certificate of incorporation and amended by-laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the entire board of directors. Shareowners are not permitted to call, or to require that the board of directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. In addition, our restated certificate of incorporation provides that any action taken by our shareowners must be effected at an annual or special meeting of shareowners and may not be taken by written consent instead of a meeting. Our amended by-laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of our shareowners.

     Our restated certificate of incorporation provides that the affirmative vote of at least 80% of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our restated certificate of incorporation with respect to:

     - the election of directors;

     - the right to call a special shareowners meeting;

     - the right to act by written consent;

     - amending our restated certificate of incorporation or amended by-laws; or

     - the right to adopt any provision inconsistent with the preceding provisions.

In addition, our restated certificate of incorporation provides that our board of directors may make, alter, amend and repeal our amended by-laws and that the amendment or repeal by shareowners of any of our amended by-laws would require the affirmative vote of at least 80% of the voting power described above, voting together as a single class.

RIGHTS PLAN


     Each outstanding share of our common stock evidences one preferred share purchase right. Each preferred share purchase right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, at $125, subject to adjustment. The description and terms of the preferred share purchase rights will be set forth in the rights agreement we will enter into. The preferred share purchase rights are intended to have anti-takeover effects. If the preferred share purchase rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the preferred share purchase rights may deter a potential acquiror from making a takeover proposal or tender offer. The preferred share purchase rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the preferred share purchase rights as described below and since a transaction approved by our board of directors would not cause the preferred share purchase rights to become exercisable.


     Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding capital stock, or an acquiring person, or (2) 10 business days, or such later date as may be determined by our board of directors prior to such time as any person or group becomes an acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding capital stock, the earlier of such dates being called the rights distribution date, preferred share purchase rights will be attached to common stock and will be owned by the registered owners of common stock.

     The rights agreement provides that, until the preferred share purchase rights are no longer attached to the common stock, or until the earlier redemption or expiration of the preferred share purchase rights:

     - the preferred share purchase rights will be transferred with and only with common stock;

     - certificates representing common stock and statements in respect of shares of common stock registered in book-entry or uncertificated form will contain a notation incorporating by reference the terms of the preferred share purchase rights; and

     - the transfer of any shares of common stock will also constitute the transfer of the associated preferred share purchase rights.

As soon as practicable following the date the preferred share purchase rights are no longer attached to the common stock, separate certificates evidencing preferred share purchase rights will be mailed to holders of record of common stock as of the close of business on the date the preferred share purchase rights are no longer attached to the common stock and the separate certificates alone will evidence preferred share purchase rights.

     In addition, the rights agreement provides that in connection with the issuance or sale of our common stock following the date the rights separate from the common stock and prior to the earlier of (1) the date the preferred share purchase rights are redeemed and (2) the date the preferred share purchase rights expire, (a) we will, with respect to common stock issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement in existence prior to the date the rights separate from the common stock, or upon the exercise, conversion or exchange of securities, notes or debentures under the terms thereof issued by us and in existence prior to the date the rights separate from the common stock, and (b) we may, in any other case, if deemed necessary or appropriate by the board of directors, issue certificates representing the appropriate number of preferred share purchase rights in connection with such issuance or sale. We will not be obligated to issue any of these certificates if, and to the extent that, we are advised by counsel that the issuance of those certificates would create a significant risk of material adverse tax consequences to us or the person to whom such certificate would be issued or would create a significant risk that the stock options or employee plans or arrangements would fail to qualify for otherwise available special tax treatment. In addition, no certificate will be issued if, and to the extent that, appropriate adjustments otherwise have been made instead of the issuance thereof.

     Preferred share purchase rights will not be exercisable until the rights distribution date. Preferred share purchase rights will expire on June 30, 2011, unless this expiration date is extended or unless preferred share purchase rights are earlier redeemed by us, in each case, as described below.

     The purchase price payable, and the number of shares of Series A Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the preferred share purchase rights will be subject to adjustment from time to time to prevent dilution upon the occurrence of the following events:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, Series A Junior Participating Preferred Stock;

     - upon the grant to holders of shares of Series A Junior Participating Preferred Stock of rights or warrants to subscribe for or purchase shares of Series A Junior Participating Preferred Stock at a price, or securities convertible into shares of Series A Junior Participating Preferred Stock with a conversion price, less than the then current market price of the shares of Series A Junior Participating Preferred Stock; or

     - upon the distribution to holders of shares of Series A Junior Participating Preferred Stock of evidences of indebtedness or assets, excluding regular periodic cash dividends or dividends payable in shares of Series A Junior Participating Preferred Stock, or of subscription rights or warrants, other than those referred to above.

     The number of outstanding preferred share purchase rights and the number of one one-hundredth of a share of Series A Junior Participating Preferred Stock issuable upon exercise of each preferred share purchase right will also be subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the date the preferred share purchase rights are no longer attached to the common stock.

     We cannot redeem shares of Series A Junior Participating Preferred Stock purchasable upon exercise of preferred share purchase rights. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions.

     Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of each one one-hundredth interest in a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each preferred share purchase right should approximate the value of one share of common stock.

     In the event that, at any time after any person or group of affiliated or associated persons becomes an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of a preferred share purchase right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of a preferred share purchase right. In the event that any person becomes an acquiring person, proper provision shall be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the acquiring person, which will thereafter be void, will thereafter have the right to receive upon exercise, instead of shares of Series A Junior Participating Preferred Stock, that number of shares of common stock having a market value of two times the exercise price of a preferred share purchase right.

     At any time after any person or group of affiliated or associated persons becomes an acquiring person, and prior to the acquisition by such person or group of 50% or more of our outstanding capital stock, our board of directors may exchange preferred share purchase rights, other than preferred share purchase rights owned by such person or group, which will have become void after such person became an acquiring person, for common stock at an exchange ratio of one share of common stock per preferred share purchase right, subject to adjustment.

     Generally, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of Series A Junior Participating Preferred Stock will be issued, other than fractions which are integral multiples of one one-hundredth of a share of Series A Junior Participating Preferred Stock, which may, at our election, be evidenced by depository receipts. Instead, an adjustment in cash will be made based on the market price of Series A Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to any person or group of affiliated or associated persons becoming an acquiring person, our board of directors may redeem preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right, subject to adjustment. The redemption of preferred share purchase rights may be made effective at such time, on such basis and with such conditions as our board of directors may determine, in its sole discretion. Immediately upon any redemption of preferred share purchase rights, the right to exercise preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

     The terms of preferred share purchase rights may be amended by our board of directors without the consent of the holders of preferred share purchase rights, including an amendment to decrease the threshold at which a person becomes an acquiring person from 15% to not less than 10%, except that from and after such time as any person becomes an acquiring person no such amendment may adversely affect the interests of the holders of preferred share purchase rights.

     Until a preferred share purchase right is exercised, the holder thereof, as such, will have no rights as a shareowner of our company, including, without limitation, the right to vote or to receive dividends.


     The foregoing summary of the material terms of preferred share purchase rights is qualified by reference to the form of rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this information statement is a part.


            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to limitations. Our restated certificate of incorporation provides that our directors are not liable to us or our shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock, or (iv) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to limitations. Our amended by-laws and the appendix thereto provide for the indemnification of our directors, officers, employees and agents to the extent permitted by Delaware law. It is expected that our directors and officers will be insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form 10 under the Securities Exchange Act with respect to the shares of our common stock and associated preferred share purchase rights being issued in the distribution. This information statement does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, reference is made to the registration statement and the exhibits and any schedules to the registration statement. Statements contained in this information statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules to the registration statement, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules to the registration statement.


     After the distribution, we will be subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareowners with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at http://www.rockwellcollins.com. Our Internet site and the information contained therein or connected thereto are not intended to be incorporated into this information statement or the registration statement of which it forms a part.

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

                                                              PAGE
                                                              ----
ROCKWELL COLLINS
Independent Auditors' Report................................   F-2
Statement of Assets and Liabilities as of September 30, 1999
  and 2000 and March 31, 2001 (unaudited)...................   F-3
Statement of Operations for the years ended September 30,
  1998, 1999 and 2000 and the six months ended March 31,
  2000 and 2001 (unaudited).................................   F-4
Statement of Cash Flows for the years ended September 30,
  1998, 1999 and 2000 and the six months ended March 31,
  2000 and 2001 (unaudited).................................   F-5
Statement of Changes in Rockwell's Invested Equity and
  Comprehensive Income for the years ended September 30,
  1998, 1999 and 2000 and the six months ended March 31,
  2000 and 2001 (unaudited).................................   F-6
Notes to Financial Statements...............................   F-7
Schedule II -- Valuation and Qualifying Accounts............  F-26
NEW ROCKWELL COLLINS, INC.
Independent Auditors' Report................................  F-27
Balance Sheet as of April 10, 2001 and Note to Balance
  Sheet.....................................................  F-28

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareowners of Rockwell International Corporation:

     We have audited the accompanying statement of assets and liabilities of Rockwell Collins, consisting of the avionics and communications business and certain other assets and liabilities of Rockwell International Corporation (Rockwell), as of September 30, 2000 and 1999, as described in Note 1 to the financial statements. We have also audited the related statements of operations, cash flows, and changes in Rockwell's invested equity and comprehensive income of Rockwell Collins for each of the three years in the period ended September 30, 2000. Our audits also included the financial statement schedule listed in the Index to Rockwell Collins Financial Statements and Schedule at page F-1. These financial statements and financial statement schedule are the responsibility of Rockwell's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements were prepared to present the assets and liabilities and related results of operations and cash flows of Rockwell Collins, as described in Note 1 to the financial statements, and may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if Rockwell Collins had been operated as a stand-alone company during the periods presented.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of Rockwell Collins as of September 30, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 2 to the financial statements, in 1998 Rockwell Collins changed its method of accounting for certain inventoriable general and administrative costs related to government contracts.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

May 30, 2001

                                ROCKWELL COLLINS

                      STATEMENT OF ASSETS AND LIABILITIES
                                 (IN MILLIONS)

                                                               SEPTEMBER 30,
                                                              ----------------     MARCH 31,
                                                               1999      2000         2001
                                                              ------    ------    ------------
                                                                                  (UNAUDITED)
                                            ASSETS
CURRENT ASSETS
Cash........................................................  $   20    $   20       $   20
Receivables.................................................     513       495          516
Inventories.................................................     621       656          813
Current deferred income taxes...............................     153       133          148
Other current assets........................................      25        23           34
                                                              ------    ------       ------
          Total current assets..............................   1,332     1,327        1,531
PROPERTY....................................................     365       417          476
INTANGIBLE ASSETS...........................................     126       148          441
OTHER ASSETS................................................     210       208          180
                                                              ------    ------       ------
          TOTAL ASSETS......................................   2,033     2,100        2,628
                                                              ------    ------       ------
                                         LIABILITIES
CURRENT LIABILITIES
Accounts payable............................................     256       220          207
Compensation and benefits...................................     188       163          145
Product warranty costs......................................     114       120          131
Other current liabilities...................................     323       259          290
                                                              ------    ------       ------
          Total current liabilities.........................     881       762          773
RETIREMENT BENEFITS.........................................     430       404          430
OTHER LIABILITIES...........................................      27        26           39
                                                              ------    ------       ------
          TOTAL LIABILITIES.................................   1,338     1,192        1,242
                                                              ------    ------       ------
          ROCKWELL'S INVESTED EQUITY........................  $  695    $  908       $1,386
                                                              ======    ======       ======

                       See notes to financial statements.

                                ROCKWELL COLLINS

                            STATEMENT OF OPERATIONS
                                 (IN MILLIONS)


                                                                                     SIX MONTHS
                                                                                        ENDED
                                                        YEAR ENDED SEPTEMBER 30,      MARCH 31,
                                                        ------------------------   ---------------
                                                         1998     1999     2000     2000     2001
                                                        ------   ------   ------   ------   ------
                                                                                     (UNAUDITED)
SALES.................................................  $2,026   $2,438   $2,510   $1,181   $1,277
COSTS AND EXPENSES:
Cost of sales (Note 16)...............................   1,603    1,782    1,845      865      944
Selling, general and administrative (Note 16).........     256      278      274      131      157
Purchased research and development (Note 3)...........     103       --       --       --       --
(Earnings) losses from equity affiliates..............      (1)     (11)       3        3       (2)
Other income..........................................      (8)     (48)     (11)      (5)      (3)
                                                        ------   ------   ------   ------   ------
Total costs and expenses..............................   1,953    2,001    2,111      994    1,096
                                                        ------   ------   ------   ------   ------
INCOME BEFORE INCOME TAXES AND ACCOUNTING CHANGE......      73      437      399      187      181
Income tax provision..................................      24      146      130       61       62
                                                        ------   ------   ------   ------   ------
INCOME BEFORE ACCOUNTING CHANGE.......................      49      291      269      126      119
Cumulative effect of accounting change................     (17)      --       --       --       --
                                                        ------   ------   ------   ------   ------
NET INCOME............................................  $   32   $  291   $  269   $  126   $  119
                                                        ======   ======   ======   ======   ======


                       See notes to financial statements.

                                ROCKWELL COLLINS

                            STATEMENT OF CASH FLOWS
                                 (IN MILLIONS)


                                                                                   SIX MONTHS
                                                                                      ENDED
                                                     YEAR ENDED SEPTEMBER 30,       MARCH 31,
                                                    --------------------------    -------------
                                                     1998      1999      2000     2000    2001
                                                    ------    ------    ------    ----    -----
                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Income before accounting change...................  $  49     $ 291     $ 269     $126    $ 119
Adjustments to arrive at cash provided by (used
  for) operating activities:
  Depreciation....................................     58        74        83       38       48
  Amortization of intangible assets...............      8        12        16        7       20
  Gain on disposition of a business (Note 17).....     --       (32)       --       --       --
  Purchased research and development (Note 3).....    103        --        --       --       --
  Changes in assets and liabilities, excluding
     effects of acquisitions, divestitures, and
     foreign currency adjustments:
     Receivables..................................   (118)      (80)       34       36       10
     Inventories..................................   (122)      (44)       17      (29)     (99)
     Accounts payable.............................     90         6       (42)     (79)     (27)
     Compensation and benefits....................     64        17       (26)     (33)     (32)
     Other assets and liabilities.................     14       (41)      (70)     (19)     (58)
                                                    -----     -----     -----     ----    -----
     CASH PROVIDED BY (USED FOR) OPERATING
       ACTIVITIES.................................    146       203       281       47      (19)
                                                    -----     -----     -----     ----    -----
INVESTING ACTIVITIES
Property additions................................   (143)     (127)      (98)     (37)     (50)
Acquisitions of businesses, net of cash
  acquired........................................   (158)      (56)     (123)      (6)    (292)
Proceeds from the dispositions of property and a
  business........................................     --        87        --       --       --
                                                    -----     -----     -----     ----    -----
     CASH USED FOR INVESTING ACTIVITIES...........   (301)      (96)     (221)     (43)    (342)
                                                    -----     -----     -----     ----    -----
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings......      1       (14)       --       --       --
Net transfers from (to) Rockwell..................    155       (94)      (52)      (6)     360
                                                    -----     -----     -----     ----    -----
     CASH PROVIDED BY (USED FOR) FINANCING
       ACTIVITIES.................................    156      (108)      (52)      (6)     360
                                                    -----     -----     -----     ----    -----
Effect of exchange rate changes on cash...........     (1)        1        (8)       2        1
                                                    -----     -----     -----     ----    -----
INCREASE IN CASH..................................     --        --        --       --       --
CASH AT BEGINNING OF PERIOD.......................     20        20        20       20       20
                                                    -----     -----     -----     ----    -----
CASH AT END OF PERIOD.............................  $  20     $  20     $  20     $ 20    $  20
                                                    =====     =====     =====     ====    =====


                       See notes to financial statements.

                                ROCKWELL COLLINS

               STATEMENT OF CHANGES IN ROCKWELL'S INVESTED EQUITY
                            AND COMPREHENSIVE INCOME
                                 (IN MILLIONS)

                                                                                 SIX MONTHS ENDED
                                                     YEAR ENDED SEPTEMBER 30,       MARCH 31,
                                                     ------------------------    ----------------
                                                     1998      1999     2000     2000      2001
                                                     -----    ------    -----    -----    -------
                                                                                   (UNAUDITED)
ROCKWELL'S NET INVESTMENT
Beginning balance..................................  $336     $ 523     $720     $720     $  937
Net income.........................................    32       291      269      126        119
Net transfers from (to) Rockwell...................   155       (94)     (52)      (6)       360
                                                     ----     -----     ----     ----     ------
Ending balance.....................................   523       720      937      840      1,416
                                                     ----     -----     ----     ----     ------
ACCUMULATED OTHER COMPREHENSIVE LOSS
Beginning balance..................................   (14)      (20)     (25)     (25)       (29)
Currency translation (loss) gain...................    (1)       (2)      (8)      (4)        (1)
Pension adjustments................................    (5)       (3)       4       --         --
                                                     ----     -----     ----     ----     ------
Ending balance.....................................   (20)      (25)     (29)     (29)       (30)
                                                     ----     -----     ----     ----     ------
TOTAL ROCKWELL'S INVESTED EQUITY...................  $503     $ 695     $908     $811     $1,386
                                                     ====     =====     ====     ====     ======
COMPREHENSIVE INCOME
Net income.........................................  $ 32     $ 291     $269     $126     $  119
Other comprehensive (loss) income..................    (6)       (5)      (4)      (4)        (1)
                                                     ----     -----     ----     ----     ------
Comprehensive income...............................  $ 26     $ 286     $265     $122     $  118
                                                     ====     =====     ====     ====     ======

                       See notes to financial statements.

                                ROCKWELL COLLINS

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     On December 8, 2000, the Board of Directors of Rockwell International Corporation (Rockwell) approved in principle the spin-off of Rockwell's avionics and communications business (Avionics and Communications) by means of a distribution (the Distribution) of all of the outstanding shares of common stock of New Rockwell Collins, Inc., a wholly-owned subsidiary of Rockwell, which, in connection with the Distribution, will own Avionics and Communications and certain other assets and liabilities of Rockwell (Avionics and Communications and such other assets and liabilities are referred to collectively as Rockwell Collins or the Company). The shares of New Rockwell Collins, Inc. will be distributed on a pro rata basis to the shareowners of Rockwell in a tax-free distribution, with each Rockwell shareowner receiving one share of New Rockwell Collins, Inc. common stock (including an associated preferred share purchase right) for each share of Rockwell common stock owned on the record date for the Distribution. At the time of the Distribution, New Rockwell Collins, Inc. will become a separately traded, publicly held company. The Distribution is subject to satisfaction of several conditions, including receipt of a ruling by the Internal Revenue Service that the transaction qualifies as a tax-free distribution and final approval of Rockwell's Board of Directors. The Distribution is expected to be completed on June 29, 2001.


     In connection with the Distribution, Rockwell will transfer substantially all assets and liabilities associated with Avionics and Communications to New Rockwell Collins, Inc. In addition, Rockwell will transfer other assets and liabilities to New Rockwell Collins, Inc., including certain assets and liabilities of Rockwell-sponsored employee benefit plans and a 50 percent ownership interest in the Rockwell Science Center. In connection with the Distribution, Rockwell Collins will retain cash balances of $20 million. In connection with the Distribution, New Rockwell Collins, Inc. expects to pay a dividend of $300 million to Rockwell, which will be funded using borrowings under the Company's credit facilities (see Note 10).


     In addition to the assets and liabilities associated with Avionics and Communications, the Statement of Assets and Liabilities includes other assets and liabilities, as provided for in the form of distribution agreement filed on May 30, 2001 as an exhibit to the Company's Registration Statement on Form 10 (Distribution Agreement) and related ancillary agreements, not previously associated with Avionics and Communications that will be transferred to New Rockwell Collins, Inc. in connection with the Distribution. The Statement of Operations includes the results of operations of Avionics and Communications along with the Company's share of the earnings and losses of the Rockwell Science Center for all periods presented. These financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if Rockwell Collins had been operated as a stand-alone company during the periods presented. The assets and liabilities to be included in New Rockwell Collins, Inc. when it is distributed are subject to final determination, which will be set forth in a definitive distribution agreement to be entered into among Rockwell, New Rockwell Collins, Inc. and the Rockwell Science Center prior to the Distribution.

     Rockwell provides services to Avionics and Communications, including payroll and employee benefits administration, data processing and telecommunications services, procurement, and advanced research and development. Rockwell also administers programs in which Avionics and Communications' domestic operations participate, including medical and insurance programs. Costs for these services and programs are billed to Avionics and Communications based on actual usage and are included in the Statement of Operations. These costs totaled $6 million, $7 million and $11 million in 1998, 1999, and 2000, respectively, and $5 million for each of the six-month periods ended March 31, 2000 and 2001. Management believes that the methods of determining these costs are reasonable and that the costs billed approximate those that would have been incurred on a stand-alone basis. Advanced research and development services provided to the Company by Rockwell are provided through the Rockwell Science Center. The Rockwell Science Center will continue to provide advanced research and development services to Rockwell Collins after the Distribution, the cost of which is expected to approximate the amounts included in the Statement of Operations for the periods presented.

                                ROCKWELL COLLINS

     Rockwell also provides management services to Avionics and Communications, including corporate oversight, financial, legal, tax, corporate communications, and human resources. The costs of providing these services have been allocated based on sales in proportion to total Rockwell sales and are included in Selling, General and Administrative expenses in the Statement of Operations. These costs totaled $26 million, $25 million, and $25 million in 1998, 1999, and 2000, respectively, and $12 million and $14 million for the six months ended March 31, 2000 and 2001, respectively. Management believes that the method of allocating these costs is reasonable and the amounts approximate the costs that would have been incurred on a stand-alone basis.

     Avionics and Communications' domestic and certain international operations participate in Rockwell's centralized cash management systems. Accordingly, the financial statements exclude debt and interest income and expense for countries participating in the centralized cash management systems. Accounts Payable includes $30 million, $17 million and $23 million related to checks drawn on domestic centralized disbursement and payroll accounts which remained outstanding at September 30, 1999 and 2000 and March 31, 2001, respectively.

     Management believes the interim financial statements contain all adjustments, consisting solely of adjustments of a normal recurring nature, necessary to present fairly the assets and liabilities, results of operations and cash flows for the periods presented. At the end of each interim reporting period, management makes an estimate of the effective income tax rate expected to be applicable for the full fiscal year. The rate so determined is used in providing for income taxes on a year-to-date basis. All amounts in the financial statements as of or for the six months ended March 31, 2000 and 2001 are unaudited.

     All significant transactions among the Company's locations have been eliminated. Intercompany accounts receivable and payable between Rockwell Collins and Rockwell or its subsidiaries as of the date of the Distribution will generally be canceled or otherwise eliminated and, accordingly, have been reflected in Rockwell's Invested Equity on the Statement of Assets and Liabilities.

2. SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Estimates are used in accounting for, among other items, long-term contracts, allowances for doubtful accounts, inventory obsolescence, product warranty costs, customer incentives, employee benefits, reserves, purchased research and development and contingencies. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the Statement of Operations in the period that they are determined to be necessary.

  Revenue Recognition


     Product and service sales are recognized when all of the following criteria are met: an agreement of sale exists, product delivery and acceptance has occurred or services have been rendered, pricing is fixed or determinable, and collection is reasonably assured. Sales under all cost-type and certain fixed-price-type contracts requiring performance over several periods are accounted for under the percentage-of-completion method of accounting, using the cost-to-cost or units-of-delivery methods. Anticipated losses on contracts are recognized in full in the period that the losses become probable and estimable. Anticipated losses related to fixed-price contract options for additional units are recognized in full as Cost of Sales on the Statement of Operations when it is considered probable that such options will be exercised, and are included in Other Current Liabilities on the Statement of Assets and Liabilities.

                                ROCKWELL COLLINS

  Customer Incentives


     Avionics and Communications provides sales incentives to certain commercial customers in connection with sales contracts. These incentives are recognized as a reduction of the sales price for customer account credits or a charge to cost of sales for products or services to be provided. The liability for incentives relating to the future purchase of products or services is included in Other Current Liabilities on the Statement of Assets and Liabilities.


  Cash

     Cash includes time deposits and certificates of deposit with original maturities of three months or less.

  Inventories

     Inventories are stated at the lower of cost or market using standard costs which approximate the first-in, first out method, less related progress payments received. Market is determined on the basis of estimated realizable values. Inventoried costs include direct costs of manufacturing, engineering and tooling, and allocable overhead costs.

  Property

     Property is stated at acquisition cost. Depreciation of property is provided generally using accelerated and straight-line methods over the following estimated useful lives: buildings and improvements, fifteen to forty years; machinery and equipment, eight years; and information systems software and hardware, three to ten years. Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs, as well as renewals of minor amounts, are charged to expense.

  Purchased Intangibles

     Goodwill and other intangible assets generally result from business acquisitions. All of Avionics and Communications' business acquisitions have been accounted for under the purchase method by assigning the purchase price to tangible and intangible assets and liabilities, including research and development projects which have not yet reached technological feasibility and have no alternative future use (purchased research and development). Assets acquired and liabilities assumed are recorded at their fair values; the appraised value of purchased research and development is immediately charged to expense, and the excess of the purchase price over the amounts assigned is recorded as goodwill.

     Intangible assets including goodwill, trademarks, patents, product technology and other intangible assets are amortized on a straight-line basis over their estimated useful lives, generally ranging from two to twenty-five years.

  Impairment of Long-Lived Assets

     Long-lived assets, including goodwill, are reviewed for impairment when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, and for all assets to be disposed of. Long-lived assets held for use are reviewed for impairment by comparing the carrying amount of an asset to its fair value calculated using undiscounted future cash flows expected to be generated by the asset over its remaining useful life. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Management determines fair value using discounted future cash flow analysis or other accepted valuation techniques.

                                ROCKWELL COLLINS

  Investments

     Investments in affiliates which the Company does not control, including the Rockwell Science Center, are accounted for using the equity method of accounting. Accordingly, the Company includes its proportional share of the respective affiliates' earnings or losses in the Statement of Operations.

  Research and Development

     Research and development expenditures under company-initiated programs are expensed as incurred. Customer-funded research and development expenditures are accounted for as contract costs.

  Stock-Based Compensation

     Rockwell accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. As stock options are granted at prices equal to or greater than the fair market value of Rockwell's common stock on the grant dates, no compensation expense is recognized in connection with stock options granted to employees.

  Derivative Financial Instruments


     Rockwell Collins uses derivative financial instruments in the form of foreign currency forward exchange contracts to manage foreign currency risks. Foreign currency forward exchange contracts are used to offset changes in fair value of certain assets and liabilities resulting from intercompany loans and transactions with third parties denominated in foreign currencies. The Company's accounting method for derivative financial instruments is based upon the designation of such instruments as hedges under generally accepted accounting principles. The Company has not designated any foreign currency forward exchange contracts as hedges for accounting purposes and, accordingly, the instruments have been adjusted to fair value through earnings in the current period Cost of Sales. It is the policy of Rockwell to execute such instruments with creditworthy banks and not to enter into derivative financial instruments for speculative purposes. All foreign currency forward exchange contracts are denominated in currencies of major industrial countries. Effective July 1, 2000, Rockwell accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133).


  Foreign Currency Translation

     Assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Sales, costs and expenses are translated at average exchange rates effective during the respective period. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Loss. Currency transaction gains and losses are included in the results of operations in the period incurred.

  New Accounting Standards

     Effective July 1, 2000, Rockwell adopted SFAS 133 which requires all derivatives to be recorded on the balance sheet at fair value regardless of the purpose or intent for holding them. Derivatives that are not hedges are adjusted to fair value through earnings. For derivatives that are hedges, depending on the nature of the hedge, changes in fair value are either offset by changes in the fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. The effect of adopting SFAS 133 was not material to the Company's financial position or results of operations or Rockwell's Invested Equity.

                                ROCKWELL COLLINS

     In October 2000, Rockwell adopted Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements (SAB 101). No accounting changes were required in connection with the adoption of SAB 101 and, accordingly, the adoption had no effect on the Company's financial position or results of operations or Rockwell's Invested Equity.


  Accounting Change

     Effective October 1, 1997, Avionics and Communications changed its method of accounting for certain general and administrative costs related to government contracts to expense these costs as incurred. Under the previous accounting method, these costs were included in inventory. As a result of the evolution of government procurement practices from cost-based pricing systems to market-based pricing systems and to consistently apply accounting methods across the Company's Commercial Systems and Government Systems businesses, management determined that it was preferable to expense general and administrative costs as incurred. The amount of general and administrative costs included in inventory as of October 1, 1997 was $27 million ($17 million after-tax) and is presented as the cumulative effect of an accounting change in the Statement of Operations for the year ended September 30, 1998.

3. ACQUISITIONS OF BUSINESSES

     In December 2000, Avionics and Communications acquired Kaiser Aerospace and Electronics Corporation (KAEC). KAEC is a leading supplier of flight deck display solutions for tactical aircraft, optical technologies for instrumentation and communication, and specialized aircraft products for the defense and aerospace industry. The purchase price, net of cash acquired, was approximately $300 million, of which $170 million was allocated to goodwill and $84 million was allocated to other intangible assets, including developed technology, trademarks and assembled workforce. Goodwill is being amortized on a straight-line basis over twenty-five years and the other intangible assets are being amortized on a straight-line basis over periods ranging from eight to fifteen years. Through March 31, 2001, cash payments totaled approximately $292 million. Assets acquired and liabilities assumed have been recorded at estimated fair values, on a preliminary basis, based on information currently available.

     In July 2000, Avionics and Communications acquired substantially all of the assets and assumed substantially all of the liabilities of Sony Trans Com Inc., a producer of in-flight entertainment systems for commercial aircraft. The purchase price was approximately $117 million, of which $60 million was allocated to goodwill and $27 million was allocated to other intangible assets, primarily developed technology and assembled workforce. Goodwill is being amortized on a straight-line basis over ten years and the other intangible assets are being amortized on a straight-line basis over periods ranging from two to nine years. Assets acquired and liabilities assumed have been recorded at estimated fair values, on a preliminary basis, based on information currently available.

     In August 1999, Avionics and Communications acquired Intertrade Limited, an avionics parts supplier. In March 1999, Commercial Systems acquired the remaining 50 percent interest that it did not already own in Flight Dynamics, a market leader in Head-Up Guidance Systems for aircraft operations. The aggregate purchase price for these acquisitions was approximately $56 million of which $18 million was allocated to goodwill and $18 million was allocated to other intangible assets, primarily developed technology and assembled workforce. Goodwill is being amortized on a straight-line basis over periods of ten and fifteen years, respectively, and the other intangible assets are being amortized on a straight-line basis over periods ranging from five to seventeen years.

     In December 1997, Avionics and Communications acquired the in-flight entertainment business of Hughes-Avicom International, Inc. for approximately $157 million. In connection with the acquisition, Avionics and Communications recorded a charge of $103 million ($65 million after tax) for purchased research and development and recorded $37 million for goodwill and $33 million for other intangible assets,

                                ROCKWELL COLLINS
primarily developed technology, patents and assembled workforce. Goodwill is being amortized on a straight-line basis over ten years and the other intangible assets are being amortized on a straight-line basis over periods ranging from eight to eleven years.

     Amounts recorded for liabilities assumed in connection with these acquisitions were $50 million, $11 million and $25 million for the years ended September 30, 1998, 1999 and 2000, respectively.

     These acquisitions were accounted for as purchases and, accordingly, the results of operations of these businesses have been included in the Statement of Operations since their respective dates of acquisition. Pro forma financial information is not presented as the combined effect of these acquisitions was not material to Rockwell Collins' results of operations or financial position.

4. RECEIVABLES

     Receivables are summarized as follows (in millions):

                                                           SEPTEMBER 30,
                                                           --------------     MARCH 31,
                                                           1999     2000        2001
                                                           -----    -----    -----------
                                                                             (UNAUDITED)
Billed...................................................  $448     $445        $438
Unbilled.................................................    98      102         132
Less progress payments...................................   (25)     (43)        (42)
                                                           ----     ----        ----
          Total..........................................   521      504         528
Less allowance for doubtful accounts.....................    (8)      (9)        (12)
                                                           ----     ----        ----
Receivables..............................................  $513     $495        $516
                                                           ====     ====        ====

     Unbilled receivables principally represent sales recorded under the percentage-of-completion method of accounting and are billed to customers in accordance with applicable contract terms.

5. INVENTORIES

     Inventories are summarized as follows (in millions):

                                                             SEPTEMBER 30,
                                                             --------------     MARCH 31,
                                                             1999     2000        2001
                                                             -----    -----    -----------
                                                                               (UNAUDITED)
Finished goods.............................................  $149     $159         $181
Work in process............................................   245      218          299
Raw materials, parts, and supplies.........................   274      334          372
                                                             ----     ----         ----
          Total............................................   668      711          852
Less progress payments.....................................   (47)     (55)         (39)
                                                             ----     ----         ----
Inventories................................................  $621     $656         $813
                                                             ====     ====         ====

                                ROCKWELL COLLINS

6. PROPERTY

     Property is summarized as follows (in millions):

                                                           SEPTEMBER 30,
                                                          ---------------     MARCH 31,
                                                          1999      2000        2001
                                                          -----    ------    -----------
                                                                             (UNAUDITED)
Land....................................................  $   3    $    3       $   27
Buildings and improvements..............................    177       183          217
Machinery and equipment.................................    455       555          569
Information systems software and hardware...............    181       255          260
Construction in progress................................    115        49           44
                                                          -----    ------       ------
          Total.........................................    931     1,045        1,117
Less accumulated depreciation...........................   (566)     (628)        (641)
                                                          -----    ------       ------
Property................................................  $ 365    $  417       $  476
                                                          =====    ======       ======

7. INTANGIBLE ASSETS

     Intangible assets are summarized as follows (in millions):

                                                             SEPTEMBER 30,
                                                             --------------     MARCH 31,
                                                             1999     2000        2001
                                                             -----    -----    -----------
                                                                               (UNAUDITED)
Goodwill...................................................  $ 69     $ 77         $292
Other intangible assets....................................    94      121          219
                                                             ----     ----         ----
          Total............................................   163      198          511
Less accumulated amortization..............................   (37)     (50)         (70)
                                                             ----     ----         ----
Intangible assets..........................................  $126     $148         $441
                                                             ====     ====         ====

     The increase in goodwill and other intangible assets in the six months of 2001 is the result of the acquisition of KAEC in December 2000 and adjustments to the Sony Trans Com Inc. purchase price allocation.

8. OTHER ASSETS

     Other assets are summarized as follows (in millions):


                                                           SEPTEMBER 30,
                                                           --------------     MARCH 31,
                                                           1999     2000        2001
                                                           -----    -----    -----------
                                                                             (UNAUDITED)
Long-term deferred income taxes (Note 18)................  $ 63     $ 59        $  5
Investments in affiliates................................    35       38          46
Prepaid pension cost (Note 14)...........................    99       99         122
Other....................................................    13       12           7
                                                           ----     ----        ----
Other assets.............................................  $210     $208        $180
                                                           ====     ====        ====

                                ROCKWELL COLLINS

9. OTHER CURRENT LIABILITIES

     Other current liabilities are summarized as follows (in millions):

                                                           SEPTEMBER 30,
                                                           --------------     MARCH 31,
                                                           1999     2000        2001
                                                           -----    -----    -----------
                                                                             (UNAUDITED)
Customer incentives......................................  $140     $106        $ 93
Contract reserves........................................    79       64          90
Advance payments from customers..........................    38       33          52
Other....................................................    66       56          55
                                                           ----     ----        ----
Other current liabilities................................  $323     $259        $290
                                                           ====     ====        ====


10. CREDIT FACILITIES



     On May 30, 2001, the Company entered into a $500 million 364-day unsecured revolving credit facility and a $500 million five-year unsecured revolving credit facility with a group of banks. Borrowings under the credit facilities will bear interest based on the London Interbank Offer Rate.



     The credit facilities contain, among other things, conditions precedent, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on incurrence of secured indebtedness, consolidations and mergers, sales of assets and sale and lease-back transactions. The credit facilities also include a maximum leverage ratio based on consolidated debt to total capitalization.



11. FINANCIAL INSTRUMENTS


     The Company's financial instruments include cash and foreign currency forward exchange contracts. Foreign currency forward exchange contracts provide for the purchase or sale of foreign currencies at specified future dates at specified exchange rates. At September 30, 1999 and 2000, Rockwell Collins had outstanding foreign currency forward exchange contracts with notional amounts of $119 million and $140 million, respectively, primarily consisting of contracts for the euro and pound sterling. Notional amounts are stated in the U.S. dollar equivalents at spot exchange rates at the respective dates.

     At September 30, 2000, the net carrying value of foreign currency forward exchange contracts of $1 million was equal to their fair value based upon quoted market prices for contracts with similar maturities. As of September 30, 2000, the foreign currency forward exchange contracts are recorded in Other Current Assets and Other Current Liabilities in the amounts of $4 million and $5 million, respectively. At September 30, 1999, the net carrying value of foreign currency forward exchange contracts approximated their fair value. Management does not anticipate any material adverse effect on its results of operations or financial position relating to these foreign currency forward exchange contracts.


12. STOCK OPTIONS


     Certain employees of the Company have been granted options to purchase Rockwell common stock under Rockwell's stock-based compensation plans. These options were granted at prices equal to or greater than the fair market value of Rockwell's common stock on the dates the options were granted. Stock options granted under Rockwell's stock-based compensation plans generally expire ten years from the date they are granted and vest over three years (time vesting options) with the exception of price-vesting options. Price-vesting options vest at the earlier of (a) the date the market price of Rockwell's common stock reaches a specified level for a pre-determined period of time or (b) depending on the grant, a period of seven or nine

                                ROCKWELL COLLINS
years from the date they are granted. Notwithstanding the foregoing, the earliest date at which an option is exercisable is one year from the grant date.

     At the time of the Distribution, Rockwell stock options held by active employees of the Company, as well as certain other current and former employees of Rockwell, will be converted either entirely or in part to options to acquire common stock of New Rockwell Collins, Inc. The converted stock options will have the same vesting provisions, option periods, and other terms and conditions as the Rockwell options they will replace, except that the exercise price and/or the number of shares covered by the New Rockwell Collins, Inc. stock option will be adjusted in order to preserve the intrinsic value and the ratio of the exercise price to the fair market value of the Rockwell options being replaced. As a result, there will be no accounting consequence from the conversion of these options.


13. ACCUMULATED OTHER COMPREHENSIVE LOSS


     Accumulated other comprehensive loss consisted of the following (in millions):

                                                             SEPTEMBER 30,
                                                             --------------     MARCH 31,
                                                             1999     2000        2001
                                                             -----    -----    -----------
                                                                               (UNAUDITED)
Foreign currency translation adjustments...................  $(12)    $(20)        $(21)
Pension adjustments........................................   (13)      (9)          (9)
                                                             ----     ----         ----
Accumulated other comprehensive loss.......................  $(25)    $(29)        $(30)
                                                             ====     ====         ====

     The income tax benefit (expense) related to pension adjustments was $3 million, $2 million and $(2) million for the years ended September 30, 1998, 1999 and 2000, respectively.


14. RETIREMENT BENEFITS


     Most of Avionics and Communications' employees participate in Rockwell-sponsored pension plans and Rockwell-sponsored retiree medical and insurance plans (Other Retirement Benefits) which provide for monthly pension and other benefits to eligible employees upon retirement. Pension benefits for salaried employees generally are based on years of credited service and average earnings. Pension benefits for hourly employees generally are based on specified benefit amounts and years of service. Pension obligations are funded in conformity with the funding requirements of applicable laws and governmental regulations.

     The components of net periodic benefit cost are as follows (in millions):

                                                  PENSION BENEFITS       OTHER RETIREMENT BENEFITS
                                               ----------------------    --------------------------
                                               1998    1999     2000      1998      1999      2000
                                               ----    -----    -----    ------    ------    ------
Service cost.................................  $ 23    $  29    $  29      $ 4      $  4       $ 4
Interest cost................................    73       85       96       19        14        14
Expected return on plan assets...............   (87)    (105)    (121)      (1)       (1)       (1)
Amortization
  Prior service cost.........................     4        4        4       (4)      (11)       (9)
  Net transition asset.......................    (4)      (4)      (3)      --        --        --
  Net actuarial loss.........................    --        2       --        1        --         1
                                               ----    -----    -----      ---      ----       ---
Net periodic benefit cost....................  $  9    $  11    $   5      $19      $  6       $ 9
                                               ====    =====    =====      ===      ====       ===

     In connection with the Distribution, Rockwell Collins will assume Rockwell's domestic qualified pension plan (Rockwell Retirement Plan) which will consist of pension plan obligations and a proportionate share of pension plan assets attributable to all domestic active and former eligible employees of Avionics and

                                ROCKWELL COLLINS

Communications and certain active and former eligible employees of Rockwell (Non-Collins Participants) as of the distribution date. Pension plan obligations attributable to remaining Rockwell and Rockwell Science Center domestic active and former employees and a proportionate share of pension plan assets will be transferred from the Rockwell Retirement Plan to two new pension plans to be established by Rockwell and the Rockwell Science Center. The Company also will assume the obligation for all Other Retirement Benefits for active and former eligible employees of Avionics and Communications and Non-Collins Participants. The accumulated benefit obligation associated with Non-Collins Participants approximates $579 million for pension benefits and $85 million for Other Retirement Benefits at September 30, 2000. The following table reconciles the benefit obligations, plan assets, funded status, and net liability information of the Rockwell pension plans and the Other Retirement Benefits after giving effect to the transactions that will occur in connection with the Distribution (in millions):

                                                                               OTHER RETIREMENT
                                                           PENSION BENEFITS        BENEFITS
                                                           ----------------    ----------------
                                                            1999      2000      1999      2000
                                                           ------    ------    ------    ------
Benefit obligation at beginning of year..................  $1,491    $1,490    $ 291     $ 273
Service cost.............................................      29        29        4         4
Interest cost............................................      85        96       14        14
Discount rate change.....................................    (155)     (100)     (24)      (14)
Actuarial losses.........................................      71        33        4        43
Plan amendments..........................................      --        --       14       (26)
Benefits paid............................................     (51)      (62)     (35)      (30)
Other (including currency translation)...................      20        13        5         8
                                                           ------    ------    -----     -----
Benefit obligation at end of year........................   1,490     1,499      273       272
                                                           ------    ------    -----     -----
Plan assets at beginning of year.........................   1,602     1,695       14        16
Actual return on plan assets.............................     135       182        2         2
Company contributions....................................       7         6       35        30
Benefits paid............................................     (51)      (62)     (36)      (31)
Other (including currency translation)...................       2        (2)       1         1
                                                           ------    ------    -----     -----
Plan assets at end of year...............................   1,695     1,819       16        18
                                                           ------    ------    -----     -----
Funded status of plans...................................     205       320     (257)     (254)
Unamortized amounts:
  Prior service cost.....................................      15        10     (149)     (158)
  Net transition asset...................................      (4)       (1)      --        --
  Net actuarial (gain) loss..............................    (165)     (282)      62        90
                                                           ------    ------    -----     -----
Net asset (liability) on balance sheet...................  $   51    $   47    $(344)    $(322)
                                                           ======    ======    =====     =====
Net asset (liability) on balance sheet consists of:
Prepaid benefit cost.....................................  $   99    $   99    $  --     $  --
Accrued benefit liability................................     (75)      (71)    (344)     (322)
Deferred tax asset.......................................       7         5       --        --
Intangible asset.........................................       7         5       --        --
Accumulated other comprehensive loss.....................      13         9       --        --
                                                           ------    ------    -----     -----
Net asset (liability) on balance sheet...................  $   51    $   47    $(344)    $(322)
                                                           ======    ======    =====     =====

                                ROCKWELL COLLINS

     Assets and liabilities are measured using a measurement date of June 30. Significant assumptions used in determining these benefit obligations are summarized as follows (in weighted averages):

                                                                                 OTHER
                                                                PENSION        RETIREMENT
                                                                BENEFITS        BENEFITS
                                                              ------------    ------------
                                                              1999    2000    1999    2000
                                                              ----    ----    ----    ----
Discount rate...............................................  7.5%    8.0%    7.5%    8.0%
Compensation increase rate..................................  4.5%    4.5%     --      --
Expected return on plan assets..............................  9.5%    9.5%    9.5%    9.5%
Health care cost trend rate*................................   --      --     7.0%    7.0%

---------------
* Decreasing to 5.5% after 2015.

  Pension Benefits

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for nonqualified and certain international pension plans with accumulated benefit obligations in excess of the fair value of plan assets (underfunded plans) were $85 million, $75 million and $0, respectively, as of September 30, 1999 and $83 million, $71 million and $0, respectively, as of September 30, 2000.

  Other Postretirement Benefits

     Assumed health care cost trend rates have a significant effect on amounts reported for the other postretirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effect (in millions):

                                                              ONE-PERCENTAGE     ONE-PERCENTAGE
                                                              POINT INCREASE     POINT DECREASE
                                                              ---------------    --------------
                                                              1999      2000     1999     2000
                                                              -----     -----    -----    -----
Increase (decrease) to total of service and interest cost
  components................................................   $ 2       $ 2     $ (2)    $ (2)
Increase (decrease) to postretirement benefit obligation....    14        12      (12)     (11)

  Defined Contribution Savings Plans

     The majority of Avionics and Communications' employees are eligible to participate in defined contribution savings plans sponsored by Rockwell. The plans allow employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. Rockwell matches a percentage of employee contributions up to certain limits. Avionics and Communications' expense related to Rockwell savings plans was $18 million, $20 million and $23 million for 1998, 1999 and 2000, respectively.


15. RESEARCH AND DEVELOPMENT


     Avionics and Communications performs research and development under company-initiated programs for its commercial products. Avionics and Communications also performs research and development under contracts with customers. Research and development under contracts with customers is generally performed by the Government Systems business. Total company-initiated research and development expenditures in 1998, 1999, and 2000 were $202 million, $232 million, and $265 million, respectively, and are recorded in Cost of Sales. Company-initiated expenditures include advanced research and development performed by the Rockwell Science Center on behalf of the Company in the amount of $7 million in 1998 and $9 million in each of 1999 and 2000. Total customer-funded research and development expenditures were $182 million, $188 million, and $203 million, in 1998, 1999, and 2000, respectively.

                                ROCKWELL COLLINS

     Customer-sponsored research and development is generally performed under long-term fixed price contracts with the U.S. Government. These contracts generally require the production of initial prototype units or limited production quantities to the government's specifications. The Company accounts for such contracts under the percentage-of-completion method of accounting using the cost-to-cost method.



16. REALIGNMENT COSTS


     Avionics and Communications recorded charges of $65 million in 1998 ($43 million after tax) in connection with the exiting of non-strategic businesses and other cost reduction initiatives to improve operational focus and efficiencies. These charges included $16 million for severance and other employee separation costs associated with a workforce reduction of approximately 130 employees, $29 million for asset impairments, and $20 million related to other costs associated with exiting non-strategic businesses. These actions were complete at December 31, 1999. The non-strategic businesses sold in connection with these realignment actions were the Integrated Local Transit Systems business that provided command and control systems for vehicle based public transit systems and the Agriculture business that provided global positioning systems to the agriculture market. Revenues and results of operations from these businesses were not material.

     Cash expenditures for employee severance and other costs in connection with these actions approximated $26 million. During 2000, Avionics and Communications recorded a net adjustment of $5 million as a reduction of Cost of Sales primarily as a result of lower than expected employee separation costs and higher than anticipated costs associated with the exit of a product line. These charges are included in Cost of Sales and Selling, General and Administrative expenses in the amounts of $48 million and $17 million, respectively, for the year ended September 30, 1998.


17. OTHER INCOME


     Other Income for the years ended September 30, 1998, 1999, and 2000 consisted principally of interest income, royalty income, and in 1999, a gain of $32 million on the sale of Avionics and Communications' railroad electronics business.


18. INCOME TAXES


     Substantially all of Avionics and Communications' operations are included in the consolidated or combined income tax returns of Rockwell. Rockwell intends to indemnify Rockwell Collins for all income tax liabilities and retain rights to all tax refunds relating to operations included in consolidated or combined tax returns for periods through the date of the Distribution. Accordingly, the Statement of Assets and Liabilities does not include current or prior period income tax receivables or payables related to wholly-owned subsidiaries which file on a consolidated or combined basis with Rockwell. The income tax provisions have been determined as if Rockwell Collins were a separate taxpayer.

     The components of the income tax provision are as follows (in millions):

                                                              1998    1999    2000
                                                              ----    ----    ----
Current:
  United States.............................................  $27     $113    $ 94
  Non-United States.........................................    3        7       4
  State and local...........................................    4       10       8
                                                              ---     ----    ----
Total current...............................................   34      130     106
                                                              ---     ----    ----

                                ROCKWELL COLLINS

                                                              1998    1999    2000
                                                              ----    ----    ----
Deferred:
  United States.............................................   (8)      15      22
  Non-United States.........................................   --       --      --
  State and local...........................................   (2)       1       2
                                                              ---     ----    ----
Total deferred..............................................  (10)      16      24
                                                              ---     ----    ----
Income tax provision........................................  $24     $146    $130
                                                              ===     ====    ====

     Net current deferred income tax benefits at September 30, 1999 and 2000 consist of the tax effects of temporary differences related to the following (in millions):

                                                              1999    2000
                                                              ----    ----
Compensation and benefits...................................  $ 37    $ 35
Product warranty costs......................................    33      28
Inventory...................................................    36      34
Contract loss reserves......................................    23      20
Other -- net................................................    24      16
                                                              ----    ----
Current deferred income taxes...............................  $153    $133
                                                              ====    ====

     Net long-term deferred income tax benefits included in Other Assets in the Statement of Assets and Liabilities at September 30, 1999 and 2000 consist of the tax effects of temporary differences related to the following (in millions)

                                                              1999    2000
                                                              ----    ----
Retirement benefits.........................................  $121    $113
Property....................................................   (22)    (16)
Other -- net................................................   (36)    (38)
                                                              ----    ----
Long-term deferred income taxes.............................  $ 63    $ 59
                                                              ====    ====

     Management believes it is more likely than not that current and long-term deferred tax assets will be realized through the reduction of future taxable income. Significant factors considered by management in its determination of the probability of the realization of the deferred tax assets include: (a) the historical operating results of Avionics and Communications ($782 million of United States taxable income over the past three years), (b) expectations of future earnings, and (c) the extended period of time over which the retirement medical liability will be paid.

     The effective income tax rate differed from the United States statutory tax rate for the reasons set forth below:

                                                              1998    1999    2000
                                                              ----    ----    ----
Statutory tax rate..........................................  35.0%   35.0%   35.0%
State and local income taxes................................   1.3     1.6     1.6
Foreign sales corporation benefit...........................  (7.3)   (3.1)   (3.9)
Non-deductible goodwill write-off...........................   2.2      --      --
Other.......................................................   1.6      --    (0.2)
                                                              ----    ----    ----
Effective income tax rate...................................  32.8%   33.5%   32.5%
                                                              ====    ====    ====

                                ROCKWELL COLLINS

     The income tax provisions were calculated based upon the following components of income before income taxes and accounting change (in millions):

                                                              1998    1999    2000
                                                              ----    ----    ----
United States income........................................  $64     $418    $388
Non-United States income....................................    9       19      11
                                                              ---     ----    ----
Total.......................................................  $73     $437    $399
                                                              ===     ====    ====


     No provision has been made for United States, state, or additional foreign income taxes related to approximately $35 million of undistributed earnings of foreign subsidiaries which have been or are intended to be permanently reinvested. It is not practicable to determine the United States federal income tax liability, if any, which would be payable if such earnings were not permanently reinvested.


     Income taxes paid in 1998, 1999 and 2000 were not significant.


19. LEASE COMMITMENTS


     Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated $46 million at September 30, 2000 and are payable as follows (in millions): 2001, $11; 2002, $9; 2003, $7; 2004, $7; 2005, $4; and after 2005, $8.

     Rent expense for 1998, 1999, and 2000 was $15 million, $17 million, and $18 million, respectively.


20. CONTINGENT LIABILITIES


     Pursuant to the terms of the Distribution Agreement, New Rockwell Collins, Inc. will assume responsibility for all litigation, including environmental proceedings, against Rockwell or its subsidiaries with respect to Avionics and Communications.

  Litigation

     On January 15, 1997, a civil action was filed against the Company in the United States District Court for the District of Arizona in Tucson, Universal Avionics Systems Corp. v. Rockwell International Corp. and Rockwell Collins, Inc., in which Universal, a manufacturer and marketer of aviation electronics, including Flight Management Systems (FMS), asserted four claims against the Company arising out of its participation in the FMS business: (1) attempted monopolization under Section 2 of the Sherman Act; (2) anticompetitive conduct (exclusive dealing and tying) under Section 1 of the Sherman Act; (3) tortious interference with business relationships and prospective economic business advantage under the common law of Arizona; and (4) unfair competition under the common law of Arizona. Universal seeks damages of approximately $35 million before trebling for the alleged antitrust violations; actual damages of an unspecified amount for the alleged common law violations; punitive damages; attorneys' fees and injunctive relief. The Company and Rockwell have asserted counterclaims against Universal for defamation and unfair competition. The Company has denied and is vigorously defending against Universal's allegations. Discovery is essentially complete and in January 2000 the Company filed motions for summary judgment as to all of Universal's claims. The court has yet to render a decision on any of the pending motions for summary judgment and no trial date has been set.

     On April 3, 2000, a civil action was filed against the Company in the Court of Common Pleas of Pennsylvania for Allegheny County, Westinghouse Air Brake Technologies Corp. v. Rockwell Collins, Inc., asserting various claims arising out of the plaintiff's purchase of the Company's former railroad electronics business pursuant to a Sale Agreement dated October 5, 1998. Specifically, the plaintiff alleges that it is entitled under provisions of the Sale Agreement to a post-closing adjustment of approximately $7 million in the purchase price, and that it is entitled to unspecified damages for alleged misrepresentations, breaches of

                                ROCKWELL COLLINS
warranty, mistake of fact, and failure by the Company to turn over certain assets and to provide certain post-closing support. On December 13, 2000, the trial court ordered that the claim for a post-closing adjustment in the purchase price be submitted to mandatory arbitration pursuant to provisions of the Sale Agreement, but declined to stay court proceedings on the other issues during pendency of the arbitration proceeding. The parties are in the early stages of discovery and in the process of initiating arbitration of the post-closing purchase price adjustment claim.

     On December 14, 1995, a civil action was filed in the United States District Court for the Western District of Texas, El Paso Division, United States, ex. rel Staines v. Rockwell International Corp., under the qui tam provisions of the False Claims Act seeking unspecified damages for alleged violations of the Act on two contracts with agencies of the U.S. Government under which an electronics fabricating plant in El Paso now owned by The Boeing Company (Boeing) performed work on subcontract for Boeing, and one contract where the plant performed work on subcontract for the Company's Dallas, Texas facility. Specifically with respect to the work performed at the El Paso plant for the Company, the plaintiff alleges that certain components were improperly tested and that certain components removed from circuit boards for testing were thereafter reinstalled when they should not have been. Boeing has agreed to defend and indemnify Rockwell and the Company for claims relating to work performed on Boeing contracts, and for any wrongdoing that may have occurred at the El Paso plant relating to work performed there for the Company, but not for wrongdoing, if any, that may have occurred at or under the direction of the Company's Dallas facility. In October 1998 the United States declined to intervene in the action on its own behalf and the plaintiff has since proceeded to prosecute the action himself with private counsel. Rockwell and Boeing have denied wrongdoing and are vigorously defending the action. Discovery is not yet complete. On May 11, 1999 Rockwell and Boeing filed a motion to dismiss the case on the pleadings, which motion is still pending. On January 13, 2000, the case was placed in administrative closure by the court pending a decision in the Fifth Circuit Court of Appeals on the constitutionality of the False Claims Act.

     On January 15, 1999, a civil action was filed against the Company and Hughes Electronics Manufacturing Service Company in the Superior Court of the State of California for Orange County, SOS Wireless Communications, Inc. v. Rockwell Collins, Inc., and Hughes Electronics Manufacturing Service Company, in which the plaintiff alleges defendants breached a contract to build a special purpose cellular telephone for the plaintiff and made various misrepresentations with respect thereto. The plaintiff seeks damages of approximately $29 million for breach of contract, negligent misrepresentation and intentional misrepresentation. The Company denied the allegation, filed a counterclaim against the plaintiff for approximately $1.1 million based on unpaid invoices for product delivered, and has vigorously defended the action. On August 9, 1999, the parties stipulated that the matter should be submitted to binding arbitration pursuant to the terms of a contractual arbitration clause, and the civil action was dismissed without prejudice. On August 25, 2000, the arbitrator entered an order granting judgment in favor of the Company and against the plaintiff in the amount of $1.1 million on its counterclaim. Arbitration proceedings on the plaintiff's claims commenced on January 8, 2001 and are proceeding.

     Various other lawsuits, claims and proceedings have been or may be instituted or asserted against Rockwell or the Company relating to the conduct of the Company's business, including those pertaining to product liability, intellectual property, environmental, safety and health, and employment matters.

     Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Company, based on its evaluation of matters which are pending or asserted, management believes the disposition of such matters will not have a material adverse effect on the Company's business or financial condition.

                                ROCKWELL COLLINS

  Environmental

     Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes, and other activities affecting the environment have had and will continue to have an impact on the Company's manufacturing operations. Thus far, compliance with environmental requirements and resolution of environmental claims have been accomplished without material effect on the Company's liquidity and capital resources, competitive position or financial condition.

     Based on its assessment, management believes that the Company's expenditures for environmental capital investment and remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material adverse effect on the Company's business or financial condition. Management cannot assess the possible effect of compliance with future requirements.

  Other Matters

     Various claims (whether based upon United States government or Company audits and investigations or otherwise) have been or may be instituted or asserted against the Company related to its United States government contract work, including claims based on business practices and cost classifications. Although such claims are usually resolved by detailed fact-finding and negotiation, on those occasions when they are not resolved, civil or criminal legal or administrative proceedings may ensue. Depending on the circumstances and the outcome, such proceedings could result in fines, the cancellation of or suspension of payments under one or more United States government contracts, suspension or debarment proceedings affecting the Company's potential further business with the United States government, or alteration of the Company's procedures relating to the performance or obtaining of United States government contracts. Management of the Company believes there are no claims, audits or investigations currently pending which will have a material adverse effect on the Company's business or financial condition.


21. BUSINESS SEGMENT INFORMATION


     Rockwell Collins is a supplier of aviation electronics and airborne and mobile communication systems, service and support solutions for commercial and military applications. The Company has two operating segments consisting of the Commercial Systems and Government Systems businesses.

     Products sold by the Commercial Systems business include flight deck systems, consisting of liquid crystal multi-function displays, communications systems, such as data links and satellite communications, navigation systems, such as flight management systems and global positioning systems (GPS), surveillance systems such as weather radar and Traffic Collision Avoidance Systems (TCAS), automatic flight control systems, as well as in-flight entertainment and information management systems. Customers include aircraft manufacturers and airlines throughout the world.

     The Government Systems business supplies defense electronics products and systems including advanced communication and navigation solutions for air, ground and sea, narrow and wide-band communications systems for interoperability and situational awareness, flight management systems, data link terminals and military GPS-based navigation. Major customers are the United States Department of Defense and foreign militaries around the world.

     Sales made to the United States Government by all segments (primarily the Government Systems segment) were 28 percent of sales in 1998 and 1999 and 27 percent of sales in 2000. Sales made to Boeing by all segments (primarily the Commercial Systems segment) were 13 percent of sales in 1998, 11 percent of sales in 1999, and 9 percent of sales in 2000.

                                ROCKWELL COLLINS

     The following table sets forth the sales and operating results for each reportable segment (in millions):

                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,        MARCH 31,
                                                --------------------------    ----------------
                                                 1998      1999      2000      2000      2001
                                                ------    ------    ------    ------    ------
                                                                                (UNAUDITED)
Sales:
  Commercial Systems..........................  $1,213    $1,546    $1,586    $  744    $  796
  Government Systems..........................     813       892       924       437       481
                                                ------    ------    ------    ------    ------
          Total...............................  $2,026    $2,438    $2,510    $1,181    $1,277
                                                ======    ======    ======    ======    ======
Segment operating earnings:
  Commercial Systems..........................  $  147    $  285    $  296    $  146    $  136
  Government Systems..........................      54       139       144        61        79
                                                ------    ------    ------    ------    ------
          Total...............................     201       424       440       207       215
Goodwill and purchase accounting items........    (110)      (10)      (15)       (6)      (21)
Gain on disposition of a business.............      --        32        --        --        --
Earnings (losses) from equity affiliates......       1        11        (3)       (3)        2
General corporate-net.........................     (19)      (20)      (23)      (11)      (15)
                                                ------    ------    ------    ------    ------
Income before income taxes and accounting
  change......................................  $   73    $  437    $  399    $  187    $  181
                                                ======    ======    ======    ======    ======

     Goodwill and purchase accounting items for the year ended September 30, 1998 includes a charge of $103 million for purchased research and development (see Note 3).

     Intersegment sales are not material and have been eliminated. Among other considerations, Rockwell Collins evaluates performance and allocates resources based upon segment operating earnings before income taxes, unallocated general corporate expenses, gains and losses from the disposition of businesses, earnings and losses from equity affiliates, and incremental acquisition-related expenses resulting from purchase accounting adjustments such as goodwill and other intangible asset amortization, depreciation, inventory and purchased research and development charges. The accounting policies used in preparing the segment information are consistent with those described in Note 2.

                                ROCKWELL COLLINS

     The following tables summarize the identifiable assets at September 30, the provision for depreciation and amortization and the amount of capital expenditures for property for the years ended September 30 for each of the reportable segments and Corporate (in millions):

                                                            1998      1999      2000
                                                           ------    ------    ------
Identifiable assets:
  Commercial Systems.....................................  $1,016    $1,084    $1,271
  Government Systems.....................................     438       547       447
  Corporate..............................................     387       402       382
                                                           ------    ------    ------
          Total..........................................  $1,841    $2,033    $2,100
                                                           ======    ======    ======
Depreciation and amortization:
  Commercial Systems.....................................  $   39    $   53    $   64
  Government Systems.....................................      20        24        22
                                                           ------    ------    ------
          Total..........................................      59        77        86
  Purchase accounting depreciation and amortization......       7         9        13
                                                           ------    ------    ------
          Total..........................................  $   66    $   86    $   99
                                                           ======    ======    ======
Capital expenditures for property:
  Commercial Systems.....................................  $   94    $   86    $   72
  Government Systems.....................................      49        41        26
                                                           ------    ------    ------
          Total..........................................  $  143    $  127    $   98
                                                           ======    ======    ======

     The majority of the Company's businesses are centrally located and share many common resources, infrastructures and assets in the normal course of business. Certain assets, principally property, plant and equipment, have been allocated between the reportable segments primarily based upon occupancy or usage. Identifiable assets at Corporate consist principally of cash, net deferred income tax assets, prepaid pension cost and investments in equity affiliates.

     The following table summarizes sales by product category for the years ended September 30 (in millions):

                                                            1998      1999      2000
                                                           ------    ------    ------
Commercial avionics products.............................  $1,095    $1,213    $1,231
In-flight entertainment products.........................     118       333       355
Defense electronics products.............................     813       892       924
                                                           ------    ------    ------
          Total..........................................  $2,026    $2,438    $2,510
                                                           ======    ======    ======

                                ROCKWELL COLLINS

     The following table reflects sales for the years ended September 30 and property by geographic region at September 30 (in millions):

                                                     SALES                     PROPERTY
                                           --------------------------    --------------------
                                            1998      1999      2000     1998    1999    2000
                                           ------    ------    ------    ----    ----    ----
United States............................  $1,337    $1,586    $1,495    $296    $346    $379
Europe...................................     350       503       552      13       4      23
Asia-Pacific.............................     141       168       234      10      11      11
Canada...................................     120       117       156      --      --      --
Africa/Middle East.......................      43        42        47      --      --      --
Latin America............................      35        22        26       3       4       4
                                           ------    ------    ------    ----    ----    ----
          Total..........................  $2,026    $2,438    $2,510    $322    $365    $417
                                           ======    ======    ======    ====    ====    ====

     Sales are attributed to the geographic regions based on the country of destination.


22. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                                    2000 QUARTERS
                                                     --------------------------------------------
                                                     FIRST    SECOND    THIRD    FOURTH     2000
                                                     -----    ------    -----    ------    ------
                                                                    (IN MILLIONS)
Sales..............................................  $563      $618     $627      $702     $2,510
Cost of sales......................................   409       458      448       530      1,845
Net income.........................................    67        59       69        74        269

                                                                    1999 QUARTERS
                                                     --------------------------------------------
                                                     FIRST    SECOND    THIRD    FOURTH     1999
                                                     -----    ------    -----    ------    ------
                                                                    (IN MILLIONS)
Sales..............................................  $528      $573     $628      $709     $2,438
Cost of sales......................................   388       406      463       525      1,782
Net income.........................................    77        69       69        76        291


     The sale of the railroad electronics business occurred in the first quarter of 1999 (see Note 17).



23. OTHER MATTERS


     Commencing in the third quarter of 2000, Avionics and Communications incurred costs that management anticipated would be recovered under an in-flight network system contract. As a result of information which became available in March 2001, management concluded that the contract award was no longer probable and, accordingly, these costs have been presented in the financial statements as an expense in the periods incurred. These costs were $16 million for the year ended September 30, 2000 and $8 million for the six months ended March 31, 2001.

                                                                     SCHEDULE II

                                ROCKWELL COLLINS

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED SEPTEMBER 30, 2000, 1999 AND 1998


                                                          CHARGED
                                             BALANCE         TO                                   BALANCE
                                                AT         COSTS                                     AT
                                            BEGINNING       AND                                    END OF
DESCRIPTION                                 OF YEAR(a)    EXPENSES    OTHER(b)   DEDUCTIONS(c)    YEAR(a)
-----------                                 ----------   ----------   --------   -------------   ----------
Year ended September 30, 2000:
  Allowance for doubtful accounts.........     $  8         $--          $2          $ --           $ 10
  Allowance for excess and obsolete
     inventories..........................       89          10          13           (17)            95
Year ended September 30, 1999:
  Allowance for doubtful accounts.........        9           1          --            (2)             8
  Allowance for excess and obsolete
     inventories..........................      103           3          (8)           (9)            89
Year ended September 30, 1998:
  Allowance for doubtful accounts.........       16           5           1            (4)             9
                                                             (9)(d)
  Allowance for excess and obsolete
     inventories..........................       50          27          35            (9)           103


---------------
(a) Includes allowances for trade and other long-term receivables.

(b) Consists principally of amounts relating to businesses acquired and businesses disposed of.

(c) Amounts written off.

(d) Recovery of amounts previously written off.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of New Rockwell Collins, Inc.:

     We have audited the accompanying balance sheet of New Rockwell Collins, Inc. (a wholly-owned subsidiary of Rockwell International Corporation) as of April 10, 2001. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of New Rockwell Collins, Inc. (a wholly-owned subsidiary of Rockwell International Corporation) as of April 10, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
April 12, 2001

                           NEW ROCKWELL COLLINS, INC.

                                 BALANCE SHEET
                                 APRIL 10, 2001

                               ASSETS
Cash........................................................  $1,000
                                                              ------
Total Assets................................................  $1,000
                                                              ======
                        SHAREOWNER'S EQUITY
Common stock, $.01 par value; 1,000 shares authorized,
  issued and outstanding....................................  $   10
Additional paid-in capital..................................     990
                                                              ------
Shareowner's Equity.........................................  $1,000
                                                              ======

                             NOTE TO BALANCE SHEET

BASIS OF PRESENTATION

     The balance sheet of New Rockwell Collins, Inc. (New Rockwell Collins) consists of the accounts of an inactive wholly-owned subsidiary of Rockwell International Corporation (Rockwell). New Rockwell Collins was incorporated in Delaware on March 1, 2001 in anticipation of a proposed distribution of Rockwell's avionics and communications business (Avionics and Communications) and certain other assets and liabilities of Rockwell. The distribution, which is expected to be completed in June 2001, will result in the transfer to New Rockwell Collins of the assets and liabilities of Avionics and Communications and certain other assets and liabilities of Rockwell. The shares of New Rockwell Collins common stock (including the associated preferred share purchase rights) will be distributed in a tax-free spin-off, with each Rockwell shareowner receiving one share of New Rockwell Collins common stock (including the associated preferred share purchase right) for every share of Rockwell common stock owned.

                                    PART II

               INFORMATION NOT INCLUDED IN INFORMATION STATEMENT


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 *2       Form of Distribution Agreement among Rockwell, Rockwell
          Collins and the Rockwell Science Center
 *3.1     Certificate of Incorporation of Rockwell Collins
 *3.2     By-Laws of Rockwell Collins
 *3.3     Form of Restated Certificate of Incorporation of Rockwell
          Collins
 *3.4     Form of Amended By-Laws of Rockwell Collins
 *4.1     Specimen certificate for Rockwell Collins Common Stock, par value $.01 per share
 *4.2     Form of Rights Agreement by and between Rockwell Collins and the rights agent named therein
*10.1     Form of Rockwell Collins 2001 Long-Term Incentives Plan
*10.2     Form of Rockwell Collins Directors Stock Plan
*10.3     Form of Rockwell Collins 2001 Stock Option Plan
*10.4     Form of Rockwell Collins Annual Incentive Compensation Plan
          for Senior Executive Officers
*10.5     Form of Employee Matters Agreement among Rockwell, Rockwell
          Collins and the Rockwell Science Center
*10.6     Form of Tax Allocation Agreement between Rockwell and
          Rockwell Collins
*10.7.1   Form of Change of Control Agreement between Rockwell Collins and certain executives of Rockwell Collins
*10.7.2   Schedule identifying executives of Rockwell Collins who will be party to a Change of Control Agreement in the form set
          forth as Exhibit 10.7.1 to this Registration Statement
*10.8.1   Form of Change of Control Agreement between Rockwell Collins and certain executives of Rockwell Collins
*10.8.2   Schedule identifying executives of Rockwell Collins who will be party to a Change of Control Agreement in the form set
          forth as Exhibit 10.8.1 to this Registration Statement
*10.9.1   Form of 364-Day Credit Agreement
*10.9.2   Form of Five-Year Credit Agreement


---------------
* Previously filed

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          NEW ROCKWELL COLLINS, INC.

                                          By: /s/ WILLIAM J. CALISE, JR.
                                            ------------------------------------
                                            Name: William J. Calise, Jr.
                                            Title:   Vice President


Date: June 11, 2001


                                       II-2